Exhibit 2.3

[*] Indicates that certain information in this exhibit has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
among
INVITAE CORPORATION,
CATALINA MERGER SUB A INC.,
CATALINA MERGER SUB B LLC,
CLEAR GENETICS, INC.
and
SHAREHOLDER REPRESENTATIVE SERVICES LLC,
solely in its capacity as HOLDERS’ REPRESENTATIVE
November 8, 2019

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3.13	Assets: Title, Sufficiency, Condition	49
3.14	Real Property	49
3.15	Intellectual Property; Technology; Privacy and Security; Information Systems; Disaster Recovery	49
3.16	Insurance	54
3.17	Related Party/Affiliate Transactions	54
3.18	Suppliers	55
3.19	Certain Business Practices	55
3.20	Brokers and Other Advisors	55
3.21	Disclaimer of Other Warranties	55
Article IV REPRESENTATIONS AND WARRANTIES OF PARENT		55
4.1	Organization	56
4.2	Authority; Non-Contravention	56
4.3	Governmental Approvals	56
4.4	SEC Documents	57
4.5	Shares of Common Stock	57
4.6	Availability of Funds	58
4.7	No Reliance	58
Article V CERTAIN AGREEMENTS OF THE PARTIES		58
5.1	Conduct of the Business	58
5.2	Stockholder and Other Holder Approvals	61
5.3	Commercially Reasonable Efforts	61
5.4	Public Announcements	62
5.5	Access to Information	63
5.6	Confidentiality	63
5.7	Notification of Certain Matters	63
5.8	Tax Matters	64
5.9	Employment Related Agreements	67
5.10	Employee Matters and Company Plans	68
5.11	No Negotiations, Etc	68
5.12	Termination of the Company Option Plan	69
5.13	Registration of Shares	69
5.14	Absence of Certain Changes	69
5.15	New York Stock Exchange Listing	69
5.16	Director and Officer Indemnification and Insurance	70
Article VI CONDITIONS TO CLOSING		70
6.1	Conditions to Obligations of Parent, Merger Sub A and Merger Sub B	71
6.2	Conditions to Obligation of the Company	73
Article VII TERMINATION		74
7.1	Termination	74
7.2	Effect of Termination	75
Article VIII SURVIVAL AND INDEMNIFICATION		76
8.1	Survival	76
8.2	Indemnification	76

2

8.3	Offset Right	79
8.4	Claims for Indemnification; Resolution of Conflicts	81
8.5	Holders’ Representative	85
Article IX GENERAL PROVISIONS		88
9.1	Interpretation	88
9.2	Notices	89
9.3	Assignment and Succession	90
9.4	Amendment or Supplement	90
9.5	Waivers	90
9.6	Entire Agreement	91
9.7	No Third-Party Beneficiaries	91
9.8	Remedies Cumulative	91
9.9	Specific Performance	91
9.10	Severability	91
9.11	Costs and Expenses	92
9.12	Time of Essence	92
9.13	Counterparts	92
9.14	Governing Law	92
9.15	Exclusive Jurisdiction; Venue; Service of Process	92
9.16	Consent to Representation; Privileged Communications	92

LIST OF EXHIBITS
Exhibit A     –     Form of Written Consent and Joinder Agreement
Exhibit B     –     Form of Certificate of Reverse Merger
Exhibit C     –     Form of Certificate of Forward Merger
Exhibit D     –     List of Continuing Employees
Exhibit E     –     Form of Employment Documents
Exhibit F     –     Form of Registration Rights Agreement
Exhibit G     –     List of Third Party Notices

3

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into and dated as of November 8, 2019 (the “Agreement Date”) by and among: (i) Invitae Corporation, a Delaware corporation (“Parent”); (ii) Catalina Merger Sub A Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub A”); (iii) Catalina Merger Sub B LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub B”); (iv) Clear Genetics, Inc., a Delaware corporation (the “Company”); and (v) Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Holders (the “Holders’ Representative”), but solely with respect to the provisions expressly applicable to the Holders’ Representative as set forth herein. Each of Parent, Merger Sub A, Merger Sub B, the Company and the Holders’ Representative may be individually referred to herein as a “Party” and collectively referred to herein as the “Parties.” Capitalized terms used herein have the meanings ascribed thereto in ARTICLE I or elsewhere in this Agreement as identified in ARTICLE I.
RECITALS
WHEREAS, the Company, Parent and Merger Sub A intend to effect a merger of Merger Sub A with and into the Company (the “Reverse Merger”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), whereupon consummation of the Reverse Merger, Merger Sub A shall cease to exist and the Company shall become a Subsidiary of Parent;
WHEREAS, as part of the same overall transaction, promptly following the Reverse Merger, the Company, Parent and Merger Sub B intend to effect a merger of the Company with and into Merger Sub B (the “Forward Merger” and, together with the Reverse Merger, the “Mergers”) in accordance with this Agreement and the Delaware Limited Liability Company Act (the “DLLCA”), whereupon consummation of the Forward Merger, the Company shall cease to exist and Merger Sub B shall survive the Forward Merger as a continuing Subsidiary of Parent;
WHEREAS, the respective board of directors of Parent, the Company, Merger Sub A and Merger Sub B have each approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Mergers, in accordance with the DGCL, the DLLCA and upon the terms and subject to the conditions set forth herein;
WHEREAS, in connection with the transactions contemplated hereby, each option (a “Company Option”) to acquire shares of the Company’s Common Stock, par value $0.0001 per share (the “Company Stock”) that is unexpired, unexercised and outstanding immediately prior to the Closing shall (i) become fully vested with respect to all shares exercisable thereunder (other than any Company Option held by a former Employee that is, by its terms, no longer eligible for vesting), and (ii) be cancelled in exchange for the right to receive (without interest) the consideration set forth herein;
WHEREAS, in connection with the transactions contemplated hereby, all shares of Company Stock subject to vesting shall become fully vested;

WHEREAS, in connection with the transactions contemplated hereby, each Simple Agreement for Future Equity (a “Company SAFE”) between the Company and the holder thereof (a “Company SAFE Holder”) that is outstanding immediately prior to the Closing shall have converted in accordance with its terms into (i) shares of Company Stock, which shares shall be entitled to the right to receive (without interest) the consideration set forth herein or (ii) cash payable by the Company, and otherwise cancelled;
WHEREAS, in connection with the transactions contemplated hereby, that certain Convertible Promissory Note issued by the Company to the Company Noteholder on October 5, 2016 (the “Company Note”), to the extent it remains outstanding and unpaid immediately prior to the Closing, shall have converted in accordance with its terms into (i) shares of Company Stock, which shares shall be entitled to the right to receive (without interest) the consideration set forth herein or (ii) cash payable by the Company, and otherwise cancelled;
WHEREAS, promptly following the execution and delivery of this Agreement, and as an inducement to Parent’s willingness to enter into this Agreement, in accordance with Sections 228(a) and 228(c) of the DGCL, the Company has agreed to seek a written consent and joinder agreement in the form attached as Exhibit A hereto (a “Written Consent and Joinder Agreement”), executed by all Holders of the outstanding shares of Company Stock (including shares of Company Stock issuable upon conversion of the Company SAFEs and the Company Note), pursuant to which such Holders will do the following: (i) approve this Agreement, the Mergers and the other transactions and arrangements contemplated hereby; (ii) agree to the indemnification provisions set forth herein; (iii) make customary representations and warranties relating to an investment in shares of Parent Common Stock (including, as applicable, with the assistance of a “purchaser representative” for such purpose) if receiving shares of Parent Common Stock pursuant to this Agreement; and (iv) release the Company against certain claims;
WHEREAS, concurrent with the execution and delivery of this Agreement the Company has delivered to Parent a Support Agreement executed by the founders of the Company pursuant to which such founders agree to approve this Agreement, the Mergers and the other transactions and arrangements contemplated hereby and otherwise take certain actions in support thereof; and
WHEREAS, for U.S. federal income Tax purposes, it is intended that the Mergers contemplated herein shall be considered together as a single integrated transaction for U.S. federal income Tax purposes and that the Mergers shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, in accordance with Revenue Ruling 2001-46, 2001-2 C.B. 321.
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS; CONSTRUCTION
1.1    Certain Definitions. The following terms shall have the following meanings in this Agreement:
“Accredited Investor” means a Person that is an “accredited investor” as defined in Rule 501 of Regulation D of the Securities Act.
“Accounting Methodology” means the accounting methods, practices and procedures used to prepare the Financial Statements.
“Action” means any claim, controversy, suit, action or cause of action, litigation, arbitration, investigation, opposition, interference, audit, hearing, demand, assessment, complaint, citation, proceeding, order or other legal proceeding (whether sounding in contract or tort or otherwise, whether civil, criminal, administrative or otherwise and whether brought at law or in equity or under arbitration or administrative regulation).
“Advisor Payments” mean any and all payments which are made in lieu of equity grants to those advisors to the Company identified in Section 3.10(a) of the Disclosure Schedule, which payments are described in Section 1.1 of the Disclosure Schedule.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. For the avoidance of doubt, from and after the Closing Date, the Company shall be deemed not to be an Affiliate of the Holders.
“Aggregate Option Payment” means the aggregate amount (net of applicable exercise prices) payable to the Company Optionholders pursuant to Section 2.7(a)(A).
“Anti-Kickback Statute” means the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), and all regulations promulgated thereunder.
“Base Cash Amount” means (i) $25,000,000 minus (ii) the Advisor Payments.
“Base Purchase Price” means (i) $50,000,000 minus (ii) the Advisor Payments.
“Business” means the business of providing an automated web-based application (chatbots) for personalized risk assessments with respect to genetic information to healthcare providers, patients, and healthcare systems, with such tools that may include automatic collection of patient and family history, delivery of risk assessment, patient triaging, genetic counseling services, and provision of personalized healthcare information for patients and their medical practitioner.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in San Francisco, California are authorized or required by Law or order to remain closed.
“CERCLA” is defined within the definition of “Environmental Laws” below.
“Change in Control Payments” means (i) any bonus, severance or other payment that is created, accelerated, accrues or becomes payable by the Company to any present or former director, stockholder, Employee or Consultant, including pursuant to an employment agreement, Company Plan or any other Contract and (ii) without duplication of any other amounts included within the definition of Company Transaction and Bonus Expenses, any other payment, expense, or fee that accrues or becomes payable by the Company to any Person under any Contract as a result of the consummation of the Transactions (including the Mergers) or in connection with the execution and delivery of the Agreement or any other Transaction Agreement.
“Charter Documents” means, with respect to any entity, the certificate of incorporation and bylaws or similar organizational documents of such entity.
“Closing Cash” means the fair market value of all cash and cash equivalents held by the Company as of the Closing (before taking into account the consummation of the transactions contemplated hereby), determined in accordance with the Accounting Methodology, excluding, to the extent applicable, (i) outstanding (uncleared) checks, drafts, wire transfers or deposits in transit, and other debits and credits in-process, (ii) restricted balances, (iii) amounts held in escrow, (iv) amounts held in banks outside of the United States in accounts that cannot be readily expatriated due to foreign exchange controls or other applicable Laws, (v) the proceeds of any casualty loss with respect to any asset held or owned by the Company (to the extent that any such asset has not been repaired or replaced or the liability for the repair or replacement of such asset has not been paid or accrued as a current liability), and (vi) cash received with respect to unperformed work or installations and reflected as deferred revenues on the Estimated Balance Sheet.
“Closing Net Working Capital” means, as of the Closing, an amount equal to (i) the sum of (x) the current assets of the Company, other than cash and cash equivalents, plus (y) Closing Cash, reduced by (ii) the liabilities of the Company (excluding Company Debt, but including all Company Transaction and Bonus Expenses other than the Advisor Payments), in each case as determined in accordance with the Accounting Methodology.
“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Collection and Use” (and its variants) means the collection, use interception, storage, receipt, purchase, sale, maintenance, transmission, transfer, disclosure, processing and/or use of Personal Data.
“Company Debt” means, as at any time with respect to the Company, without duplication, all Liabilities with respect to principal, accrued and unpaid interest, penalties, premiums and any other fees, expenses and breakage costs on and other payment obligations arising under any (i)

indebtedness for borrowed money (including amounts outstanding under overdraft facilities), (ii) indebtedness issued in exchange for or in substitution for borrowed money, (iii) obligations for the deferred purchase price of property, goods or services other than trade payables arising in the Ordinary Course of Business (but including any deferred purchase price Liabilities, earnouts, contingency payments, seller notes, promissory notes or similar Liabilities, in each case, related to past acquisitions by the Company and for the avoidance of doubt, whether or not contingent), (iv) obligations evidenced by any note, bond, debenture, guarantee or other debt security or similar instrument or Contract, (v) all liabilities under capitalized leases, (vi) all obligations, contingent or otherwise, in respect of amounts drawn under letters of credit and banker’s acceptance or similar credit transactions, (vii) obligations under Contracts relating to interest rate protection or other hedging arrangements, to the extent payable if such Contract is terminated at Closing, and (viii) guarantees of the types of obligations described in sub clauses (i) though (vii) above. For the avoidance of doubt, the Company Note shall not constitute Company Debt for the purposes of this Agreement.
“Company Fundamental Representations” means the representations and warranties contained in Section 3.1(a), (c) and (d) (Organizational Matters), Section 3.2 (Noncontravention) (excluding clause (z) of Section 3.2(d), Section 3.3 (Capitalization), Section 3.4 (No Consents or Approvals), Section 3.9 (Taxes), and Section 3.20 (Brokers and Other Advisors).
“Company Intellectual Property Rights” means all Intellectual Property Rights owned by the Company or used by the Company in connection with the business of the Company as currently conducted, including all Intellectual Property Rights in and to Company Technology.
“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company.
“Company Noteholder” means Alchemist Accelerator Fund I, LLC.
“Company Option Plan” means the Company’s 2016 Stock Plan.
“Company Optionholder” means each Person holding a Company Option.
“Company Plans” means (i) “employee benefit plans” (as defined in Section 3(3) of ERISA, as amended), (ii) individual employment, consulting, change in control, severance or other agreements or arrangements and (iii) other benefit plans, policies, agreements or arrangements, including bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, profit sharing, change in control, severance, pension, retirement, welfare, sick leave, vacation, loans, salary continuation, health, dental, disability, flexible spending account, service award, fringe benefit, life insurance and educational assistance plan, policies, agreements or arrangements, whether written or oral, under which any Employee, Consultant or director of the Company participates and which is maintained, contributed to or participated in by the Company, or with respect to which the Company has or may have any obligation or liability, contingent or otherwise.
“Company Stockholder” means a holder of Company Stock as of the Agreement Date.

“Company Technology” means any and all Technology that is owned by the Company or used in connection with the Business of the Company as currently conducted, including Proprietary Software.
“Company Transaction and Bonus Expenses” means an amount equal to (i) the aggregate fees and expenses payable or reimbursable by the Company to third parties in connection with negotiation, entering into and consummation of this Agreement and the Transactions, including the fees and expenses of investment bankers, finders, consultants, attorneys, accountants and other advisors engaged by the Company in connection with the Transactions, plus (ii) all Change in Control Payments, plus (iii) all employer-portion payroll or employment Taxes incurred in connection with the treatment of the Company Options in connection with the Transactions (including cancellation, exercise or payment) or any Change in Control Payments plus (iv) the lesser of (a) one-half of the premium of the D&O Tail Policy and (b) $4,000. For the avoidance of doubt, the following shall not constitute Company Transaction and Bonus Expenses: (x) any severance payments as a result of any terminations effected by Parent after the Closing; (y) any “double trigger” change of control obligations which have, as a second trigger, any termination effected by Parent following the Closing; and (z) any retention or similar bonus awarded by Parent or committed by Parent to be paid following the Closing.
“Consenting Holder” means a Holder that has consented to the Transactions and delivered a duly completed and executed Written Consent and Joinder Agreement.
“Consenting Shares” means all shares of Company Stock (including shares of Company Stock issuable upon conversion of the Company SAFEs and the Company Note) held by the Consenting Holders.
“Contract” means any contract, loan or credit agreement, debenture, note, guaranty, bond, mortgage, indenture, deed of trust, license, lease or other agreement that is legally binding.
“Disclosure Schedule” means a document delivered by the Company to Parent referring to the representations and warranties in ARTICLE III.
“Dissenting Shares” means shares of Company Stock held by a Holder who has properly demanded and not effectively withdrawn or lost such Holder’s appraisal, dissenters’ or similar rights for such shares under the DGCL.
“DOL” means the United States Department of Labor.
“DR Plans” means the Company’s disaster recovery and business continuity plans.
“Environmental Laws” means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.) (“CERCLA”), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act

(42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents and any transfer of ownership notification or approval statute, as each has been amended and the regulations promulgated pursuant thereto.
“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, liens, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any Action, claim or demand by any other Person or in response to any violation of Environmental Law, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or administrative regulation, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental Permit, order or agreement with any Governmental Authority or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or Release or threatened Release of Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, all as from time to time in effect, and any successor Laws thereto.
“European Economic Area” means the member countries of the European Union, Norway, Iceland and Lichtenstein.
“Expense Fund Amount” means $350,000.
“False Claims Act” means the Federal False Claims Act, 31 U.S.C. § 3729 et seq., and all regulations promulgated thereunder.
“Final Purchase Price” means the sum of (i) the Base Purchase Price, minus (ii) the Company Debt, minus (iii) the amount, if any, by which the Net Working Capital Threshold exceeds the Closing Net Working Capital.
“Fully Diluted Shares of Company Stock” means the sum, without duplication, of (a) the aggregate number of shares of Company Stock that are issued and outstanding immediately prior to the Closing, plus (b) the aggregate number of shares of Company Stock issuable upon exercise or conversion, as applicable, of all Company Options, all Company SAFEs and the Company Note immediately prior to the Closing (assuming, for this purpose, (x) acceleration of all vesting periods applicable to the Company Options and shares of Company Stock, and (y) conversion of all Company SAFEs and the Company Note into Company Stock in lieu of cash or cancellation of such Company SAFEs or the Company Note).
“Fundamental Representations” means, collectively, the Company Fundamental Representations and the Parent Fundamental Representations.

“GAAP” means the generally accepted accounting principles in the United States.
“Governmental Authority” means any (i) federal, state, local, municipal, foreign or other government, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal) or (iii) other body entitled to exercise any administrative, executive, judicial, legislative, police or regulatory authority.
“Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.
“Health Care Laws” means any Laws relating to health care regulatory and reimbursement matters, including (i) the Federal Ethics in Patient Referrals Act, 42 U.S.C. § 1395nn, and all regulations promulgated thereunder, (ii) the Anti-Kickback Statute, (iii) the False Claims Act, (iv) the Occupational Safety and Health Act, and all regulations, agency guidance or similar legal requirements promulgated thereunder that apply to the Company or its Business, (v) the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 321 et seq., and all regulations, agency guidance or similar legal requirements promulgated thereunder that apply to the Company or its Business, (vi) the Public Health Service Act, 42 U.S.C. § 201 et seq., and all regulations, agency guidance or similar legal requirements promulgated thereunder that apply to the Company or its Business, (vii) the Clinical Laboratory Improvement Amendments, 42 U.S.C. § 263a, and all regulations, agency guidance or similar legal requirements promulgated thereunder that apply to the Company or its Business, (viii) applicable Laws of the United States Drug Enforcement Administration, (ix) the Medicare Act, 42 U.S.C. § 1395 et seq., and all regulations, agency guidance, or similar legal requirements promulgated thereunder that apply to the Company or its Business, (x) state self-referral, anti-kickback, fee-splitting and patient brokering Laws, (xi) Information Privacy and Security Laws, including those related to genetic testing and the privacy of genetic testing results, and (xii) state Laws governing the licensure and operation of clinical laboratories and billing for clinical laboratory services.
“HIPAA” means, collectively, the Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), implementing regulations promulgated thereunder and related guidance issued from time to time.
“Holder Indemnified Persons” means the Holders and their Affiliates and each of their respective equity holders, directors, officers, employees, agents, successors and assigns.
“Holders” means, collectively, the Company Stockholders, the Company SAFE Holders, the Company Noteholder and the Company Optionholders.
“Holders’ Representative Losses” means any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses of any nature (including the reasonable fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) arising out of or in connection with the Holders’ Representative’s execution and performance of this Agreement and any agreements ancillary hereto.
“Indemnification Hold-Back Cash Amount” means the product of (i) the Indemnification Hold-Back Value multiplied by (ii) the Indemnification Hold-Back Cash Proportion.
“Indemnification Hold-Back Cash Proportion” means the quotient of (i) the number of shares of Company Stock reflected in the Fully Diluted Shares of Company Stock that are either (x) Consenting Shares held by Holders that are not Accredited Investors, or (y) not Consenting Shares divided by (ii) the Fully Diluted Shares of Company Stock.
“Indemnification Hold-Back Share Amount” means the sum of (i) the Indemnification Hold-Back Value minus (ii) the Indemnification Hold-Back Cash Amount.
“Indemnification Hold-Back Shares” means a number of shares of Parent Common Stock equal to the quotient of (i) the Indemnification Hold-Back Share Amount, divided by (ii) the Merger Consideration Share Price.
“Indemnification Hold-Back Shares Value” means, as of any particular time, the cash value of the Indemnification Hold-Back Shares which remain subject to the Offset Right in accordance with Section 8.3, based on the average closing price for shares of Parent Common Stock on the New York Stock Exchange (or any other exchange which is then the primary exchange upon which shares of Parent Common Stock are traded) for the immediately preceding period of twenty (20) trading days, as adjusted by any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to shares of Parent Common Stock during such twenty (20) trading day period.
“Indemnification Hold-Back Value” means $7,500,000.
“Indemnified Person” means a Parent Indemnified Person or a Holder Indemnified Person, as applicable.
“Indemnifying Party” means Parent or the Holders (including, where applicable, Holders’ Representative on behalf of the Holders, except for provisions relating to an obligation to make or a right to receive any payments), as applicable.
“Information Privacy and Security Laws” means all applicable Laws concerning the privacy and/or security of Personal Data (including any Laws of jurisdictions where the Personal Data was collected), and all regulations promulgated thereunder, including, where applicable, HIPAA, state data privacy and breach notification Laws, state social security number protection Laws, any applicable Laws concerning requirements for website and mobile application privacy policies and practices, data or web scraping, call or electronic monitoring or recording or any outbound communications (including, outbound calling and text messaging, telemarketing, and e-mail marketing), the European Union Directive 95/46/EC, the European Union General Data Protection Regulation (GDPR), the Federal Trade Commission Act, the Gramm Leach Bliley Act, the Fair

Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, Children’s Online Privacy Protection Act, and state consumer protection Laws.
“Information Statement” shall mean an information statement prepared by the Company for the purpose of soliciting (i) written consents of the Holders in favor of the adoption of this Agreement and the approval of the Transactions (including the Mergers) and (ii) Written Consent and Joinder Agreements from Holders. Without limitation, the Information Statement shall include such information as shall be appropriate to ensure that the issuance of Parent Common Stock as contemplated by this Agreement qualifies for the exemption from registration under the Securities Act pursuant to Rule 506 of Regulation D thereunder with the assumption that all Holders receiving any consideration in the form of Parent Common Stock hereunder qualify as Accredited Investors.
“Information System” means software, hardware, computer and telecommunications equipment and other information technology and related services.
“Intellectual Property Rights” means the entire right, title and interest in and to all proprietary rights of every kind and nature however denominated, throughout the world, including: (i) patents, industrial designs, copyrights, mask work rights, trade secrets, database rights and all other proprietary rights in Technology; (ii) trademarks, trade names, service marks, service names, brands, trade dress, logos and other indicia of origin and the goodwill and activities associated therewith; (iii) domain names, rights of privacy and publicity and moral rights; (iv) any and all registrations, applications, recordings, licenses, common-law rights and contractual rights relating to any of the foregoing; and (v) all Actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom and all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.
“Intentional Fraud” means the willful and knowing commission of fraud with the specific intent to deceive and mislead.
“IRS” means the United States Internal Revenue Service.
“Knowledge” means (i) with respect to any individual, the actual knowledge following due inquiry of the specified individual, and (ii) with respect to any entity, the actual knowledge of the executive officers of such entity following due inquiry; provided, however, the terms “Knowledge of the Company” or “to the Company’s Knowledge” each mean the actual knowledge following due inquiry of Moran Snir and Guy Snir.
“Law” means any United States federal, state or local or any foreign law, statute, standard, ordinance, code, rule or regulation, resolution or promulgation, agency guidance or similar legal requirement or any Order or any Permit granted under any of the foregoing or any similar provision having the force or effect of law and includes Health Care Laws and Information Privacy and Security Laws.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or not asserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.
“Lien” means any charge, encumbrance, claim, community or other marital property interest, equitable ownership interest, collateral assignment, lien (statutory or otherwise), license, option, pledge, security interest, mortgage, deed of trust, attachment, right of way, easement, restriction, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any equity interest), transfer, receipt of income or exercise of any other attribute of ownership of any kind or nature whatsoever affecting or attached to any asset.
“Loss” means, with respect to any Person, any cost, damage (including incidental and consequential damages as well as any diminution in value, in each case, only to the extent such damages are reasonably foreseeable and determinable), expense, Liability, loss, injury and Tax, including interest, penalties, fees, fines, reasonable out-of-pocket legal, accounting and other professional fees and reasonable out-of-pocket expenses incurred in the investigation, collection, prosecution, determination, defense and settlement of such Losses (including, in each case, in connection with the enforcement of any claim for indemnification hereunder), that is incurred or suffered by such Person; provided, that “Losses” shall not include punitive damages (unless such punitive damages are payable in connection with a Third Party Claim).
“Material Adverse Effect” means with respect to the Company or Parent, as applicable, any fact, condition, event, occurrence, change, circumstance or effect that, individually or in the aggregate with all other facts, conditions, changes, circumstances and effects with respect to which such defined term is used in this Agreement, has, or would reasonably be expected to (i) have a material adverse effect on the business, assets, operations, results of operations, or financial condition of such Party, or (ii) materially and adversely impair such Party’s ability to, perform its obligations under the Transaction Agreements to which it is a party without material delay, or to consummate the Transactions under such Transaction Agreements; provided, however, that any determination of whether there has been a Material Adverse Effect shall not include any adverse effect, change, event, occurrence or state of facts (whether short term or long term): (s) that generally affects the industry in which the Company or Parent, as applicable, operates so long as such Party is not disproportionately affected thereby relative to other participants in such industry; (t) that results from general economic or political conditions in any country where such Party’s business is conducted so long as such Party is not disproportionately affected relative to the other companies therein; (u) arising out of or attributable to any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (v) arising out of or attributable to any acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (w) consisting of any changes in applicable Laws, regulations, rules, orders, or other binding directives issued by any Governmental Authority, or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (x) consisting of any natural or man-made disaster or acts of God; (y) consisting of any failure by such Party to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); or (z) that results from the taking or announcement of any action (or inaction) specifically contemplated or required to be taken by this Agreement; including the announcement or consummation of the Transactions.
“Merger Consideration Share Price” means the average closing price for shares of Parent Common Stock on the New York Stock Exchange (or any other exchange which is then the primary exchange upon which shares of Parent Common Stock are traded) for the twenty (20) trading day period immediately preceding the Agreement Date, as adjusted by any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to shares of Parent Common Stock during such twenty (20) trading day period; provided, however, that if, on the Closing Date the closing price for shares of Parent Common Stock is lower than such average price as of the Agreement Date by more than 2% or higher than such average price by more than 2%, then (i) if lower, the Merger Consideration Share Price shall equal the product of (x) 102% and (y) the closing price for shares of Parent Common Stock on the New York Stock Exchange (or any other exchange which is then the primary exchange upon which shares of Parent Common Stock are traded) on the Closing Date, or (ii) if higher, the Merger Consideration Share Price shall equal the product of (x) 98% and (y) the closing price for shares of Parent Common Stock on the New York Stock Exchange (or any other exchange which is then the primary exchange upon which shares of Parent Common Stock are traded) on the Closing Date.
“Net Working Capital Threshold” means $250,000.
“Nonqualified Deferred Compensation Plan” has the meaning given such term in Section 409A(d)(1) of the Code.
“Order” means any order, injunction (whether temporary, preliminary or permanent), judgment, decree, assessment, award or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority.
“Ordinary Course of Business” means the ordinary course of business of the Company consistent with past practice.
“Parent Common Stock” means shares of Parent’s common stock, par value $0.0001 per share, or any other shares of capital stock into which such common stock may be reclassified, converted or exchanged.
“Parent Fundamental Representations” means the representations and warranties contained in Section 4.1 (Organization) and Section 4.2 (Authority; Noncontravention).
“Parent Indemnified Person” means each of the Company (following the Closing), Parent, Merger Sub A, Merger Sub B (a/k/a the Surviving Company) and their respective Affiliates and each of the respective directors, officers, employees, agents, successors and assigns of each of the foregoing Persons.
“Parent Material Adverse Effect” means a Material Adverse Effect with respect to Parent.
“Per Share Aggregate Upfront Consideration” means the quotient of (i) the sum of (x) the Upfront Purchase Price, minus (y) the Indemnification Hold-Back Value, minus (z) the Expense Fund Amount, divided by (ii) the Fully Diluted Shares of Company Stock.
“Per Share Upfront Cash Consideration” means the quotient of (i) the sum of (v) the Base Cash Amount, minus (w) the Aggregate Option Payment, minus (x) the Substitute Cash Payment Amount, minus (y) the Indemnification Hold-Back Cash Amount, minus (z) the Expense Fund Amount, divided by (ii) the number of Consenting Shares held by Holders that are Accredited Investors (assuming, for this purpose, (x) acceleration of all vesting periods applicable to the Company Options and shares of Company Stock, and (y) conversion of all Company SAFEs and the Company Note into Company Stock in lieu of cash or cancellation of such Company SAFEs or the Company Note).
“Per Share Upfront Stock Consideration” means the quotient of (i) the sum of (x) the Stock Consideration Shares, minus (y) the Indemnification Hold-Back Shares, divided by (ii) the number of Consenting Shares held by Holders that are Accredited Investors (assuming, for this purpose, (x) acceleration of all vesting periods applicable to the Company Options and shares of Company Stock, and (y) conversion of all Company SAFEs and the Company Note into Company Stock in lieu of cash or cancellation of such Company SAFEs or the Company Note).
“Permit” means any permit, license, franchise, certificate, accreditation approval, registration, notification or authorization from any Governmental Authority, or required by any Governmental Authority to be obtained, maintained or filed.
“Permitted Liens” means: (i) statutory liens with respect to the payment of Taxes, in all cases which are not yet due or payable or that are being contested in good faith by appropriate actions and for which appropriate reserves with respect thereto have been established on the books and records of the Company; and (ii) statutory liens of landlords, suppliers, mechanics, carriers, materialmen, warehousemen, service providers or workmen and other similar Liens imposed by Law created in the Ordinary Course of Business the existence of which could not constitute a default or breach under any of the Company’s Contracts for amounts that are not yet delinquent and are not, individually or in the aggregate significant.
“Person” means any natural person, corporation, limited liability company, partnership, association, trust or other entity, including a Governmental Authority.
“Personal Data” means, as applicable, (i) any and all information about an individual that either contains data elements that identify the individual or with respect to which there is a reasonable basis to believe the information can be used to identify the individual, (ii) any information that enables a Person to contact the individual (such as information contained in a cookie or an electronic device fingerprint) and (iii) any and all other information, the collection, use, sharing, transfer or other processing of which is regulated by any applicable Law in relation to data protection, data privacy or personal privacy, including personal healthcare information. Personal Data includes (v) personal identifiers such as name, address, Social Security Number, date of birth, driver’s license number or state identification number, Taxpayer Identification Number and passport number, (w) financial information, including credit or debit card numbers, account numbers, access codes, consumer report information and insurance policy number, (x) demographic information, (y) unique biometric data, such as fingerprint, retina or iris image, voice print or other unique physical representation and (z) individual medical or health information (including information of patients, customers, employees, workers, contractors, and third parties who have provided information to the Company, and including information relating to services provided by or to third parties). For avoidance of doubt, Personal Data does not include information that has been irreversibly anonymized so that it can no longer enable anyone, whether in combination with other information or otherwise, to identify the individual(s).
“Personal Data Obligations” means the Company’s privacy policies (or applicable terms of use) as published on any Company websites or mobile applications or any other privacy policies (or applicable terms of use), Contracts, documents or promises or representations agreed to with employees, consumers or customers, or other Persons, and any applicable Laws, or applicable industry standards, regarding Collection and Use of Personal Data, including but not limited to Laws regarding the use of Personal Data for marketing communications such as the CAN SPAM Act of 2003.
“Pre-Closing Tax Period” means (i) any taxable period ending on or before the Closing Date and (ii) with respect to a Straddle Period, any portion thereof ending on and including the Closing Date.
“Pre-Closing Taxes” means all Taxes of, or imposed on, the Company with respect to any Pre-Closing Tax Period. The amount of Taxes for a Straddle Period that shall be treated as allocable to a Pre-Closing Tax Period (x) in the case of any Taxes (i) based on or measured by income, profits, receipts, capital or net worth of the Company, (ii) imposed in connection with the sale, transfer or assignment of property by the Company or (iii) required to be withheld by the Company, shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and (y) in the case of any other Taxes (such as ad valorem Taxes), shall be equal to the product of the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period before and including the Closing Date and the denominator of which is the total number of calendar days in the entire Straddle Period.
“Pro Rata Portion” means, with respect to any Consenting Holder, the portion of the Final Purchase Price to which such Consenting Holder is allocated pursuant to the terms of this Agreement relative to the Final Purchase Price allocated to all Consenting Holders (expressed as a percentage, rounded to four decimal places, and as set forth in the Allocation Schedule).
“Products and Services” means any product or service that the Company currently offers or sells.

“Proprietary Software” means any Software that is owned by the Company and is related to the Company’s Business as conducted by the Company.
“Public Software” means any software that is (i) distributed as free software or as open source software (e.g., Linux), (ii) subject to any licensing or distribution model that includes as a term thereof any requirement for distribution of source code to licensees or third parties, patent license requirements on distribution, restrictions on future patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any Company Intellectual Property Rights through any means, (iii) licensed or distributed under any Public Software License or under less restrictive free or open source licensing and distribution models such as those obtained under the BSD, MIT, Boost Software License and the Beer-Ware Public Software Licenses or any similar licenses, (iv) a public domain dedication or (v) derived in any manner (in whole or in part) from, links to, relies on, is distributed with, incorporates or contains any software described in (i) through (iv) above.
“Public Software License” means any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the Apache License; and (viii) any licenses that are defined as OSI (Open Source Initiative) licenses as listed on the Opensource.org website.
“Reference Date” means July 8, 2016.
“Related Party” means (i) any current or former director (or nominee), or officer of the Company, (ii) any ten percent (10%) or greater Company Stockholder on a fully-diluted basis and (iii) any first-degree relative, spouse, officer, director or Affiliate of any of the foregoing Persons.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment or any natural or man-made structure.
“Representatives” means, with respect to any Person, the officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives of such Person.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, related documentation and materials (including all Source Code Materials), whether in source code, object code or human readable form, and all software programs and software systems that are classified as work-in-progress on the Closing Date.

“Source Code Materials” as it pertains to source code of any Software means: (i) the software, tools and materials utilized for the operation, development and maintenance of the Software; (ii) documentation describing the names, vendors and version numbers of (x) the development tools used to maintain or develop the Software and (y) any third-party software or other applications that form part of the source code version of the Software and are required in order to compile, assemble, translate, bind and load the Software into executable releases; (iii) all programmers’ notes, bug lists and technical information, systems and user manuals and documentation for the Software, including all job control language statements, descriptions of data structures, flow charts, technical specifications, schematics, statements or principles of operations, architecture standards and annotations describing the operation of the Software; and (iv) all test data, test cases and test automation scripts used for the testing and validating the functioning of the Software.
“Stock Consideration Shares” means a number of shares of Parent Common Stock equal to the quotient of (i) the Stock Consideration Value, divided by (ii) the Merger Consideration Share Price.
“Stock Consideration Value” means the sum of (i) the Upfront Purchase Price, minus (ii) the Base Cash Amount.
“Subsidiary” means, with respect to a Party, any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such Party in such entity’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Party or one or more Subsidiaries of such Party.
“Substitute Cash Payment Amount” means the aggregate amount payable, if any, to the Holders pursuant to Sections 2.6(c)(iii)(A) and 2.6(c)(iv)(A).
“Tax” or “Taxes” means (i) any or all federal, state, local or foreign taxes or other assessments in the nature of taxes imposed by a Taxing Authority, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, and (ii) any or all interest, penalties or additions to tax imposed by any Taxing Authority in connection with any item described in clause (i).
“Tax Returns” means, with respect to Taxes, any return, report, claim for refund, estimate, information return or statement, declaration of estimated Tax or other similar document filed or required to be filed with any Taxing Authority with respect to Taxes, including any schedule or attachment thereto and including any amendment thereof.
“Tax Sharing Agreement” means any agreement relating to the sharing, allocation or indemnification of Taxes or amounts in lieu of Taxes, or any similar Contract or arrangement, other than any Contract or arrangement entered into in the ordinary course of business the purpose of which is not primarily related to Taxes.
“Taxing Authority” means any Governmental Authority responsible for the administration, assessment and collection of any Taxes.
“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation and manuals), databases, computer software, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, works in process, derivatives, or changes, whether tangible or intangible, embodied in any form, and all documents and other materials recording any of the foregoing.
“Third Party Claim” refers to any Action that is instituted, or any claim that is asserted, by any Person not party to this Agreement in respect of an indemnifiable matter under this Agreement.
“Transaction Agreements” means this Agreement and the Written Consent and Joinder Agreements.
“Transactions” means any transaction or arrangement contemplated by this Agreement, including (i) the Mergers and the other transactions and arrangements described in the recitals to this Agreement, (ii) the execution, delivery and performance of the Transaction Agreements other than this Agreement and (iii) the payment of fees and expenses relating to such transactions by the Company and the Holders.
“Upfront Purchase Price” means the sum of (i) the Base Purchase Price, minus (ii) the estimated Company Debt, minus (iii) the amount, if any, by which the Net Working Capital Threshold exceeds the estimated Closing Net Working Capital.
Terms Defined Elsewhere in this Agreement.
For purposes of this Agreement, the following terms have meanings set forth at the section of this Agreement indicated opposite such term:

Term	Section
“1934 Act”	Section 4.4(a)
“Agreement”	Preamble
“Agreement Date”	Preamble
“Allocation Schedule”	Section 2.10
“Assets”	Section 3.13
“Balance Sheet Date”	Section 3.5(a)(i)

Term	Section
“Basket”	Section 8.2(b)(i)(A)
“Certificate of Forward Merger”	Section 2.1
“Certificates of Reverse Merger”	Section 2.1
“Certificates of Merger”	Section 2.1
“Closing”	Section 2.2
“Closing Date”	Section 2.2
“Company”	Preamble
“Company Charter Documents”	Section 3.1(d)
“Company Indemnified Persons”	Section 5.16(a)
“Company Note”	Recitals
“Company SAFE”	Recitals
“Company SAFE Holder”	Recitals
“Company Stock”	Recitals
“Company Option”	Recitals
“Company Registrations”	Section 3.15(c)
“Competing Transaction”	Section 5.11
“Confidential Information”	Section 5.6
“Conflict”	Section 3.2(d)
“Consultant”	Section 3.1(b)
“Continuing Employees”	Section 5.9
“Current Consultant”	Section 3.1(b)
“Current Employee”	Section 3.1(b)
“D&O Tail Policy”	Section 5.16(b)
“DGCL”	Recitals
“DLLCA”	Recitals
“Effective Time”	Section 2.1
“Employee”	Section 3.1(b)
“Employment Documents”	Section 5.99
“ERISA Affiliate”	Section 3.10(c)
“Estimated Balance Sheet”	Section 2.10(e)
“Exchange Agent”	Section 2.14(a)
“Exchange Agreement”	Section 2.14(a)
“Expense Fund”	Section 8.5(f)
“Final Calculation”	Section 2.18(a)
“Financial Statements”	Section 3.5(a)(i)
“First Indemnification Hold-Back Payment Date”	Section 2.19
“Forward Merger”	Recitals
“General Survival Date”	Section 8.1
“Holders’ Representative”	Section 8.5(a)
“Inbound IP Contracts”	Section 3.15(d)

Term	Section
“Initial Resolution Period”	Section 2.18(a)
“Interim Balance Sheet”	Section 3.5(a)(i)
“Interim Balance Sheet Date”	Section 3.5(a)(i)
“IP Contracts”	Section 3.15(d)
“Letter of Transmittal”	Section 2.14(b)
“Material Contract”	Section 3.12(c)
“Mergers”	Recitals
“Merger Sub A”	Preamble
“Merger Sub B”	Preamble
“Multiemployer Plan”	Section 3.10(c)
“Non-Offset Notice”	Section 8.4(b)
“Note Conversion”	Section 2.6(c)(i)
“Objection Notice”	Section 2.18(a)
“Objection Period”	Section 2.18(a)
“Offset Certificate”	Section 8.3(b)
“Offset Right”	Section 8.3(a)
“Outbound IP Contracts”	Section 3.15(d)
“Outside Date”	Section 7.1(b)
“Parent”	Preamble
“Parent Plan”	Section 1.1(a)
“Parent’s SEC Documents”	Section 4.4(a)
“Parties”	Preamble
“Payoff Amount”	Section 2.11(a)
“Post-Closing Adjustment”	Section 2.18(c)(i)
“Registration Rights Agreement”	Section 5.13
“Requisite Stockholder Approval”	Section 3.2(b)
“Reverse Merger”	Recitals
“Reviewing Party”	Section 2.18(b)
“SAFE Conversion”	Section 2.6(c)(i)
“Second Indemnification Hold-Back Payment Date”	Section 2.19
“Security Program”	Section 3.15(g)(vii)
“Settlement”	Section 8.4(a)(iv)
“Shrink Wrap Licenses”	Section 3.15(a)(i)
“Stated Damages”	Section 8.3(b)
“Straddle Periods”	Section 5.8(b)
“Survival Date”	Section 8.1
“Surviving Company”	Section 2.1
“Tax Claim”	Section 5.8(c)(i)
“Third Party Indemnification Claim Notice”	Section 8.4(a)(i)
“Third Party Software”	Section 3.15(d)

Term	Section
“Title IV Plan”	Section 3.10(c)
“Top Supplier”	Section 3.18
“Transfer Taxes”	Section 5.8(h)
“Written Consent and Joinder Agreement”	Recitals
ARTICLE II

THE CONTEMPLATED TRANSACTIONS
2.1    The Mergers. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Closing, the Parties shall cause the Reverse Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger in the form attached hereto as Exhibit B (the “Certificate of Reverse Merger”), executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in order to consummate the Merger. The Reverse Merger shall become effective at the time the Certificate of Reverse Merger is filed with the Secretary of State of the State of Delaware (the “Effective Time”). At the Effective Time, Merger Sub A shall be merged with and into the Company, and the separate corporate existence of Merger Sub A shall thereupon cease, and the Company shall continue as the surviving corporation and a wholly owned Subsidiary of Parent. Promptly after the Closing, and in all cases on the Closing Date, Parent shall cause the Forward Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger in the form attached hereto as Exhibit C (the “Certificate of Forward Merger” and, together with the Certificate of Reverse Merger, the “Certificates of Merger”), executed in accordance with the relevant provisions of the DLLCA, and shall make all other filings or recordings required under the DLLCA in order to consummate the Forward Merger. The Forward Merger shall become effective at the time the Certificate of Forward Merger is filed with the Secretary of State of the State of Delaware. At the effective time of the Forward Merger, Parent shall cause the Company to merge with and into Merger Sub B in accordance with the DLLCA, whereupon the separate existence of the Company shall cease, and Merger Sub B will be the Surviving Company. The surviving company after the Forward Merger is sometimes referred to hereinafter as the “Surviving Company.”
2.2    Closing. The closing of the Transactions (the “Closing”) shall take place at 10:00 a.m. (San Francisco time) on the second Business Day following the satisfaction or waiver of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) at the offices of Pillsbury Winthrop Shaw Pittman LLP, 12255 El Camino Real, Suite 300, San Diego, California 92130, unless another time, date or place is agreed to in writing by the Parties (the “Closing Date”).
2.3    Effects of the Mergers. The Mergers shall have the effects set forth in this Agreement, the DGCL and the DLLCA. Without limiting the generality of the foregoing and subject thereto, as a result of the Mergers, (i) all the rights, privileges and powers of the Company, Merger Sub A and Merger Sub B shall vest in the Surviving Company, (ii) all of the property, real and personal, including causes of action and every other asset of the Company, Merger Sub A and Merger Sub B, shall vest in the Surviving Company without further act or deed and (iii) all debts, liabilities and duties of the Company, Merger Sub A and Merger Sub B shall become the debts, liabilities and duties of the Surviving Company.
2.4    Organization Documents of the Surviving Company.
(a)    Certificate of Incorporation and Operating Agreement. At the Effective Time, the certificate of incorporation of the Company shall be amended and restated so as to be identical to the certificate of incorporation of Merger Sub A as in effect immediately prior to the Effective Time, except that the name of the Surviving Company in the Reverse Merger shall be the name of the Company as of immediately prior to the Effective Time. At the effective time of the Forward Merger, the limited liability company operating agreement of the Merger Sub B shall be (i) amended and restated so as to be substantively identical to the certificate of incorporation of Merger Sub A as in effect immediately prior to the effective time of the Forward Merger, except that the name of the Surviving Company shall be the name of Merger Sub A as of immediately prior to the effective time of the Forward Merger (i.e., the name of the Company as of immediately prior to the Effective Time), and (ii) the limited liability company operating agreement of the Surviving Company until thereafter amended as provided therein or by applicable Law.
(b)    Bylaws. At the Effective Time, the bylaws of the Company shall be amended and restated so as to be identical to the bylaws of Merger Sub A as in effect immediately prior to the Effective Time.
2.5    Management of the Surviving Company.
(a)    Board of Directors. Unless otherwise determined by Parent prior to the Effective Time, the Parties shall take all requisite action so that the directors of Merger Sub B immediately prior to the Effective Time shall be the directors of the Surviving Company immediately following the effectiveness of both Mergers, until their respective successors are duly elected and qualified or their earlier death, resignation or removal in accordance with the Charter Documents of the Surviving Company.
(b)    Officers. Unless otherwise determined by Parent prior to the Effective Time, the Parties shall take all requisite action so that the officers of Merger Sub B immediately prior to the Effective Time shall be the officers of the Surviving Company until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the Charter Documents of the Surviving Company.
2.6    Effect of the Reverse Merger on Capital Stock. At the Effective Time, by virtue of the Reverse Merger and without any action to be taken on the part of the holder of any shares of the Company Stock or any shares of capital stock of Merger Sub A, or on the part of the Company, Parent, Merger Sub A or any other Person, the following shall occur:
(a)    Capital Stock of Merger Sub A. Each share of capital stock of Merger Sub A issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Company and collectively shall constitute the only outstanding shares of capital stock of the Company and each stock certificate of Merger Sub A evidencing ownership of any such shares shall evidence ownership of such shares of common stock of the Company.
(b)    Cancellation of Securities Held by the Company. Any shares of Company Stock that are owned by the Company immediately prior to the Effective Time shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.
(c)    Conversion of Company Stock.
(i)    SAFE AND Note Conversions. For each Company SAFE outstanding prior to the Effective Time that is converted into shares of Company Stock in accordance with the applicable Company SAFE, such conversion is referred to herein as a “SAFE Conversion”. If the Company Note is converted into shares of Company Stock in accordance with its terms, such conversion is referred to herein as the “Note Conversion”.
(ii)    Accredited Consenting Holders. Each share of Company Stock that is (x) issued and outstanding (including as a result of the SAFE Conversion and the Note Conversion) immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.6(b)) and (y) held by a Consenting Holder that qualifies as an Accredited Investor, shall, subject to the terms and conditions of this Agreement (including Section 2.6(c)(iv) below), be converted into the right to receive (without interest) the following consideration, payable as set forth herein:
(A)    within three (3) Business Days after the Closing Date, a certificate or book entry reflecting an amount of shares of Parent Common Stock equal to the Per Share Upfront Stock Consideration (which shall reflect any adjustments required by the definition of Merger Consideration Share Price);
(B)    on the Closing Date, an amount of cash equal to the Per Share Upfront Cash Consideration;
(C)    an amount of cash equal to the quotient of (x) the amount of any Post-Closing Adjustment (to the extent payable in accordance with Section 2.18(c)(iii)), divided by (y) the Fully Diluted Shares of Company Stock;
(D)    a certificate or book entry reflecting an amount of shares of Parent Common Stock equal to the quotient of (x) the Indemnification Hold-Back Shares, to the extent released to the Holders as provided herein, divided by (y) the Consenting Shares held by Holders that are Accredited Investors (assuming, for this purpose, (1) acceleration of all vesting periods applicable to the Company Options and shares of Company Stock, and (2) conversion of all Company SAFEs and the Company Note into Company Stock in lieu of cash or cancellation of such Company SAFEs or the Company Note); and

(E)    an amount of cash equal to up to the quotient of (x) the Expense Fund Amount, to the extent released to the Holders as provided herein, divided by (y) the Fully Diluted Shares of Company Stock.
(iii)    Non-Accredited Consenting Holders. Each share of Company Stock that is (x) issued and outstanding (including as a result of the SAFE Conversion and the Note Conversion) immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.6(b)) and (y) held by a Consenting Holder that does not qualify as an Accredited Investor, shall, subject to the terms and conditions of this Agreement (including Section 2.6(c)(iv) below), be converted into the right to receive (without interest) the following consideration, payable as set forth herein:
(A)    on the Closing Date, an amount of cash equal to the Per Share Aggregate Upfront Consideration;
(B)    an amount of cash equal to the quotient of (x) the amount of any Post-Closing Adjustment (to the extent payable in accordance with Section 2.18(c)(iii)), divided by (y) the Fully Diluted Shares of Company Stock;
(C)    an amount of cash equal to up to the quotient of (x) the Indemnification Hold-Back Cash Amount, to the extent released to the Holders as provided herein, divided by (y) the sum of (i) the Fully Diluted Shares of Company Stock minus (ii) the Consenting Shares held by Holders that are Accredited Investors (assuming, for this purpose, (1) acceleration of all vesting periods applicable to the Company Options and shares of Company Stock, and (2) conversion of all Company SAFEs and the Company Note into Company Stock in lieu of cash or cancellation of such Company SAFEs or the Company Note); and
(D)    an amount of cash equal to up to the quotient of (x) the Expense Fund Amount, to the extent released to the Holders as provided herein, divided by (y) the Fully Diluted Shares of Company Stock.
(i)    Other Holders. Notwithstanding the provisions of Sections 2.6(c)(ii) and 2.6(c)(iii), to the extent that any share of Company Stock issued and outstanding (including as a result of the SAFE Conversion and the Note Conversion) immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.6(b)) is held by a Holder that is not a Consenting Holder, then such share shall, subject to the terms and conditions of this Agreement, be converted into the right to receive (without interest) the following consideration, payable as set forth herein:
(A)    on the Closing Date, an amount of cash equal to the Per Share Aggregate Upfront Consideration;
(B)    an amount of cash equal to the quotient of (x) the amount of any Post-Closing Adjustment (to the extent payable in accordance with Section 2.18(c)(iii)), divided by (y) the Fully Diluted Shares of Company Stock;

(C)    an amount of cash equal to up to the quotient of (x) the Indemnification Hold-Back Cash Amount, to the extent released to the Holders as provided herein, divided by (y) the sum of (i) the Fully Diluted Shares of Company Stock minus (ii) the Consenting Shares held by Holders that are Accredited Investors (assuming, for this purpose, (1) acceleration of all vesting periods applicable to the Company Options and shares of Company Stock, and (2) conversion of all Company SAFEs and the Company Note into Company Stock in lieu of cash or cancellation of such Company SAFEs or the Company Note); and
(D)    an amount of cash equal to up to the quotient of (x) the Expense Fund Amount, to the extent released to the Holders as provided herein, divided by (y) the Fully Diluted Shares of Company Stock.
2.7    Options. It is acknowledged and agreed by all of the Parties that:
(a)    At the Closing, each Company Option that is unexpired, unexercised and outstanding immediately prior to the Closing shall (i) become fully vested with respect to all shares exercisable thereunder, and (ii) be cancelled in exchange for the right to receive (without interest) the following consideration for each share of Company Stock issuable upon the exercise of such Company Option as of immediately prior to the Closing, payable as set forth herein:
(A)    an amount of cash equal to the sum of (x) the Per Share Aggregate Upfront Consideration, minus (y) the exercise price per share of such Company Option;
(B)    an amount of cash equal to the quotient of (x) the amount of any Post-Closing Adjustment (to the extent payable in accordance with Section 2.18(c)(iii)), divided by (y) the Fully Diluted Shares of Company Stock;
(C)    an amount of cash equal to up to the quotient of (x) the Indemnification Hold-Back Cash Amount, to the extent released to the Holders as provided herein, divided by (y) the sum of (i) the Fully Diluted Shares of Company Stock minus (ii) the Consenting Shares held by Holders that are Accredited Investors (assuming, for this purpose, (1) acceleration of all vesting periods applicable to the Company Options and shares of Company Stock, and (2) conversion of all Company SAFEs and the Company Note into Company Stock in lieu of cash or cancellation of such Company SAFEs or the Company Note); and
(D)    an amount of cash equal to up to the quotient of (x) the Expense Fund Amount, to the extent released to the Holders as provided herein, divided by (y) the Fully Diluted Shares of Company Stock.
All amounts paid to Optionholders shall be paid in accordance with Treasury Regulation Section 1.409A-3(i)(5)(iv)(A).
2.8    Rights Cease to Exist. As of the Effective Time, all shares of Company Stock, and all options, warrants and other securities convertible, exercisable or exchangeable for, or otherwise granting the right to acquire, Company Stock, shall no longer be outstanding, shall automatically be canceled and shall cease to exist and each holder of any shares of Company Stock shall cease to have any rights with respect thereto, except the rights set forth in this ARTICLE II.
2.9    No Fractional Shares; Offset Right. Notwithstanding any provision herein to the contrary (i) no fractional shares of Parent Common Stock shall be issued pursuant to this ARTICLE II (with the intended effect that any shares of Parent Common Stock issuable to a single Consenting Holder on a particular date shall be aggregated and then rounded up to the nearest whole number); (ii) in no event shall the total number of shares of Parent Common Stock issued hereunder exceed 19.9% of the total number of shares of Parent Common Stock outstanding immediately prior to the Closing (not including any shares of Parent Common Stock that are owned by Parent and without assuming the conversion or exercise of any options, warrants or other convertible securities) if Parent has not first obtained the required stockholder approval of the issuance of such number of shares of Parent Common Stock pursuant to applicable stock exchange listing rules (with Parent agreeing to exercise good faith efforts to obtain such required stockholder approval if the 19.9% cap will have any effect with respect to any issuance of Parent Common Stock pursuant to this Agreement); (iii) if, when cash and Indemnification Hold-Back Shares would otherwise be distributed or payable pursuant to Section 2.6(c)(ii)(D), Section 2.6(c)(iii)(C), Section 2.6(c)(iv)(C) and Section 2.7(a)(C), as applicable, there shall exist a good faith claim by Parent to exercise the Offset Right, all or a portion of such cash and Indemnification Hold-Back Shares (with such shares valued at the Indemnification Hold-Back Shares Value) as determined by Parent (in its reasonable discretion, but subject to the limitations set forth in ARTICLE VIII) to represent the Losses at issue (including, if applicable, as to any specific Holders) shall be withheld from payment until such time as the claim has been perfected, in which case the Offset Right shall apply (subject to the limitations set forth in ARTICLE VIII) against such portion of the shares and cash at issue and the balance of any withheld portion (if applicable) shall be distributed to the Holders (or, as applicable, to the affected Holders) as contemplated by this Agreement; and (iv) no Holder may assign or transfer any right to receive shares of Parent Common Stock or cash pursuant to this Agreement without the prior written consent of Parent (which may be withheld in Parent’s sole discretion).
2.10    Delivery of Calculations. Not less than two (2) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent the following for Parent’s review and approval:
(a)    the Company’s calculation of the Upfront Purchase Price, setting forth, in reasonable detail, an estimation of each component thereof;
(b)    the Company’s calculations (setting forth the individual components) of (i) the Aggregate Option Payment, (ii) the Substitute Cash Payment Amount, (iii) the Stock Consideration Value, (iv) the Stock Consideration Shares, (v) the Per Share Upfront Cash Consideration, (vi) the Per Share Upfront Stock Consideration, and (vii) the Per Share Aggregate Upfront Consideration;
(c)    the Company’s calculations of (i) the Fully Diluted Shares of Company Stock, (ii) the aggregate number of Consenting Shares held by Holders that are Accredited Investors,

and (iii) the aggregate number of Consenting Shares held by Holders that are not Accredited Investors;
(d)    a schedule of all Company Options, with exercise price information for each Company Option;
(e)    the Company’s estimated balance sheet as of immediately prior to the Closing (the “Estimated Balance Sheet”), with separate schedules reflecting (i) the estimated Closing Cash, (ii) the estimated Company Debt, (iii) the estimated Company Transaction and Bonus Expenses and (iv) the estimated Closing Net Working Capital as well as the delta between the estimated Closing Net Working Capital and the Net Working Capital Threshold;
(f)    the name, address (or email address) and, if known, tax identification number of each Holder and:
(i)    for the Consenting Holders, the amount of Parent Common Stock to be issued to each Consenting Holder, if any, pursuant to Section 2.6(c)(ii)(A), the amount of cash to be paid to each Consenting Holder pursuant to Section 2.6(c)(ii)(B) or Section 2.6(c)(iii)(A), as applicable, as well as the potential cash payable and potential Parent Company Stock issuable, if any, to each such Consenting Holder pursuant to Sections 2.6(c)(ii)(C) through 2.6(c)(iii)(E) or Sections 2.6(c)(iii)(B) through 2.6(c)(iii)(D), as applicable;
(ii)    for any Holders that are not Consenting Holders, the amount of cash to be paid to each Holder pursuant to Section 2.6(c)(iv)(A), as well as the potential cash payable each such Holder pursuant to Sections 2.6(c)(iv)(B) through 2.6(c)(iv)(D), as applicable;
(iii)    in the instance of Company Optionholders, the amount of cash to be paid to each Company Optionholder pursuant to Section 2.7(a)(A) as well as the potential cash payable to each Company Optionholder pursuant to Sections 2.7(a)(B) through 2.7(a)(C); and
(g)    the Company’s determination of whether Taxes are required to be withheld from any payments to each Holder under this Agreement (assuming submission of a Form W-9 or Form W-8, as applicable); and
(h)    a certificate of a duly authorized officer of the Company certifying the foregoing on behalf of the Company.
The calculations listed in the foregoing Section 2.10(a) through 2.10(g) shall be set forth on a spreadsheet referred to herein as the “Allocation Schedule” and with respect to any calculation of shares of Parent Common Stock, which calculations shall be before giving effect to any adjustment to the Merger Consideration Share Price. The Parties agree that Parent, Merger Sub A, Merger Sub B and the Surviving Company will have the right to rely on the Allocation Schedule as setting forth a true, complete and accurate listing of all amounts due to be paid by Parent, Merger Sub A, Merger Sub B and the Company to the Holders in exchange for Company Stock, subject to any adjustments required by the definition of Merger Consideration Share Price. Parent, Merger Sub A, Merger Sub B and the Surviving Company will not have any liability with respect to the allocation of any shares of Parent Common Stock or cash made to the Holders in accordance with the Allocation Schedule. Notwithstanding anything in this Agreement to the contrary, the Estimated Balance Sheet and the Company’s estimation of the Net Working Capital shall be consistent with the Accounting Methodology and shall reflect all vacation, sick leave, severance and/or other remuneration required by Law, Contract or policy of the Company to be paid to Employees for periods on or prior to the Closing Date.
2.11    Payments At Closing. At the Closing, Parent shall make, or cause to be made, the following payments, by wire transfer of immediately available funds:
(a)    to each holder of Company Debt, the aggregate amount of Company Debt owed to such holder as of the Closing pursuant to a payoff letter from such holder (i) indicating the amount required to discharge such Company Debt in full (the “Payoff Amount”) and (ii) agreeing to release applicable Liens upon receipt of the applicable Payoff Amount;
(b)    to the payees thereof, the Company Transaction and Bonus Expenses, including the Advisor Payments, in each case as directed in writing by the Company prior to the Closing pursuant to invoices or other evidence reasonably satisfactory to Parent, except that Parent shall cause Change of Control Payments to Employees to be paid through the Surviving Company’s payroll system; and
(c)    to the Exchange Agent, the aggregate cash for distribution to the Holders as of immediately following the Closing pursuant to Section 2.6(c)(ii)(B), Section 2.6(c)(iii)(A) and Section 2.6(c)(iv)(A) and in accordance with the Allocation Schedule.
Promptly following the Closing, Parent will pay directly, or through the Company’s payroll service as applicable (i.e., to Employees), the cash to be distributed to the Company Optionholders as of immediately following the Closing pursuant to Section 2.7(a)(A) and in accordance with the Allocation Schedule.
2.12    Issuances of Shares Following Closing. Within three (3) Business Days after the Closing Date, Parent shall deliver certificates or book entries reflecting the shares of Parent Common Stock to be allocated among the Consenting Holders that are Accredited Investors pursuant to Section 2.6(c)(ii)(A)) and in accordance with the Allocation Schedule and adjusted if required by the definition of Merger Consideration Share Price; provided, however, that with respect to any shares of Company Stock for which a properly completed Letter of Transmittal has not been received by the Exchange Agent, Parent shall be entitled to withhold the certificates or book entries reflecting the shares of Parent Common Stock issuable with respect to such shares of Company Stock and to issue such shares of Parent Common Stock promptly following such receipt by the Exchange Agent.
2.13    Non-Conversion.
(a)    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any Dissenting Shares shall not be converted into or represent a right to receive the applicable consideration for Company Stock set forth in Section 2.6, but instead the applicable Company Stockholder shall only be entitled to such rights as are provided by the DGCL. In the event that a Company Stockholder properly perfects such Company Stockholder’s appraisal, dissenters’ or similar rights by demanding and not effectively withdrawing or losing such Company Stockholder’s appraisal, dissenters’ or similar rights for any shares of Company Stock, the Exchange Agent shall deliver to Parent such Company Stockholder’s portion of any cash otherwise allocable to such Dissenting Shares at the time such rights are perfected.
(b)    Withdrawal or Loss of Rights. Notwithstanding the provisions of Section 2.13(a), if any Company Stockholder effectively withdraws or loses (through failure to perfect or otherwise) such Company Stockholder’s appraisal or dissenters’ rights with respect to any Dissenting Shares under the DGCL, then, within ten (10) Business Days of the later of the Effective Time and the occurrence of such event, (i) such Company Stockholder’s shares shall automatically convert into and represent only the right to receive the consideration for Company Stock, as applicable, set forth in and subject to the provisions of this Agreement, upon delivery of a duly completed and validly executed Letter of Transmittal and (ii) Parent (to the extent the following amount has been previously delivered by the Exchange Agent to Parent pursuant to Section 2.13(a) and not returned to the Exchange Agent) or the Exchange Agent shall deliver to such Company Stockholder such Company Stockholder’s portion of the cash attributable to such shares.
(c)    Demands for Appraisal. The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the DGCL and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any Company Stockholder with respect to such demands must be submitted and consented to in writing by Parent prior to delivery to any such Company Stockholder.
2.14    Exchange Agent; Submission of Letters of Transmittal.
(a)    Wilmington Trust, National Association, will act as exchange agent hereunder (in such capacity, the “Exchange Agent”) for the delivery of the aggregate cash for distribution to the Holders as of immediately following the Closing pursuant to Section 2.6(c)(ii)(B), Section 2.6(c)(iii)(A) and Section 2.6(c)(iv)(A) and in accordance with the Allocation Schedule as well as the cash that may become distributable to such Holders as and when any portion of the Indemnification Hold-Back Cash Amount or the Expense Fund Amount is released pursuant to the terms of this Agreement. At or prior to the Effective Time, Parent will deposit (or cause to be deposited) with the Exchange Agent, for the benefit of the Holders, the aggregate cash for distribution to the Holders as of immediately following the Closing pursuant to Section 2.6(c)(ii)(B), Section 2.6(c)(iii)(A) and Section 2.6(c)(iv)(A). Parent also will deposit (or cause to be deposited) with the Exchange Agent, for the benefit of the Holders, cash that may become distributable to the Holders as and when any portion of the or the Indemnification Hold-Back Cash Amount is released pursuant to the terms of this Agreement. The Exchange Agent will hold and distribute the cash payable to the Holders pursuant to the provisions of an exchange agreement between Parent and the Exchange Agent (the “Exchange Agreement”).

(b)    Following the Effective Time, Parent shall cause the Exchange Agent to send to each Company Stockholder of record (including Persons deemed to have acquired shares of Company Stock as a result of the SAFE Conversion and the Note Conversion) a letter of transmittal in a form mutually agreed upon by Parent and the Company (each, a “Letter of Transmittal”) to provide the Exchange Agent with specified information in connection with the receipt, as applicable, of either the amount of Parent Common Stock to be issued to such Holder pursuant to Section 2.6(c)(ii)(A), the amount of cash to be paid to such Holder pursuant to Section 2.6(c)(ii)(B), Section 2.6(c)(iii)(A) or Section 2.6(c)(iv)(A), as well as the potential cash payable and shares of Parent Common Stock delivered, as applicable, to such Holder pursuant to Sections 2.6(c)(ii)(C) through 2.6(c)(ii)(E), Sections 2.6(c)(iii)(B) through 2.6(c)(iii)(D) and Sections 2.6(c)(iv)(B) through 2.6(c)(iv)(D). Upon delivery to the Exchange Agent of such Letter of Transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Exchange Agent), the record owner of such Company Stock shall be entitled to receive in exchange therefor the consideration, if any, provided for herein. If payment of any portion of the consideration provided for herein is to be made to any Person other than the Person in whose name the surrendered shares of Company Stock are registered, it shall be a condition of payment that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the applicable portion of the consideration provided for herein to a Person other than the registered holder of such Company Stock surrendered or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not applicable. After the Effective Time, each share of Company Stock shall represent only the right to receive the applicable portion of the consideration provided for herein as contemplated by this ARTICLE II.
(c)    Transfer Books; No Further Ownership Rights in Company Stock. The right to receive the applicable portion of the consideration provided for herein in accordance with the terms of this ARTICLE II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Stock at the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the shares of Company Stock that were outstanding immediately prior to the Effective Time.
(d)    Termination of Exchange Fund. At any time after six months following the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any amount distributed to the Exchange Agent in respect of such payments that has not been disbursed to the holders of the Company Stock and thereafter such holders may look only to Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any portion thereof that may be payable upon surrender of any Company Stock held by such holders.
2.15    No Liability. Notwithstanding anything in this Agreement to the contrary, none of the Parties or the Exchange Agent shall be liable to any Person for any portion of the payments contemplated by this ARTICLE II delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

2.16    Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, the Company, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from that portion of any payments contemplated by this ARTICLE II or any other amount payable to a Holder pursuant to this Agreement, and shall pay to the appropriate Taxing Authority, such amounts that are required to be deducted and withheld with respect to the making of such payments under any Tax Law. If, prior to the Closing, Parent determines that any withholding or deduction is required under any provision of Tax law with respect to any portion of any payment to be made by it under this Agreement (other than with respect to any Company Option, or as a result of a failure to provide the certificate specified in Section 6.1(g)(iv) or a properly completed IRS Form W-9 or applicable Form W-8), Parent shall promptly notify the Company in writing (and such notice shall describe the basis for such deduction or withholding) and provide the Company with a reasonable opportunity to provide such forms, certificates or other evidence, and Parent shall cooperate with the Company to eliminate or reduce any such required deduction or withholding. To the extent amounts are so deducted and withheld and paid to the appropriate Taxing Authority, such amounts shall be treated for purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding were made.
2.17    Adjustments. Notwithstanding any provision of this ARTICLE II to the contrary (but without in any way limiting the covenants in Section 5.1 (Conduct of Business)), if between the Agreement Date and the Effective Time the outstanding shares of any class or series of Company Stock are changed into a different number of shares or a different class or series by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the per share consideration payable pursuant to Section 2.6 shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.
2.18    Post-Closing Adjustment Amount.
(a)    Preparation of Closing Statement. Within one hundred twenty (120) days following the Closing Date, Parent shall prepare and deliver to Holders’ Representative a statement as of the Closing (the “Final Calculation”) setting forth its calculation of each of the following:
(i)    the Closing Cash;
(ii)    the Closing Net Working Capital;
(iii)    the Company Transaction and Bonus Expenses;
(iv)    the Company Debt; and
(v)    the resulting Final Purchase Price.
The Final Calculation shall be accompanied by such supporting documentation reasonably necessary to derive the numbers set forth therein. The Final Calculation shall be final, conclusive and binding upon the Parties unless Holders’ Representative delivers a written notice to Parent of any objection to the Final Calculation (the “Objection Notice”) within thirty (30) days (the “Objection Period”)

after delivery of the Final Calculation. Any Objection Notice must set forth in reasonable detail (x) any item on the Final Calculation that Holders’ Representative believes has not been prepared in accordance with this Agreement and the correct amount of such item and (y) Holders’ Representative’s alternative calculation of the Closing Cash, the Closing Net Working Capital, the Company Transaction and Bonus Expenses or Company Debt, as the case may be.  Any Objection Notice must specify, with reasonable particularity, all facts that form the basis of such disagreements and all statements by Persons (who shall be identified by name) and documents relied upon by Holders’ Representative as forming the basis of such disagreement. If Holders’ Representative gives any such Objection Notice within the Objection Period, then Holders’ Representative and Parent shall attempt in good faith to resolve any dispute concerning the item(s) subject to such Objection Notice. If Holders’ Representative and Parent do not resolve the issues raised in the Objection Notice within thirty (30) days of the date of delivery of such notice (the “Initial Resolution Period”), such dispute shall be resolved in accordance with the procedures set forth in Section 2.18(b). Any item or amount which has not been disputed in the Objection Notice shall be final, conclusive and binding on the Parties on the expiration of the Initial Resolution Period (for clarity, excluding any item or amount which is dependent on another item or amount that has been disputed in the Objection Notice).
(b)    Resolution of Disputes. If Parent and Holders’ Representative have not been able to resolve a dispute within the Initial Resolution Period, either Party may submit such dispute to and such dispute shall be resolved fully, finally and exclusively through the use of an independent international accounting firm selected to serve as such by mutual agreement of Parent and Holders’ Representative (such accounting firm, the “Reviewing Party”). The fees and expenses of the Reviewing Party incurred in the resolution of such dispute shall be borne by the parties (in the case of the Holders’ Representative, on behalf of the Holders) in such proportion as is appropriate to reflect the relative benefits received by the Holders and Parent from the resolution of the dispute. For example, if Holders’ Representative challenges the calculation in the Final Calculation by an amount of $100,000, but the Reviewing Party determines that Holders’ Representative has a valid claim for only $40,000, Parent shall bear 40% of the fees and expenses of the Reviewing Party and Holders’ Representative on behalf of the Holders shall bear the other 60% of such fees and expenses. The Reviewing Party shall determine (with written notice thereof to Holders’ Representative and Parent) as promptly as practicable, but in any event within thirty (30) days following the date on which Final Calculation and written submissions detailing the disputed items are delivered to the Reviewing Party (i) whether the Final Calculation was prepared in accordance with the terms of this Agreement or, alternatively, (ii) only with respect to the disputed items submitted to the Reviewing Party, whether and to what extent (if any) the Final Calculation requires adjustment and a written explanation in reasonable detail of each such required adjustment, including the basis therefor (it being understood that any determination of a disputed item shall be not greater or less than the amount of such disputed item as proposed by Parent in the Final Calculation or as proposed by Holders’ Representative in the Objection Notice). Parent and Holders’ Representative shall require the Reviewing Party to enter into a confidentiality agreement on terms agreeable to Parent, Holders’ Representative and the Reviewing Party. The procedures of this Section 2.18(b) are exclusive and the determination of the Reviewing Party shall be final and binding on the Parties. The decision rendered pursuant to this Section 2.18(b) may be filed as a judgment in any court of competent jurisdiction.

(c)    Post-Closing Purchase Price Adjustment.
(i)    The “Post-Closing Adjustment” shall be an amount equal to the Final Purchase Price less the Upfront Purchase Price and, for the avoidance of doubt, may be a positive or a negative number or zero.
(ii)    Without limiting the provisions of Section 8.2(a)(i) (except to the extent of any double counting that would otherwise result), if the Post-Closing Adjustment is a negative number, the Indemnification Hold-Back Cash Amount and the Indemnification Hold-Back Shares (valued at the Indemnification Hold-Back Shares Value) shall be reduced in proportion to the their relative values as of the Closing Date by the absolute value of the Post-Closing Adjustment (i.e., offsetting the Post-Closing Adjustment against the Indemnification Hold-Back Cash Amount and the Indemnification Hold-Back Shares).
(iii)    If the Post-Closing Adjustment is a positive number, Parent shall deliver to the Holders in accordance with the Allocation Schedule (or cause to be delivered by the Exchange Agent) cash in an amount equal to the Post-Closing Adjustment.
2.19    Indemnification Hold-Back and Payment. On the date that is six (6) months following the Closing Date (such date, the “First Indemnification Hold-Back Payment Date”), Parent shall deliver to the Holders in accordance with the Allocation Schedule, as it may be adjusted (or cause to be delivered by the Exchange Agent), cash and Indemnification Hold-Back Shares (valued at the Indemnification Hold-Back Shares Value), in proportion to the their relative values as of the Closing Date, in an amount equal to $2,500,000 in the aggregate from (i) the initial Indemnification Hold-Back Cash Amount, less any reductions to the Indemnification Hold-Back Cash Amount made in accordance with Section 2.18(c)(ii) or ARTICLE VIII, and (ii) the Indemnification Hold-Back Shares, less any reductions to the Indemnification Hold-Back Shares made in accordance with Section 2.18(c)(ii) or ARTICLE VIII, it being understood that if such reductions under the foregoing clauses (A) and (B) equal or exceed $2,500,000, then no release to the Holders will be made on such date; provided, however, that if, when any amount would otherwise be distributed pursuant to this Section 2.19 on the First Indemnification Hold-Back Payment Date, there shall exist a timely made good faith claim by Parent in accordance with ARTICLE VIII to exercise the Offset Right, all or a portion of such amount as determined by Parent (in its reasonable discretion) to represent the Losses at issue specified in such claim (including, if applicable, as to any specific Holder) shall, subject to compliance with the procedures specified in ARTICLE VIII, be withheld from payment until such time as the claim has been finally resolved, in which case the Offset Right shall apply against such portion of the amount at issue resolved in favor of Parent and the balance of any withheld portion (if applicable) shall be distributed to the Holders (or, as applicable, to the affected Holders) as contemplated by this Agreement. On the date that is twelve (12) months following the Closing Date (such date, the “Second Indemnification Hold-Back Payment Date”), Parent shall deliver to the Holders in accordance with the Allocation Schedule, as it may be adjusted (or cause to be delivered by the Exchange Agent), cash in an amount equal to the then-current balance of the Indemnification Hold-Back Cash Amount and the remaining Indemnification Hold-Back Shares, as applicable (reflecting any reductions to the Indemnification Hold-Back Cash Amount and the Indemnification Hold-Back Shares made in accordance with Section 2.18(c)(ii) or ARTICLE VIII);

provided, however, that if, when any amount would otherwise be distributed pursuant to this Section 2.19 on the Second Indemnification Hold-Back Payment Date, there shall exist a timely made good faith claim by Parent in accordance with ARTICLE VIII to exercise the Offset Right, all or a portion of such amount as determined by Parent (in its reasonable discretion) to represent the Losses at issue specified in such claim (including, if applicable, as to any specific Holder) shall, subject to compliance with the procedures specified in ARTICLE VIII, be withheld from payment until such time as the claim has been finally resolved, in which case the Offset Right shall apply against such portion of the amount at issue resolved in favor of Parent and the balance of any withheld portion (if applicable) shall be distributed to the Holders (or, as applicable, to the affected Holders) as contemplated by this Agreement.
2.20    Effect of the Forward Merger on Capital Stock. At the effective time of the Forward Merger, by virtue of the Forward Merger and without any action to be taken on the part of the holder of any shares of the Company Stock or any units of membership interest in Merger Sub B, or on the part of the Company, Parent, Merger Sub B or any other Person:
(a)    each share of capital stock of the Company outstanding immediately prior to the effective time of the Forward Merger shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor; and
(b)    each unit of membership interest in Merger Sub B outstanding immediately prior to the effective time of the Forward Merger shall remain unchanged and continue to remain outstanding as a unit of membership interest in the Surviving Company. At the effective time of the Forward Merger, Parent shall continue as the sole holder of membership interests in the Surviving Company.
2.1    Tax Consequences. For federal income Tax purposes, (i) the Mergers, taken together, are intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, in accordance with Revenue Ruling 2001-46, 2001-2 CB 321, and (ii) the Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g); provided, however, that (x) notwithstanding any provision herein to the contrary, no Party and no Parent Indemnified Person (other than a Person in breach of Section 5.8(j)) shall have any liability to any Holder with respect to the tax treatment or the tax consequences of the Mergers or the other Transactions and (y) each Holder shall be solely responsible with respect to the tax treatment of the Mergers or the other Transactions as to such Holder as well as the tax consequences thereof.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
As a material inducement to Parent, Merger Sub A and Merger Sub B to enter into this Agreement and effect the Mergers, with the understanding that Parent, Merger Sub A and Merger Sub B are relying thereon in entering into this Agreement and consummating the Transactions (including the Mergers), the Company hereby represents and warrants to Parent and Merger Sub A and Merger Sub B, subject to such exceptions as are set forth in the Disclosure Schedule (provided that the Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections of this Agreement, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections of this Agreement only to the extent it is reasonably apparent that such disclosure is applicable to such other sections and subsections), as of the Agreement Date and as of the Closing Date as follows:
3.1    Organizational Matters.
(a)    Valid Existence; Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own or lease all of its properties and assets and to carry on its business as now conducted. The Company is duly licensed or qualified to do business and is in good standing under the laws of Delaware and each other jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or licensed by it makes such licensing or qualification necessary.
(b)    Operations. Section 3.1(b) of the Disclosure Schedule lists each state and country in which the Company has any employee or officer (each a “Current Employee”) or has assets or leases Real Property. Current Employees, together with any former employees or officers of the Company, are referred to herein individually as an “Employee” and collectively as “Employees.” Section 3.1(b) of the Disclosure Schedule also lists each state and country in which the Company has any individual consultant or independent contractor that is currently engaged and is actively providing services to the Company (each a “Current Consultant”) as of the Agreement Date and any current director (who is not an Employee). Current Consultants, together with any director (who is not an Employee) of the Company, are referred to herein individually as a “Consultant” and collectively as “Consultants.”
(c)    Subsidiaries. The Company has no Subsidiaries. The Company does not own and never has owned, directly or indirectly, any shares of capital stock, voting securities, or equity interests in any Person. The Company has no obligation to make an investment (in the form of a purchase of equity securities, loan, capital contribution or otherwise) directly or indirectly in any Person.
(d)    Corporate Documents. The Company has delivered or made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company in each case as the same may have been amended from time to time (the “Company Charter Documents”). All such Company Charter Documents are unmodified and in full force and effect and the Company is not in violation of any provision of the Company Charter Documents. The Company’s board of directors has not proposed or approved any amendment of any of the Company Charter Documents. The Company has delivered or made available to Parent and its representatives true and complete copies of the stock ledger of the Company and of the minutes of all meetings of the Company Stockholders, the board of directors and each committee of the board of directors of the Company held since the Reference Date.
(e)    Officers and Directors. Section 3.1(e) of the Disclosure Schedule lists all of the directors and officers of the Company as of the Agreement Date.

3.2    Authority; Noncontravention; Voting Requirements.
(a)    Power and Authority. Subject to obtaining the Requisite Stockholder Approval, the Company has all necessary corporate power and authority to execute and deliver this Agreement and the Transaction Agreements to which it is a party and to perform all of its obligations hereunder and thereunder and to consummate the Transactions (including the Mergers).
(b)    Due Authorization of Agreement. The Company’s board of directors, at a meeting duly called and held pursuant to the DGCL, has unanimously (i) approved and declared advisable and in the best interests of the Company and the Company Stockholders the Transaction Agreements and the Transactions (including the Mergers) and (b) recommended that the Company Stockholders adopt this Agreement and approve the Transactions (including the Mergers). The execution, delivery and performance by the Company of this Agreement and the Transaction Agreements to which it is a party and the consummation by it of the Transactions (including the Mergers) have been duly authorized by the Company’s board of directors and, subject to adoption of this Agreement by the affirmative vote or written consent of the Company Stockholders representing the requisite number of shares of Company Stock required under the DGCL and the Company Charter Documents (the “Requisite Stockholder Approval”), no other action on the part of the Company’s board of directors or the Company Stockholders is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the Transaction Agreements to which it is a party and the consummation by it of the Transactions (including the Mergers).
(c)    Valid and Binding Agreements. This Agreement and each of the other Transaction Agreements to which the Company is a party have been, or will be as of the Closing Date, duly executed and delivered by the Company. Assuming due authorization, execution and delivery of this Agreement and the other Transaction Agreements by the other Parties hereto and thereto, this Agreement constitutes and the other Transaction Agreements shall, when executed and delivered, constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
(d)    No Conflict. Except as set forth in Section 3.2(d) of the Disclosure Schedule, neither the execution and delivery by the Company of this Agreement nor the consummation of the Transactions shall (i) conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or (ii) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit or result in the creation of any Lien upon any of the properties or assets of the Company (any such event, a “Conflict”) under (x) any provision of the Company Charter Documents or any resolutions adopted by the Company’s board of directors or the Company Stockholders, (y) any Material Contract, or (z) any Permit issued to the Company or any Order or Law applicable to the Company or any of its properties or assets (whether tangible or intangible). Following the Closing Date, the Company shall continue to be permitted to exercise all of its rights under all Material Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Material Contracts had the Transactions contemplated by this Agreement not occurred.
3.3    Capitalization.
(a)    Authorized and Issued Securities. The authorized capital stock of the Company consists of 11,000,000 shares of Company Stock and no shares of preferred stock. The capitalization of the Company is as follows: (i) 7,934,691 shares of Company Stock are issued and outstanding, (ii) no shares of Company Stock are held by the Company in its treasury, (iii) 2,548,808 shares of Company Stock are issuable in satisfaction of the Company SAFEs in connection with the Transactions, (iv) 119,791 shares of Company Stock are issuable in satisfaction of the Company Note in connection with the Transactions, (v) 185,000 shares of Company Stock are subject to outstanding options under the Company Option Plan (i.e., the Company Options), (vi) no outstanding options have been issued outside the Company Option Plan, and (vii) a sufficient number of Company Stock is available for issuance upon exercise or conversion of all outstanding Company Options, all Company SAFEs and the Company Note. Except as set forth in this Section 3.3(a), there are no, and as of the Closing (after giving effect to the issuance of shares of Company Stock in respect of the Company SAFEs and Company Note) there shall be no, shares of Company Stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any Company Stock. The Company has never issued physical or electronic stock certificates in respect of the Company Stock.
(b)    Ownership of Stock and Options. Section 3.3(b) of the Disclosure Schedule sets forth a complete and accurate list of each of (i) the record holders of each class or series of the Company Stock and the number of shares of each such class or series of Company Stock held by each Holder as of the Agreement Date and the number of shares or other securities into which such Company Stock is convertible, listed by class and series, (ii) all Company Options and the Company Optionholders thereof as well as the exercise prices, dates of grant and numbers of shares of Company Stock for which such Company Options are exercisable by each such Company Optionholder as of the Agreement Date, (iii) all Company SAFEs and the holders thereof as well as the shares of Company Stock issuable in full satisfaction thereof, and (iv) the Company Note and the holder thereof as well as the shares of Company Stock issuable in full satisfaction thereof. All issued and outstanding shares of Company Stock are owned of record and beneficially as set forth in Section 3.3(b) of the Disclosure Schedule.
(c)    Valid Issuance; No Preemptive or Other Rights.
(i)    All issued and outstanding shares of Company Stock (x) are, and all shares of Company Stock that may be issued pursuant to the exercise of Company Options and the exercise or conversion of outstanding Company SAFEs and the Company Note shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable, (y) are not subject to, nor were issued in violation of, any preemptive rights, rights of first offer or refusal, co-sale rights or similar rights arising under applicable Law or pursuant to the Company Charter Documents, or any Contract to which the Company is a party or by which it is bound and (z) have been offered, issued, sold and delivered by the Company in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal, state and foreign securities Laws. Each Company Option granted under the Company Option Plan was duly authorized by all requisite corporate action on a date no later than the grant date and has an exercise price per share at least equal to the fair market value of a share of Company Stock on the grant date. The Company is not under any obligation to register any of its presently outstanding securities, or securities issuable upon exercise or conversion of such securities, under the Securities Act or any other Law.
(ii)    The rights, preferences and privileges of the Company Stock are as set forth in the Company Charter Documents. There is no liability for dividends accrued and/or declared but unpaid with respect to the outstanding Company Stock. The Company is not subject to any obligation to repurchase, redeem or otherwise acquire any shares of Company Stock or any other voting securities or equity interests (or any options, warrants or other rights to acquire any shares of Company Stock, voting securities or equity interests) of the Company. To the Company’s Knowledge, there are no voting trusts or other agreements or understandings with respect to the voting of the Company Stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company.
(iii)    True and complete copies of all form agreements and instruments (and any amendments thereto, if applicable) relating to or issued under the Company Option Plan have been delivered or made available to Parent; there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof provided or made available to Parent; and all equity grants under the Company Option Plan have been made pursuant to agreements and instruments and do not deviate from such form agreements and instruments.
3.4    No Consents or Approvals. Except for the filing of the Certificates of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the receipt of the Requisite Stockholder Approval, no consents or approvals of, filings with, or notices to any Governmental Authority are required to be made or obtained by the Company for the valid execution, delivery and performance of this Agreement or the other Transaction Agreements to which it is a party, and the consummation of the Transactions (including the Mergers).
3.5    Financial Matters.
(a)    Financial Statements.
(i)    Prior to the Agreement Date, the Company has delivered or made available to Parent true and complete copies of the following financial statements of the Company (collectively, the “Financial Statements”): (x) the unaudited balance sheet and related unaudited statements of income, cash flows and stockholders’ equity as of and for the fiscal year ended December 31, 2018 (December 31, 2018, the “Balance Sheet Date”); and (y) the unaudited balance sheet and related unaudited statements of income, cash flows and stockholders’ equity as of and for the nine-month period ended September 30, 2019 (the “Interim Balance Sheet” and such date the “Interim Balance Sheet Date”).

(ii)    The books and records of the Company (x) have been and are being maintained in accordance with the policies described in Section 3.5(a)(ii) of the Disclosure Schedule and (y) are complete, properly maintained and do not contain or reflect any inaccuracies or discrepancies.
(b)    Fair Presentation. The Financial Statements were prepared on a consistent basis throughout the periods covered thereby. The Financial Statements fairly present the financial condition of the Company as of such dates and the results of operations of the Company for such periods, and were derived from and are consistent with the books and records of the Company; provided, however, that the Financial Statements as of and for the period ended on the Interim Balance Sheet Date are subject to normal year-end adjustments (which are not expected to be material individually or in the aggregate).
(c)    [RESERVED].
(d)    No Undisclosed Liabilities. The Company does not have any Liabilities that are not reflected or reserved against on the face of (and not in the notes to) the Financial Statements, except Liabilities (i) incurred by the Company in connection with the preparation, execution, delivery and performance of the Transaction Agreements and included in the Company Transaction and Bonus Expenses, or (ii) which have arisen in the Ordinary Course of Business since the Interim Balance Sheet Date.
(e)    Off-Balance-Sheet Arrangements. There are no “off-balance-sheet arrangements” (within the meaning of Item 303 of Regulation S-K promulgated by the SEC) with respect to the Company.
(f)    Bank Accounts. Section 3.5(f) of the Disclosure Schedule sets forth an accurate list (account type, name and address) of each bank and other financial institution in which the Company maintains an account (whether checking, savings or otherwise), lock box or safe deposit box and the names of the persons having signing authority or other access thereto. All cash in such accounts is held in demand deposits and is not subject to any restriction as to withdrawal.
(g)    Company Debt. Except as set forth in Section 3.5(g) of the Disclosure Schedule, there is no Company Debt. With respect to each item of Company Debt, Section 3.5(g) of the Disclosure Schedule accurately sets forth the name of the creditor, the Contract under which such debt was issued, the principal amount of the debt and a description of the collateral if secured. The Company is not in default with respect to any outstanding Company Debt or any instrument relating thereto, nor is there any event which, with the passage of time or giving of notice, or both, would result in a default, and no such Company Debt or any instrument or agreement thereto purports to limit the operation of the Company’s business. Complete and correct copies of all instruments (including all amendments, supplements, waivers and consents) relating to any Company Debt have been provided or made available to Parent.
3.6    Absence of Certain Changes or Events. Since the Balance Sheet Date, (i) there has not been a Company Material Adverse Effect and (ii) there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any material asset of the Company that adversely affects the use thereof. Since the Balance Sheet Date, the Company has been operated in the Ordinary Course of Business and, without limiting the foregoing, the Company has not taken any action described in Section 5.1 that if taken after the Agreement Date and prior to the Closing would violate such provision.
3.7    Legal Proceedings. Since the Reference Date, there have not been and there are no pending Actions, and to the Knowledge of the Company, there are no Actions threatened, in either case, by or against the Company, its properties or assets or any of the Company’s officers or directors in their capacities as such.
3.8    Compliance with Laws; Permits.
(a)    The Company is and has at all times been in compliance in all respects with all Laws applicable to the Company or any of its assets, business or operations, including the Health Care Laws; provided, however, for the avoidance of doubt, Laws applicable to the Company or any of its assets, business or operations means those Laws that apply to the Company based on its operations as of a particular date with respect to which compliance would be required. The Company holds all Permits necessary to conduct its business and operate its assets, and all such Permits are in full force and effect. The Company is and has always been in compliance in all respects with the terms of all Permits necessary to conduct its business and to lease and operate its properties and facilities. Section 3.8(a) of the Disclosure Schedule sets forth a list of all Permits that are held by the Company. The Company has not received written notice from any Governmental Authority claiming or alleging that the Company was not in compliance with all Laws applicable to the Company or its business or operations; the Company has not received in writing a notice of assessment of any penalty with respect to any alleged failure by the Company to have or comply with any Permit.
(b)    Neither the Company, nor any of its officers, directors, Employees, Consultants or agents, have, in the operating of the Company’s business, engaged in any activities which are prohibited or are cause for criminal or civil penalties or mandatory or permissive exclusion from Medicare, Medicaid or any other state or federal health care program under 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b or 1395nn, 5 U.S.C. § 8901 et seq. (the Federal Employees Health Benefits program statute), or the regulations, agency guidance, or similar legal requirement promulgated pursuant to such statutes or any analogous state or local Laws.
(c)    Neither the Company, nor any of its directors, officers, Employees, or, to the Company’s Knowledge, any of its Consultants or agents, in their capacity as officers, directors, Employees, Consultants or agents of the Company, has, directly or indirectly given any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person.
(d)    (i) Each Current Employee and Current Consultant of the Company required to be licensed by an applicable Governmental Authority, professional body and/or medical body has such licenses, (ii) such licenses are in full force and effect and (iii) to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to result in any such licenses being suspended, revoked or otherwise lapse prematurely.

(e)    Neither the Company nor any of its Employees, or, to the Company’s Knowledge, any of its Consultants, agents or vendors has been excluded, suspended, debarred or otherwise sanctioned by any Governmental Authority, including the U.S. Department of Health and Human Services Office of Inspector General or the General Services Administration.
(f)    The Company is and has at all times been in compliance in all respects with all applicable Laws relating to the privacy, security, use and disclosure of health information, including “protected health information” or “PHI” as defined under HIPAA and information related to genetic testing and genetic test results, created, used, disclosed or stored in the course of the operations of the Company, including HIPAA and all applicable state, federal and international laws regarding the privacy and security of health information, including genetic testing and results, provided, however, for the avoidance of doubt, applicable Laws means those Laws that apply to the Company based on its operations as of a particular date with respect to which compliance would be required. The Company has the necessary agreements with all of the Company’s “business associates” as such term is defined by and as such agreements are required by HIPAA. True and complete copies of all current HIPAA and health information privacy policies that are used by the Company have been provided or made available to Parent and such privacy policies are in compliance with all applicable Laws relating to the privacy, security, use and disclosure of health information. The Company has at all times complied in all respects with all rules, policies, and procedures established by the Company from time to time and as applicable with respect to privacy, security, data protection, or the collection and use of health information and genetic testing information created, used, disclosed or stored in the course of the operations of the Company. No actions have been asserted or, to the Knowledge of the Company, threatened against the Company by any person alleging a violation of such person’s privacy, personal, or confidentiality rights under any such rules, policies, or procedures.
(g)    With respect to all health information, PHI, and genetic testing information as described in Section 3.8(f), the Company has taken reasonable steps (including implementing and monitoring compliance with administrative, physical and technical safeguards) to ensure that such information is protected against loss and against unauthorized access, use, modification, disclosure, or other misuse. The Company maintains and has implemented security policies and procedures as required by HIPAA and other applicable laws. Since the Reference Date, there has been no “Breach of Unsecured PHI,” as defined under HIPAA, and no “Security Incident” as defined under HIPAA, resulting in the unauthorized use or disclosure of PHI. The Company maintains systems, policies and procedures to respond to incidents and complaints alleging violations of applicable privacy or security standards and to identify and report all Breaches of Unsecured Protected Health Information in accordance with Company’s legal and contractual obligations.
3.9    Taxes.
(a)    The Company has paid all material Taxes owed by the Company, whether or not shown on any Tax Return. Since the Balance Sheet Date, the Company has incurred no Liability for Taxes arising outside of the Ordinary Course of Business. There are no Liens for Taxes (other than Permitted Liens). The Company is not subject to any currently effective waiver of any statute of limitations in respect of Taxes and has not agreed to any currently effective extension of time with respect to a Tax assessment or deficiency.
(b)    The Company has timely filed, taking into account any extensions granted to the Company which are set forth in Section 3.9(b) of the Disclosure Schedule as to Tax Returns not yet filed as of the Agreement Date, all Tax Returns that are required to have been filed by or with respect to the Company. All such Tax Returns were, when filed, true, correct and complete in all respects. The Company is not the beneficiary of any currently effective extension of time within which to file any Tax Return. No written claim has ever been made by any Taxing Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, which claim has not been finally resolved.
(c)    The Company has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or owing by the Company to any Employee, Consultant, creditor, stockholder or other third party.
(d)    No deficiencies for any Taxes have been proposed or assessed, in each case in writing, against or with respect to any Taxes due by, or Tax Returns of, the Company, which deficiencies have not been finally resolved, and the Company has not received written notice of any audit, assessment, dispute or claim concerning any Tax Liability of the Company, which audit, assessment, dispute or claim has not been finally resolved.
(e)    The Company (i) is not nor has never been a member of an affiliated group (other than a group the common parent of which is Company) filing a consolidated federal income Tax Return and (ii) has no Liability for Taxes of any Person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Tax Law, or as a transferee or successor, or pursuant to a Tax Sharing Agreement.
(f)    The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(g)    The Company has never made an election under Section 965(h) of the Code.
(h)    The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement, including this Agreement, that under certain circumstances could obligate it to make any payments to any “disqualified individual” within the meaning of Section 280G of the Code that shall not be fully deductible under Section 280G of the Code.
(i)    The Company shall not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting requested by the Company prior to the Closing; (ii) agreement entered into by the Company with any Taxing Authority prior to the Closing; (iii) installment sale or open transaction disposition made by the Company prior to the Closing; (iv) prepaid amounts received or paid by the Company prior to the

Closing other than amounts consistent with the deferred revenue shown on the Estimated Balance Sheet; (v) cancellation of indebtedness income recognized by the Company pursuant to Section 108 of the Code with respect to the Company Debt that is properly allocable to the Pre-Closing Tax Period; or (vi) deferral of income under Section 108(i) of the Code as a result of any reacquisition of a debt instrument by the Company occurring prior to the Closing. The Company has not utilized the long-term method of accounting prior to the Closing.
(j)    Within the last two years, the Company has not distributed stock of another Person, nor, to the Company’s Knowledge, has its stock been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(k)    The Company does not have nor has it ever had a permanent establishment in any foreign country. The Company does not engage nor has it ever engaged in a trade or business in any foreign country that would cause the Company to be obligated to pay Taxes or file Tax Returns in such country.
(l)    The Company has delivered or made available to Parent correct and complete copies of all federal and state income Tax Returns filed since January 1, 2013 and all examination reports and statements of deficiencies filed, or assessed against and agreed to, by the Company with respect to Taxes for all taxable periods ending on or prior to the Agreement Date.
(m)    The Company is not and has never been a “United States shareholder” within the meaning of Section 951(b) with respect to any Person that is or was treated as a “controlled foreign corporation” as defined in Section 957 of the Code. The Company does not own an equity interest in any Person that is treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code.
(n)    Section 3.9(n) of the Disclosure Schedule lists all jurisdictions (whether foreign or domestic) in which the Company pays Taxes and the nature of the Taxes paid by the Company.
(o)    The Company has not been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).
(p)    No power of attorney that has been granted by the Company with respect to any matter relating to the Taxes of the Company is currently in force.
(q)    The Company has never (i) made an election under Section 1362 of the Code to be treated as an S corporation for federal income tax purposes or (ii) made a similar election under any comparable provision of any state, local or foreign Tax Law.
(r)    The Company has never been a “personal holding company” within the meaning of Section 542 of the Code.

(s)    The Company is not and has never have been a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction and all transactions and agreements between or among the Company and any related parties and/or the terms thereof have been conducted in an arm’s length manner consistent with the Company’s transactions or agreements with unrelated third parties.
3.10    Employee Benefits and Labor Matters.
(a)    Plans and Arrangements. Section 3.10(a) of the Disclosure Schedule sets forth a true and complete list of all Company Plans.
(b)    Plan Documents. With respect to each Company Plan, the Company has delivered or made available to Parent a current, accurate and complete copy thereof (including amendments) or a copy of the representative form agreement thereof and, to the extent applicable, true and complete copies of the following documents with respect to each Company Plan: (i) any Contracts or agreements, plans and related trust documents, insurance Contracts or other funding arrangements, in each case as currently in effect, and all amendments thereto; (ii) the results of the non-discrimination testing since the Reference Date; (iii) Forms 5500 and all schedules thereto since the Reference Date; (iv) the most recent actuarial report, if any; (v) the most recent IRS determination or opinion letter; (vi) all correspondence, rulings or opinions issued by the DOL, IRS or any other Governmental Authority and all material correspondence from the Company to the DOL, IRS or other Governmental Authority other than routine reports, returns or other filings since the Reference Date; (vii) the most recent summary plan descriptions and any summaries of material modifications with respect thereto; and (viii) written descriptions of all non-written Company Plans.
(c)    ERISA. No Company Plan is subject to Title IV of ERISA or is otherwise a Defined Benefit Plan as defined in Section 3(35) of ERISA (a “Title IV Plan”) and neither the Company nor any other trade or business (whether or not incorporated) that, together with the Company, would be treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code (each an “ERISA Affiliate”) has incurred any liability pursuant to Title IV of ERISA that remains unsatisfied. Neither the Company nor any ERISA Affiliate has sponsored, contributed or had an obligation to contribute, to any Title IV Plan, or any money purchase pension plan subject to Section 412 of the Code, within the past six (6) years. No Company Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”) or a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA. During the past six (6) years, neither the Company nor any of its ERISA Affiliates has completely or partially withdrawn from any Multiemployer Plan and no termination liability to the United States Pension Benefit Guaranty Corporation or withdrawal liability to any Multiemployer Plan has been or is reasonably expected to be incurred with respect to any Multiemployer Plan by the Company nor any of its ERISA Affiliates. Neither the Company nor any other “disqualified person” or “party in interest,” as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively, has, to the Company’s Knowledge, engaged in any “prohibited transaction,” as defined in Section 4975 of the Code or Section 406 of ERISA (which is not otherwise exempt), with respect to any Company Plan, nor, to the Company’s Knowledge, have there been any fiduciary violations under ERISA that could subject the Company (or any Employee) to any penalty or tax under Section 502(i) of ERISA or Section 4975 of the Code.
(d)    Status of Plans. Company Plans intended to qualify under Section 401 of the Code or other tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code are so qualified and any trusts intended to be exempt from federal income taxation under the Code are so exempt. To the Knowledge of the Company, (i) nothing has occurred with respect to the operation of any Company Plans that could reasonably be expected to cause the loss of such qualification or exemption; and (ii) no event has occurred and no condition exists with respect to any Company Plan subject to the requirements of Code Section 401(a) that would subject the Company to any Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws. For each Company Plan with respect to which a Form 5500 has been filed, no adverse change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof. None of the Company Plans provides for post-employment life or health coverage for any participant or any beneficiary of a participant, except as may be required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state law and at the expense of the participant or the participant’s beneficiary.
(e)    Contributions to Plans. All contributions required to have been made under any of the Company Plans or by Law (without regard to any waivers granted under Section 412 of the Code) have been timely made. There are no unfunded liabilities or benefits under any Company Plans that are not reflected in the Financial Statements.
(f)    Conformity with Laws. All Company Plans have been established, operated and maintained in accordance with their terms and with all applicable provisions of ERISA, the Code and other Laws. All amendments and actions required to bring the Company Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other applicable Laws have been made or taken, except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Closing. There are no pending Actions arising from or relating to the Company Plans (other than routine benefit claims). There are no filings or applications pending with respect to the Company Plans with the IRS, the DOL or any other Governmental Authority. The Company has satisfied obligations applicable to the Company under Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and each applicable state law relating to continuation of health or other coverage to any Employee (or any dependent or former dependent of such Employee) with respect to any qualifying event that has occurred on or before the Closing Date. Section 3.10(f) of the Disclosure Schedule lists each individual who, as of the Agreement Date, (i) is currently receiving continuation coverage under COBRA under a Company Plan, or (ii) is within his or her COBRA election period.
(g)    Leased Employees. The Company has no Employees who are “leased employees” (as that term is defined in Section 414(n) of the Code) and has no liability, contingent or otherwise, for any federal, state or local workers’ compensation contribution, with respect to any Employees who are leased employees.
(h)    Employment Matters.

(i)    Section 3.10(h)(i) of the Disclosure Schedule sets forth a true and complete listing of the Current Employees and the Current Consultants, as of the Agreement Date, including each such person’s name, job title or function and job location, as well as a true, correct and complete listing of his or her current salary or wage payable by the Company, and for each such Current Employee or such Current Consultant, the amount of all incentive compensation paid or payable to such person for the current calendar year, and each such Current Employee’s or such Current Consultant’s current status (as to full time or part time, exempt or nonexempt and temporary or permanent status and as to classification as an employee, consultant or independent contractor). No Current Employees are on leave or disability. Other than as fully reflected or specifically reserved against in the Financial Statements (or as otherwise expressly permitted or required pursuant to this Agreement), the Company has not paid or contractually promised to pay any bonuses, commissions or incentives to any Employee or Consultant. The Company has delivered or made available to Parent a true and complete copy of the employee handbook for the Company, if any, and all other employment policies, if any, currently applicable to any Current Employee or Current Consultant.
(ii)    To the Company’s Knowledge, no officer, Current Consultant or Current Employee at the level of manager or higher has disclosed any plans to terminate his, her or their employment or other relationship with the Company.
(iii)    The Company has a USCIS Form I-9 that is validly and properly completed in accordance with applicable Law for each Employee with respect to whom such form is required by applicable Law. The Company has complied with all Department of Homeland Security, DOL and State Department regulations governing the employment of foreign national workers. If applicable, the Company has complied with all Laws related to H-1B workers, including the payment of wages and the maintenance of public access files related to the filing of ETA-9035 Labor Condition Applications.
(iv)    Except as set forth in Section 3.10(h)(iv) of the Disclosure Schedule:
(A)    since the Reference Date: (x) the Company has paid or made provision for payment of all salaries and wages, which are payable by the Company to any Employees, accrued through the Closing Date and is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, collective bargaining, immigration, wages, hours and benefits, non-discrimination in employment, workers’ compensation, including Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Employment Opportunity Act of 1972, ERISA, the Equal Pay Act, the National Labor Relations Act, the Fair Labor Standards Act, the Americans with Disabilities Act of 1990, the Vietnam Era Veterans Reemployment Act, the Family and Medical Leave Act, Occupational Safety and Health Act of 1970 and any and all similar applicable state and local Laws; and (y) the Company has not been engaged in any unfair employment practice, as defined in the National Labor Relations Act or other applicable Law;
(B)    since the Reference Date, the Company has not received a written notice, citation, complaint or charge asserting any violation or liability under the federal Occupational Safety and Health Act of 1970 or any similar applicable Law regulating employee health and safety;

(C)    (u) none of the Current Employees is represented by any labor union or other labor representative with respect to his or her employment with the Company; (v) there are no labor, collective bargaining agreements or similar arrangements binding on the Company with respect to any Current Employees; (w) since the Reference Date, no petition has been filed nor has any proceeding been instituted by any Employee or group of Employees with the National Labor Relations Board or similar Governmental Authority seeking recognition of a collective bargaining agreement; (x) to the Company’s Knowledge, there are no Persons attempting to represent or organize or purporting to represent for bargaining purposes any of the Current Employees; (y) since the Reference Date, there has not occurred or, to the Company’s Knowledge, has not been threatened any strikes, slowdowns, picketing, work stoppages or concerted refusals to work or other similar labor activities with respect to Employees; and (z) no grievance or arbitration or other proceeding arising out of or under any collective bargaining agreement relating to the Company is pending or, to the Company’s Knowledge, threatened;
(D)    since the Reference Date, the Company has not received written notice of any charge or complaint pending before the Equal Employment Opportunity Commission or similar Governmental Authority alleging unlawful discrimination in employment practices, or before the National Labor Relations Board or similar Governmental Authority alleging any unfair labor practice, by the Company, nor, to the Knowledge of the Company, has any such charge been threatened in writing;
(E)    (x) all Current Employees of the Company are employed on an at-will basis and their employment can be terminated at any time for any reason without any amounts being owed to such individual other than with respect to wages, compensation and benefits accrued before such termination; and (y) the Company’s relationships with all individuals who act as Consultants to the Company can be terminated at any time for any reason without notice or any amounts being owed to such individual other than with respect to compensation or payments accrued before such termination;
(F)    since the Reference Date, the Company has not effectuated: (x) a “plant closing” (as defined in the WARN Act, or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company; or (y) a “mass layoff” (as defined in the WARN Act, or any similar Law) affecting any site of employment or facility of the Company; and
(G)    any individual performing services for the Company who has been classified as an independent contractor, or as an employee of some other entity whose services are leased to the Company, has been correctly classified and is in fact not a common law employee of the Company or any Subsidiary.
(i)    Effect of Transaction. Except for the payment of the consideration under ARTICLE II or otherwise provided in this Agreement or under applicable Law, neither the execution and delivery of the Transaction Agreements nor the consummation of the Transactions shall result in (i) any payment becoming due to any Employee, (ii) the provision of any benefits or other rights to any Employee, (iii) the increase, acceleration or provision of any payments, benefits or other rights to any Employee, whether or not any such payment, right or benefit would constitute a

“parachute payment” within the meaning of Section 280G of the Code, (iv) require any contributions or payments to fund any obligations under any Company Plan, or (v) the forgiveness in whole or in part of any outstanding loans made by the Company to any Employee or Consultant. No payment, right or benefit that becomes due or accelerated as a result of the execution and delivery of the Transaction Agreements or the consummation of the Transactions is an “excess parachute payment” within the meaning of Section 280G of the Code.
(j)    Compliance with Section 409A of the Code. To the extent that any Company Plan is a Nonqualified Deferred Compensation Plan, such Company Plan is in documentary and operational compliance with, in all respects, Section 409A of the Code and all applicable guidance issued by the IRS thereunder (or could be made compliant without applicable penalties in accordance with such guidance). No payment pursuant to any Company Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder) to the Company would subject any person to tax pursuant to Section 409A(1) of the Code, whether pursuant to the Transactions or otherwise. There is no Contract or arrangement to which the Company, or to the Knowledge of the Company, any Company Affiliate is a party or by which it is bound to compensate any of its current or former employees, independent contractors or directors for additional income or excise taxes paid pursuant to Sections 409A or 4999 of the Code.
(k)    Plans Outside the United States. No Company Plan is subject to the laws of any jurisdiction other than the United States of America.
(l)    Plan Termination. Each Company Plan can be amended, terminated or otherwise discontinued in accordance with its terms, without Liability to the Company, Parent or any of their Affiliates (other than ordinary administrative expenses typically incurred in a termination event). Except as required by Law, neither the Company nor any of its Affiliates has announced its intention to modify or amend any Company Plan or adopt any arrangement or program which, once established, would come within the meaning of a Company Plan, and each asset held under any Company Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable Liability.
3.11    Environmental Matters. The Company is, and at all times has been, in compliance with all applicable Environmental Laws. There is no Action arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened in writing against the Company. The Company has not received any written notice of, or entered into, or assumed by Contract or operation of Law, any obligation, liability, order, settlement, judgment, injunction or decree arising under Environmental Laws. The Company has not stored, treated, disposed of, arranged for or permitted the disposal of, transported, handled or released any Hazardous Material in a manner that has given or would reasonably be expected to give rise to any Liabilities (including any Liabilities for response costs, corrective action costs, personal injury, natural resource damages, property damage, or any investigative, corrective or remedial obligations) pursuant to CERCLA or any other Environmental Laws. No property or facility now or, to the Knowledge of the Company, previously operated by the Company, currently is listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System,

both promulgated under CERCLA, or on any analogous state or local registry list and, to the Knowledge of the Company, no off-site location at which the Company has disposed or arranged for the disposal of any Hazardous Material is listed or proposed to be listed on the National Priorities List or on any analogous state or local list.
3.12    Contracts.
(a)    Specified Material Contracts. Except as set forth in Section 3.12(a) of the Disclosure Schedule, the Company is not a party to, does not have any obligations, rights or benefits under, and none of its assets or properties are bound by any:
(i)    Contracts that purport to limit, curtail or restrict the ability of the Company or its Affiliates to conduct business in any geographic area or line of business or restrict the Persons with whom the Company or any of its future Subsidiaries or Affiliates may do business;
(ii)    Contracts: (x) with any Employee and any offer letters for employment or consulting with the Company, that (A) provide for anticipated annual compensation or other payments in excess of $100,000 for any individual (other than employment offers terminable at will with no severance or acceleration liability), including any Contracts with individuals providing for any commission-based compensation in excess of such amount, (B) provide for the payment of non-qualified deferred compensation subject to Section 409A of the Code, or (C) provide for potential severance payments or other severance benefits; and (y) with any Consultant and any offer letters to enter into consulting agreements with the Company, that provide for anticipated annual payments in excess of $100,000 for any individual, including any Contracts with individuals providing for any commission-based payments in excess of such amount;
(iii)    Contracts with any labor union or other labor representative of Employees (including any collective bargaining agreement);
(iv)    Contracts with any present or former officer, director or stockholder of the Company, or any Affiliate of such officer, director or stockholder (other than Company Plans, but specifically including any employment agreements that are not terminable at will without severance or acceleration liability), including, but not limited to, any agreement providing for furnishing of services by, rental of assets from or to, or otherwise requiring payments to, any such officer, director, stockholder or Affiliate, in each case, other than advances or reimbursements for travel and entertainment expenses consistent with Company policy and practice;
(v)    Contracts under which the Company has advanced or loaned any money to any of the Employees or Affiliates of the Company where there is still an outstanding amount due to the Company under such Contract, other than advances or reimbursements for expenses consistent with Company policy and past practice (including, but not limited to, travel and entertainment);
(vi)    Contracts granting any power of attorney with respect to the affairs of the Company or otherwise conferring agency or other power or authority to bind the Company other than to officers and attorneys in the Ordinary Course of Business;

(vii)    Partnership or joint venture agreements;
(viii)    Contracts for the acquisition, sale or lease of properties or assets (including any ownership interest in any entity) other than in the Ordinary Course of Business;
(ix)    Contracts with a Governmental Authority;
(x)    Loan or credit agreements, indentures, notes or other Contracts evidencing indebtedness for borrowed money (contingent or otherwise) by the Company, or any Contracts pursuant to which indebtedness for borrowed money (contingent or otherwise) is guaranteed by the Company, or any guarantees of the foregoing by third parties for the Company’s benefit;
(xi)    Mortgages, pledges, security agreements, deeds of trust or other Contracts granting a Lien other than Permitted Lien on any material property or assets of the Company;
(xii)    Voting agreements or registration rights agreements relating to Company Stock to which the Company is a party;
(xiii)    Lease or rental Contracts relating to personal property;
(xiv)    Contracts providing for indemnification by the Company other than (x) customary indemnities in such Contracts that were entered into in the Ordinary Course of Business and (y) customary indemnities against infringement of Intellectual Property Rights contained in non-exclusive licenses entered into in the Ordinary Course of Business;
(xv)    Any Contract with any supplier or provider of goods or services that are incorporated into, or related to the development of, any Product and Service involving consideration in excess of $60,000 in the current or either of the two (2) previous fiscal years (other than purchase orders for goods entered into in the Ordinary Course of Business);
(xvi)    Any Contracts to (x) provide services to any Person involving consideration in excess of $60,000 in the current or either of the two (2) previous fiscal years, or (y) perform any service or sell or lease any product which grants the other party or any third party “most favored nation” status, “most favored customer” pricing, preferred pricing, exclusive sales, distribution, marketing or other exclusive rights, or rights of first refusal or rights of first negotiation;
(xvii)    Contracts relating to capital expenditures and involving obligations after the Agreement Date in excess of $60,000 and not cancelable without penalty;
(xviii)    Contracts relating to the disposition or acquisition of material assets or any ownership interest in any entity
(xvix)    Contracts with any financial advisor, broker, finder or investment banker providing advisory services to the Company in connection with the Transactions; and

(xx)    Contracts to enter into or negotiate the entering into of any of the foregoing.
(b)    Documentation. The Company has delivered or made available to Parent (i) true and complete copies of each written Material Contract and (ii) a summary of each oral Material Contract, together with any and all amendments, supplements and “side letters” thereto.
(c)    Status of Material Contracts. Each of the Contracts required to be listed in Section 3.12(a) of the Disclosure Schedule and each of the IP Contracts (collectively, the “Material Contracts”) is valid and binding on the Company and in full force and effect and is enforceable in accordance with its terms by the Company, except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles. The Company is not in breach or default under any Material Contract, nor does any condition exist that, with notice or lapse of time or both, would constitute a breach or default in any respect thereunder by the Company or that would result in liability to the Company. To the Knowledge of the Company, (i) no other party to any Material Contract is in default thereunder and (ii) no condition exists that with notice or lapse of time or both would constitute a default in any respect by any such other party thereunder. The Company has not received notice of any termination or cancellation of any Material Contract. The Company has not and, to the Knowledge of the Company, no other party to any Material Contract has repudiated in writing any provision of any Material Contract. The Company is not disputing and, to the Knowledge of the Company, no other party to such Material Contract is disputing in writing, any provision of any Material Contract. None of the parties to any Material Contract is renegotiating any amounts paid or payable to or by the Company under such Material Contract or any other term or provision thereof.
3.13    Assets: Title, Sufficiency, Condition. The Company has good, valid and sufficient title to or sole and exclusive leasehold interest in or adequate right to use all of its tangible assets, including those that are used in the conduct of the Business or reflected in the Interim Balance Sheet as being owned by the Company or acquired after the date thereof (the “Assets”), free and clear of all Liens except Permitted Liens. The Assets constitute, in all material respects, all of the assets, properties and rights of every type and description that are used in and necessary for the conduct of the Company’s business as currently conducted. All of the tangible personal property other than the inventory (i) are in all material respects adequate and suitable for their present uses, (ii) in reasonably good working order, operating condition and state of repair (ordinary wear and tear excepted) and (iii) have been maintained in all respects in accordance with normal industry practice.
3.14    Real Property.
(a)    The Company does not own or lease, and has never owned or leased, any real property.
3.15    Intellectual Property; Technology; Privacy and Security; Information Systems; Disaster Recovery.
(a)    Company Intellectual Property Rights and Company Technology.

(i)    The Company owns or has the right to use all Company Technology and all Intellectual Property Rights therein for all purposes necessary or useful to the Company’s business as presently conducted. Except for (x) the Technology and Intellectual Property Rights licensed to the Company under the Inbound IP Contracts and (y) off the shelf, “click wrap” or “shrink wrap” license agreements for software that is generally commercially available to the public on reasonable terms (“Shrink Wrap Licenses”), in each case with annual, aggregate payments (including license, maintenance and support fees) not in excess of $20,000 individually or $50,000 in the aggregate, or (z) Public Software disclosed on Section 3.15(f) of the Disclosure Schedule, none of the Company Technology or Company Intellectual Property Rights is owned by any third party. Except as noted in the preceding sentence, the Company exclusively owns all Company Technology, including Proprietary Software and all Company Intellectual Property Rights that are owned or purported to be owned by the Company free and clear of all Liens other than with respect to the Permitted Liens.
(ii)    Section 3.15(a)(ii) of the Disclosure Schedule contains a list of Proprietary Software. Except as disclosed by Section 3.15(a)(ii) of the Disclosure Schedule: (A) the Company has used commercially reasonable efforts to maintain and protect all Proprietary Software (including all source code and system specifications) with appropriate proprietary notices, confidentiality and non-disclosure agreements and such other measures as are reasonably necessary to protect the Intellectual Property Rights contained therein or relating thereto, and none of the source code of any Proprietary Software has been published, disclosed or delivered to any Person by the Company (other than those subcontractors or other Persons listed on Section 3.15(a)(ii) of the Disclosure Schedule) or by any employee, consultant, contractor or agent of the Company; (B) no licenses or rights (including contingent rights) have been granted by the Company, or any of its Affiliates, to any Person to access, use or distribute any source code of any Proprietary Software; (C) the Company has complete and exclusive right, title and interest in and to all Proprietary Software except as to Public Software disclosed on Section 3.15(f) of the Disclosure Schedule that is included or made part of the Proprietary Software; (D) the Company has developed the Proprietary Software through its own efforts and for its own account without the aid or use of any consultants, agents, independent contractors or Persons (other than Persons that are Employees) who may claim ownership interests in the Proprietary Software or any portion thereof; (E) the Proprietary Software includes the current source code, system documentation, statements of principles of operation and schematics, as well as any pertinent commentary, explanation, program (including compilers), workbenches, tools and higher level (or “proprietary”) language actually created, owned or used by the Company for the development, maintenance and implementation thereof; and (F) there are no Contracts in effect with respect to the marketing, distribution or licensing of the Proprietary Software by any other Person.
(b)    Infringement. Neither (i) the operation of the business of the Company, including as presently conducted, nor (ii) any of the Products and Services or Company Technology has infringed upon, diluted, misappropriated or violated, or will infringe upon, dilute, misappropriate or violate, any Intellectual Property Rights of any Person. The Company has not received any written charge, complaint, claim, demand, or notice alleging infringement, dilution, misappropriation or violation of the Intellectual Property Rights of any Person (including any demand to refrain from using or to license any Intellectual Property Rights of any Person in connection with the conduct of the Company’s business). To the Company’s Knowledge, no Person has infringed upon, diluted, misappropriated or violated any Company Intellectual Property Rights at any time since the Reference Date. There are no pending or, to the Company’s Knowledge, claims threatened in writing against the Company challenging the Company’s ownership of the Company Intellectual Property Rights or alleging that any of the Company Intellectual Property Rights are invalid or unenforceable.
(c)    Scheduled IP. Section 3.15(c) of the Disclosure Schedule identifies all patents, patent applications, registered trademarks and registered copyrights, applications for trademark and copyright registrations, domain names, registered design rights and other forms of registered Intellectual Property Rights and applications therefor owned by or exclusively licensed to the Company (collectively, the “Company Registrations”). All current Company Registrations have been duly maintained (including the payment of fees) and have not expired, cancelled or abandoned. Section 3.15(c) of the Disclosure Schedule also identifies each trade name, each unregistered trademark, service mark, or trade dress owned or exclusively licensed by the Company that, in each case, is material to the Business of the Company.
(d)    IP Contracts. Section 3.15(d) of the Disclosure Schedule identifies under separate headings each Contract under which the Company uses or licenses from third parties Company Technology or Company Intellectual Property Rights that are material to the operation of the Business of the Company as presently conducted and that any Person besides the Company owns, including Software other than Proprietary Software that is licensed to or used by the Company or any of its Affiliates and is related to Company’s business (“Third Party Software”) (other than Shrink Wrap Licenses and Public Software) (collectively “Inbound IP Contracts”) or under which the Company has granted any Person any right or interest in Company Intellectual Property Rights including any right to use or access any item of the Company Technology (the “Outbound IP Contracts”, and together with the Inbound IP Contracts, the “IP Contracts”). None of the Inbound IP Contracts are subject to any transfer, assignment, change of control, site, equipment or other operational limitations. Except as provided in the Inbound IP Contracts and Shrink Wrap Licenses, the Company does not owe any royalties or other payments or otherwise have any liability to any Person for the use of any Intellectual Property Rights or Technology. The Company has paid all fees, royalties and other payments applicable to the past and current use or exploitation of Intellectual Property Rights provided for by the Inbound IP Contracts and Shrink Wrap Licenses, and no fees, royalties or other payments provided by the Inbound IP Contracts and Shrink Wrap Licenses are due or otherwise required to be paid by the Company or any of its Affiliates within thirty (30) days following the Closing Date or otherwise become due as a result of, or attributable to, the Transactions contemplated herein.
(e)    Confidentiality and Invention Assignments. The Company has maintained commercially reasonable practices designed to ensure the protection of the confidentiality of the Company’s confidential information and trade secrets and has required any Employee, Consultant or third party with access, or to whom it has disclosed its confidential information, to execute contracts requiring them to maintain the confidentiality of such information and use such information only in accordance with such contracts. All Employees and Consultants of the Company who (i) in the normal course of their duties are involved in the creation of any Company Technology that is incorporated in any Product and Service of the Company or (ii) have in fact created Company Technology that is incorporated in any Product and Service of the Company, have executed contracts that irrevocably assign to the Company on a worldwide royalty-free basis all of such Persons’ respective rights, including Intellectual Property Rights relating to such Product and Service. To the Knowledge of the Company, no Employee or Consultant is in violation of any term of any such agreement, including any patent disclosure agreement or other employment contract or any other contract or agreement relating to the relationship of any such Employee or Consultant with the Company. All authors of any works of authorship in the Company Technology have waived their moral rights and have agreed to a covenant not to assert their moral rights.
(f)    Open Source Software. Except as disclosed on Section 3.15(f) of the Disclosure Schedule, none of the Company Technology, Proprietary Software, or any Product and Service of the Company (including any software, middleware, firmware) constitutes, contains, or is dependent upon any Public Software. Except as disclosed on Section 3.15(f) of the Disclosure Schedule, the Proprietary Software has never been provided, delivered or distributed to any Person other than those Employees and Consultants of the Company working on the development of Company’s software, firmware or middleware for the benefit of the Company and has never been delivered or distributed in any form (object code, executable code or source code form) to any Person, including delivery via electronic transmission, by physical delivery on tangible media (either as stand-alone software or as a part of any other software), loan, delivery or transmission as part of the transfer of hardware or components, or any other form of delivery or distribution, temporary or permanent. None of the Company Technology, Proprietary Software, nor any Product and Service of the Company is subject to any IP Contract or other contractual obligation that would require the Company to publicly divulge any source code or trade secret that is part of the Company Technology.
(g)    Privacy and Data Security.
(i)    The Collection and Use and dissemination by the Company of any Personal Data is in compliance in all respects with the Company’s privacy policies and terms of use, all applicable Information Privacy and Security Laws, all Personal Data Obligations, and all Contracts to which the Company is bound. Except as disclosed on Section 3.15(g) of the Disclosure Schedule, (i) no Personal Data is stored or otherwise maintained outside the United States by the Company or any third party and (ii) the Company has not engaged in cross-border processing of Personal Data. True and complete copies of all current privacy policies used by the Company have been provided or made available to Parent. The Company has consistently posted a privacy policy in a clear and conspicuous location on all websites and any mobile applications owned or operated by the Company.
(ii)    The Company does not Collect or Use Personal Data from any Person in any manner other than as described in the Contracts or, to the extent applicable, any privacy policies delivered or made available to Parent.
(iii)    The Company maintains policies and procedures regarding data security and privacy and maintains administrative, technical and physical safeguards that are commercially reasonable and, in any event, to the Company’s Knowledge, in compliance with all applicable Information and Privacy and Security Laws and all Contracts to which the Company is bound. True and complete copies of all such policies and procedures have been provided or made available to Parent. The Company has complied at all times in all respects with the terms of all Contracts to which the Company is a party relating to data privacy, security or breach notification (including provisions that impose conditions or restrictions on the collection, use, disclosure, transmission, destruction, maintenance, storage, or safeguarding of Personal Data).
(iv)    At any time since the Reference Date, there have been no security breaches relating to, or violations of any security policy or Information Privacy and Security Law regarding, or any unauthorized access, disclosure, or use of, any data or information used by the Company, including Personal Data. No written notice has been provided to the Company by a third party vendor or any other person of any security breach relating to Personal Data. The Company has not experienced a loss or unauthorized disclosure, use, or breach of privacy or security of any Personal Data in the custody or control of the Company that would have required notice to any third Person (including any Governmental Entity or parties to any Contract) under any applicable Law. No Person (including any Governmental Authority) has commenced or, to the Company’s Knowledge, threatened, any Action relating to the Company’s information privacy or data security practices.
(v)    The Company does not knowingly (x) have or actively solicit any customers in the European Economic Area, or (y) process, transmit, or store any Personal Data of any Persons located in the European Economic Area.
(vi)    The Company has taken all required steps to limit access to Personal Data to: (x) those Company personnel and third-party vendors providing services to or on behalf of the Company who have a need to know such Personal Data in the execution of their duties to the Company; and (y) such other Persons permitted to access such Personal Data in accordance with the privacy policies and terms of use, all applicable Information Privacy and Security Laws and all Contracts to which the Company is bound.
(vii)    The Company maintains a written technical information security program that contains administrative, technical and physical safeguards (including encryption) compliant in all respects with industry standards and applicable Information Privacy and Security Laws (the “Security Program”). The Company’s Security Program is designed to: (v) protect the integrity and confidentiality of Personal Data; (w) protect against reasonably anticipated threats or hazards to the security of Personal Data; (x) protect against the unauthorized access, disclosure or use of Personal Data; (y) address computer and network security; and (z) provide for the secure destruction and disposal of Personal Data. The Security Program has been updated as required by all applicable Information Privacy and Security Laws. All third party vendors or persons with access to Personal Data have entered into contracts or written agreements with the Company requiring that such vendors or persons maintain a substantially similar security program.
(viii)    The Company controls the access to its computer and information technology networks through the utilization of standard security measures that are designed to prevent unauthorized access to such networks. All of the Company’s security measures are designed to be consistent with or exceed the requirements of applicable Laws and are designed to (x) prevent the unauthorized disclosure of confidential information (including Personal Data) of the Company,

(y) prevent access without express authorization (and immediately terminate such unauthorized access) to the networks and information system of the Company and (z) facilitate the Company’s identification of the person making or attempting to make such unauthorized access.
(h)    Effect of Transactions on Company Technology Rights or Data Privacy. The Transactions (including the Mergers) shall not adversely affect the Company’s ownership of any Company Technology or the Company’s legal right and ability to continue using the Company Technology in the operation of the Company’s business in any material respect on or after the Closing to the same extent as the Company Technology is used in the operation of the business prior to the Closing. The Transactions (including any transfer of Personal Data resulting from the Transactions) (i) comply with all Personal Data Obligations of the Company, and (ii) comply (and the disclosure to and transfer to Parent of such Personal Data at the Closing, and the use by Parent of such Personal Data at and after the Closing in the same manner as such Personal Data is used by the Company prior to the Closing, will comply) with all applicable Information Privacy and Security Laws.
(i)    Information Systems. The Company owns, leases or licenses all Information Systems that are used in, or necessary for, the Business of the Company. In the last twelve (12) months, to the Company’s Knowledge, there have been no failures, breakdowns, outages or unavailability of such Information Systems and the DR Plans were not activated other than for testing purposes. On and after the Closing, the Information Systems shall be in the possession, custody or control of the Company, along with all tools, documentation and other materials relating thereto, as existing immediately prior to the Closing.
(j)    Disaster Recovery. The Company has delivered or made available to Parent a true and complete copy of the DR Plans. To the Knowledge of the Company, the DR Plans are consistent with or exceed industry standards and applicable Laws. The DR Plans are designed to ensure, at a minimum, the ability of the Company to resume operations and performance of services promptly and ensure redundancy of all data and information material to the operation of the Company that the Company is required to maintain pursuant to any Contract, internal policy or applicable Law. Within the last twelve (12) months, the Company conducted “tabletop” testing of the DR Plans, which testing did not detect any material deficiencies in the DR Plans.
3.16    Insurance. Section 3.16 of the Disclosure Schedule sets forth a list of all policies of property, general liability, directors and officers, fiduciary, employment, title, workers’ compensation, environmental, product liability, cyber liability and other forms of insurance maintained by the Company and all pending outstanding claims against such insurance policies. The Company has delivered or made available to Parent complete and correct copies of all such policies, together with all endorsements, riders and amendments thereto. There are no disputes with the insurers of any such policies or any claims pending under such policies as to which coverage has been reserved, questioned, denied or disputed by the insurers of such policies. Each such policy is in full force and effect, all premiums that are due and payable under all such policies have been paid, the Company is otherwise in compliance in all respects with the terms of such policies. The Company has not failed to give proper notice of any claim under any such policy in a valid and timely fashion. The Company has not received any notice of non-renewal, cancellation or termination of any insurance policy in effect on the Agreement Date or at any time since the Reference Date.
3.17    Related Party/Affiliate Transactions. There are no Liabilities of the Company to any Related Party other than ordinary course, Employee- and director-related compensation and reimbursement Liabilities. Except as disclosed in Section 3.17 of the Disclosure Schedule, no Related Party (i) has any interest in any property (real, personal or mixed, tangible or intangible) used by the Company in the conduct of its business, or (ii) has been party to any Contract with the Company. All transactions pursuant to which any Related Party has purchased any services, products or Technology from, or sold or furnished any services, products or technology to, the Company have been on an arm’s-length basis on terms no less favorable to the Company than would be available from an unaffiliated party.
3.18    Suppliers. Section 3.18 of the Disclosure Schedule sets forth true and complete lists of the top ten suppliers of the Company (measured in terms of total expenses) attributable to each such Person (i) during the year ended December 31, 2018, and (ii) during the six (6)-month period ended June 30, 2019 (each Person identified on at least one of such lists, a “Top Supplier”), showing the total purchases by the Company from each such Top Supplier during such period. Since the Balance Sheet Date, no Top Supplier has, to the Knowledge of the Company, threatened to cease or materially reduce such sales or provision of services, other than in the Ordinary Course of Business. No Top Supplier has pending or threatened any Action against the Company.
3.19    Certain Business Practices. Neither the Company nor any Employee or agent, acting on behalf of the Company has (i) used any Company funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any Contract or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (iv) knowingly made any other unlawful payment of a type similar to those described above in this Section 3.19.
3.20    Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions or any prior merger, acquisition or divestiture transaction based upon arrangements made by or on behalf of the Company or any of its Affiliates. Notwithstanding anything in this Agreement to the contrary, there are no fees or expenses related to the Transactions payable by the Company to any third party other than the Company Transaction and Bonus Expenses.
3.21    Disclaimer of Other Warranties. Except for the representations and warranties contained in this ARTICLE III (including the Disclosure Schedule), neither the Company nor any other Person on behalf of the Company has made, or shall be deemed to have made, any other express or implied representation or warranty with respect to the Company or with respect to any other information provided or made available to Parent, Merger Sub A and Merger Sub B and any

Representatives, and the Company hereby disclaims any other representations or warranties, whether made by the Company or any of its Representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT
Parent represents and warrants to the Company as of the Agreement Date and as of the Closing Date as follows:
4.1    Organization. Each of Parent, Merger Sub A and Merger Sub B is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Since the date of its incorporation, neither Merger Sub A nor Merger Sub B has not engaged in any activities other than in connection with or as contemplated by this Agreement.
4.2    Authority; Non-Contravention.
(a)    Each of Parent, Merger Sub A and Merger Sub B has all requisite corporate power and corporate authority to execute and deliver the Transaction Agreements to which it is a party and to perform its obligations thereunder and to consummate the Transactions (including the Mergers). The execution, delivery and performance by each of Parent, Merger Sub A and Merger Sub B of the Transaction Agreements to which it is a party and the consummation by Parent, Merger Sub A and Merger Sub B of the Transactions (including the Mergers) have been duly authorized and approved by Parent’s, Merger Sub A’s and Merger Sub B’s respective board of directors and no other corporate action on the part of Parent, Merger Sub A and Merger Sub B, including, without limitation, by Parent’s stockholders, is necessary to authorize the execution, delivery and performance by each of Parent, Merger Sub A and Merger Sub B of the Transaction Agreements to which it is a party and the consummation by it of the Transactions (including the Mergers). This Agreement has been and, when delivered at the Closing, the other Transaction Agreements to which each of Parent, Merger Sub A and Merger Sub B is a party shall be, duly executed and delivered by Parent, Merger Sub A and Merger Sub B. Assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, this Agreement constitutes and the other Transaction Agreements to which each of Parent, Merger Sub A and Merger Sub B is a party shall, when delivered at the Closing, constitute, the legal, valid and binding obligations of Parent, Merger Sub A and Merger Sub B, enforceable against Parent, Merger Sub A and Merger Sub B in accordance with their respective terms, except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
(b)    Neither the execution and delivery of the Transaction Agreements to which each of Parent, Merger Sub A and Merger Sub B is a party, nor the consummation by Parent, Merger Sub A and Merger Sub B of the Transactions (including the Mergers), nor compliance by Parent, Merger Sub A and Merger Sub B with any of the terms or provisions thereof, shall (i) violate any provision of the Charter Documents of Parent, Merger Sub A and Merger Sub B or (ii) assuming that the consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, (x) violate any Law applicable to Parent, Merger Sub A and Merger Sub B or any of their respective properties or assets, or (y) constitute a default under (with or without notice or lapse of time, or both), result in the termination of or cancellation under, or result in the creation of any Lien upon any of the respective properties or assets of Parent, Merger Sub A and Merger Sub B under, any of the terms, conditions or provisions of any material Contract to which Parent, Merger Sub A and Merger Sub B is a party, except for such violations, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have a “Parent Material Adverse Effect.”
4.3    Governmental Approvals. No consent, approval or authorization of, or registration, qualification or filing with, any Governmental Authority is required for the valid execution, delivery and performance of this Agreement or the other Transaction Agreements by Parent, Merger Sub A and Merger Sub B or the consummation by Parent, Merger Sub A and Merger Sub B of the transactions contemplated hereby, except for (i) a filing with the New York Stock Exchange in respect of the shares of Parent Common Stock issuable pursuant to this Agreement, (ii) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal or state securities laws.
4.4    SEC Documents.
(a)    Parent has filed or furnished all reports, schedules, forms, proxy statements, prospectuses, registration statements and other documents required to be filed or furnished by it with the SEC since January 1, 2018, and Parent has made available to the Company (including through the SEC’s EDGAR database) true, correct and complete copies of all such documents (collectively, “Parent’s SEC Documents”). As of their respective dates (or, if amended or supplemented, as of the date of the most recent amendment or supplement), each of Parent’s SEC Documents complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Securities Act and the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder, and none of Parent’s SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
(b)    Each of the consolidated financial statements (including, in each case, any notes thereto) contained in Parent’s SEC Documents was prepared in accordance with GAAP throughout the periods indicated (except as may be indicated in the notes thereto and except that financial statements included with interim reports do not contain all notes to such financial statements) and each fairly presented in all material respects the consolidated financial position, results of operations and changes in stockholders’ equity and cash flows of Parent and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which are not expected, individually or in the aggregate, to be material).

(c)    Parent is not now, and has never been, a shell issuer, as described in Rule 144(i)(1) under the Securities Act.
4.5    Shares of Common Stock. The shares of Parent Common Stock to be issued and delivered to the Consenting Holders that are Accredited Investors in accordance with this Agreement, when so issued and delivered, will be (i) duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive, subscription or similar rights, and (ii) based in part upon the statements of such Consenting Holders in the Written Consent and Joinder Agreements, issued pursuant to available and valid exemptions from the registration and qualification provisions of applicable federal and state securities laws. Parent has, and shall continue to have through the Closing, sufficient authorized but unissued or treasury shares of Parent Common Stock to meet its obligations to deliver the Parent Common Stock under this Agreement.
4.6    Availability of Funds. On the Closing Date and through the Second Indemnification Hold-Back Payment Date (or such later date as all disputes are resolved if Parent exercises its Offset Right), Parent will have sufficient cash or other sources of immediately available funds to enable Parent to consummate on a timely basis the Transactions (including the Mergers) including the payment of all of its cash obligation due under this Agreement. Parent understands and acknowledges that under the terms of this Agreement, Parent’s obligation to consummate the Transactions is not in any way contingent upon or otherwise subject to Parent’s consummation of any financing arrangements, Parent’s obtaining of any financing or the availability, grant, provision or extension of any financing to Parent.
4.7    No Reliance. Parent, Merger Sub A and Merger Sub B acknowledge and agree that except for the representations and warranties contained in ARTICLE III, neither the Company nor any other Person on behalf of the Company makes, and neither Parent, Merger Sub A nor Merger Sub B has relied upon, any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent, and that the Company hereby disclaims any other representations or warranties, whether made by the Company or any of its Affiliates, officers, directors, employees, agents or representatives.
ARTICLE V

CERTAIN AGREEMENTS OF THE PARTIES
5.1    Conduct of the Business. Except as expressly permitted by this Agreement, or with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), or as required by applicable Law, from the Agreement Date until the Closing or the earlier termination of this Agreement pursuant to ARTICLE VII (Termination), the Company shall (i) in all material respects conduct its business in the Ordinary Course of Business and in compliance with all applicable Laws, (ii) use commercially reasonable efforts to maintain and preserve intact its present business organization and the goodwill of those having business relationships with it (including by using commercially reasonable efforts to maintain the value of its assets and technology and preserve its relationships with Employees, suppliers, strategic partners, licensors, licensees, regulators, landlords and others having business relationships with the Company) and retain the services of its present officers, directors and Employees and (iii) maintain in full force and effect all insurance policies described in Section 3.16. Without limiting the generality of the foregoing, until the Closing, the Company shall not:
(a)    issue, sell, grant, dispose of, amend any term of, grant registration rights with respect to, pledge or otherwise encumber any shares of its capital stock or other equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or other equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock or other equity interests; provided, however, that the Company may issue shares of Company Stock upon the exercise of Company Options that are outstanding on the Agreement Date and upon conversion of the Company SAFEs and Company Note, in each case in accordance with the terms thereof;
(b)    other than as contemplated by the terms of this Agreement, amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Company Option Plan or any agreement evidencing any outstanding stock option, warrant or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract;
(c)    redeem, purchase or otherwise acquire or cancel any of its outstanding shares of capital stock or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock or equity interests;
(d)    declare, set aside funds for the payment of or pay any dividend on, or make any other distribution (whether in cash, stock or property) in respect of, any shares of its capital stock or other equity interests or make any payments to the Holders in their capacity as stockholders of the Company;
(e)    split, combine, subdivide, reclassify or take any similar action with respect to any shares of the Company’s capital stock;
(f)    form any Subsidiary;
(g)    incur, guarantee, issue, sell, repurchase, prepay or assume any (i) Company Debt, or issue or sell any options, warrants, calls or other rights to acquire any debt securities of the Company; (ii) obligations of the Company issued or assumed as the deferred purchase price of property; (iii) conditional sale obligations of the Company; (iv) obligations of the Company under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (v) obligations of the Company for the reimbursement of any obligor on any letter of credit; or (vi) obligations of the type referred to in clauses (i) through (vi) of other Persons for the payment of which the Company is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations;

(h)    sell, transfer, lease, license, mortgage, encumber or otherwise dispose of or subject to any Lien other than a Permitted Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction), any of its properties or assets;
(i)    make any capital expenditures in excess of $75,000;
(j)    acquire or agree to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof other than the acquisition of inventory and equipment in the Ordinary Course of Business;
(k)    make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance funds to any Person (other than travel and similar advances to its Employees in the Ordinary Course of Business in an aggregate amount at any one time of not more than $10,000);
(l)    with respect to Contracts, (i) enter into, adopt, terminate, modify, renew or amend (including by accelerating material rights or benefits under) any Material Contract (or any Contract that would constitute a Material Contract if in effect on the Agreement Date) other than in the Ordinary Course of Business, (ii) enter into or extend the term or scope of any Contract that purports to restrict the Company, or any current or future Subsidiary of the Company, from engaging in any line of business or in any geographic area, (iii) enter into any Contract that could be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Transactions, or (iv) release any Person from, or modify or waive any material provision of, any confidentiality or non-disclosure agreement;
(m)    (i) hire or terminate any employees, except for the termination of any employee for legitimate business purposes, (ii) materially increase the annual level of compensation payable or to become payable by the Company to any of its directors or Current Employees, (iii) grant any bonus, benefit or other direct or indirect compensation to any director, Current Employee or Current Consultant, except as required by the terms of this Agreement, (iv) increase the coverage or benefits available under or otherwise modify or amend or terminate any (or create any new) Company Plan, except as required by the terms of this Agreement, applicable Law or by the terms of any Company Plan, (v) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement to which the Company is a party (or amend any such agreement in any material respect) or enter into any agreement involving a Current Employee or Current Consultant, except, in each case, as required by the terms of this Agreement, applicable Law from time to time in effect or by the terms of any Company Plan or (vi) enter into any transactions pursuant to which any Related Party purchases any services, products or technology from, or sells or furnishes any services, products or technology to, the Company;
(n)    make, change or revoke any election concerning Taxes or Tax Returns, file any amended Tax Return or any Tax Return inconsistent with past practice, enter into any closing agreement or Contract with any Taxing Authority with respect to Taxes, settle any Tax claim or assessment (other than by paying Taxes in the Ordinary Course of Business), surrender any right to claim a refund of Taxes, request any Tax ruling or agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes;
(o)    make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except as required by applicable Law;
(p)    amend the Company Charter Documents;
(q)    adopt a plan or agreement for or carry out any complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization other than as required by the provisions of the Transaction Agreements;
(r)    pay, repurchase, prepay, discharge, settle or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $40,000 in any one instance or $80,000 in the aggregate, other than the payment, discharge, settlement or satisfaction in accordance with the terms of the Liabilities reflected in the Balance Sheet;
(s)    initiate, settle, agree to settle, waive or compromise any Action that results in payment by the Company in excess of $100,000;
(t)    accelerate, beyond the normal collection cycle, collection of accounts receivable or delay beyond normal payment terms payment of any accounts payable;
(u)    accelerate or defer the construction of any premises;
(v)    accelerate or defer the purchase of fixtures, equipment, leasehold improvements or other capital expenditures;
(w)    grant or agree to grant any license to any of the Company’s Intellectual Property Rights other than non-exclusive licenses granted in the Ordinary Course of Business;
(x)    hire, appoint or, except as required by the terms of this Agreement, terminate any director or officer of the Company (other than a termination for cause);
(y)    enter into any lease (either as lessor or lessee) or other form of use or occupancy agreement for the use or occupancy of any real property; or
(z)    obligate the Company to take any of the foregoing actions.
Nothing contained in this Agreement shall give Parent, Merger Sub A or Merger Sub B, directly or indirectly, rights to control any operations of the Company prior to the Closing.
5.2    Stockholder and Other Holder Approvals. As promptly as practicable after the execution of this Agreement, the Company shall, in accordance with its Charter Documents and applicable Law, provide to the Holders an Information Statement and other appropriate documents in connection with the obtaining of written consents of the Holders in favor of the adoption of this Agreement and the approval of the Transactions (including the Mergers). The Information Statement shall include the unanimous recommendation of the board of directors of the Company in favor of the adoption of this Agreement and the approval of the Transactions (including the Mergers). Notwithstanding anything to the contrary contained in this Agreement, the Information Statement and any other materials submitted to the Holders in connection with this Agreement and the Transactions shall be subject to prior review and reasonable approval by Parent. The Company shall use its commercially reasonable efforts to obtain (i) Written Consent and Joinder Agreements from all Holders and (ii) approval by the Requisite Stockholder Approval of the adoption of this Agreement as well as the consummation of the Transactions (including the Mergers).
5.3    Commercially Reasonable Efforts.
(a)    Actions Required to Consummate Transactions. Subject to the terms and conditions of this Agreement, from the Agreement Date until the Closing Date or the earlier termination of this Agreement pursuant to ARTICLE VII (Termination), each of the Parties (other than the Holders’ Representative) shall use (and shall cause its Affiliates to use) commercially reasonable efforts to promptly (i) take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to cause the conditions to closing of the other Parties hereunder to be satisfied and to consummate and make effective the Transactions (including the Mergers), in each case, as expeditiously as practicable, and (ii) obtain all approvals, consents, registrations, Permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions (including the Mergers).
(b)    Governmental Authorities. Each of the Parties, in the case of the Holders’ Representative, after Closing, shall use its commercially reasonable efforts to (i) cooperate with each other in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions (including the Mergers), including any proceeding initiated by a private party and (ii) keep the other Parties informed in all material respects and on a reasonably timely basis of any material communication received by such Party from, or given by such Party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions. In furtherance and not in limitation of the covenants of the Parties contained in this Section 5.3(b), each of the Parties in the case of the Holders’ Representative, after Closing, shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions (including the Mergers).
5.4    Public Announcements. Parent, the Company and the Holders’ Representative (if after the Closing) shall reasonably cooperate in order to prepare and publish a press release concerning the Transactions upon or promptly following the Closing. No Party hereto shall, and shall not permit its Affiliates or Representatives to, make any public announcement or disclosure in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed); provided, that, in each case, any party to this Agreement shall be permitted to disclose the terms of this Agreement (including the Base Purchase Price or the Final Purchase Price) (i) to its Affiliates and its and their respective managers, partners, stockholders, equityholders, attorneys, accountants, tax advisors, financial advisors, consultants, agents, employees, potential financing sources or investors or other representatives, and, in the case of the Holders’ Representative, to the Holders, (so long as such Person is obligated and directed to maintain the confidentiality of such information), (ii) as required (upon advice of legal counsel) by applicable Law, the rules or regulations of any United States or foreign securities exchange, in which case the Party required to make such release, filing, announcement, or disclosure shall provide the other Party (if legally permissible) with advance written notice of, and an opportunity to review, discuss, and comment on, such proposed release, filing, announcement, or disclosure, and (iii) and such other information previously made public in accordance with this Section 5.4 in a press release or other document; provided further, with respect to any Holder that is a venture capital or private equity fund or accelerator, such Holder may make such non-confidential disclosures after the Closing that are in the ordinary course of its business consistent with past practices. Notwithstanding anything in this Agreement to the contrary, after Closing and the public announcement of the Mergers, the Holders’ Representative shall be permitted to publicly announce that it has been engaged to serve as the Holders’ Representative in connection with the Mergers as long as such announcement does not disclose any of the other terms of the Mergers or the other transactions contemplated herein.
5.5    Access to Information. Subject to the requirements of applicable Law, the Company shall afford to Parent and Parent’s Representatives, from time to time prior to the earlier of (i) the Closing or (ii) the termination of the Agreement pursuant to Section 7.1, access during normal business hours upon reasonable advance notice to (x) all of the Company’s books, reports, Contracts, assets, filings with and applications to Governmental Authorities, records and correspondence (in each case, whether in physical or electronic form) and (y) to the Representatives of the Company as Parent may reasonably request and the Company shall furnish promptly to Parent all information and documents concerning its business, financial condition and operations, properties and personnel related to the consummation of the Transactions or the ownership or operation of the Company’s business as Parent may reasonably request and Parent shall be allowed to make copies of such information and documents.
5.6    Confidentiality. Holders’ Representative, on behalf of the Holders, acknowledges that the success of the Company after the Closing Date depends upon the preservation of the confidentiality of the Confidential Information (as hereinafter defined), that the preservation of the confidentiality of the Confidential Information is an essential premise of the bargain between the Parties and Parent would be unwilling to enter into this Agreement in the absence of this Section 5.6. Accordingly, Holders’ Representative, on behalf of the Holders, shall, and shall use its commercially reasonable efforts to cause its Affiliates and its Representatives to, keep confidential all confidential documents and information involving or relating to the Company or its business (the “Confidential Information”), unless (i) compelled to disclose such Confidential Information by Law so long as, to the extent permitted by Law, reasonable prior notice of such disclosure is given to Parent and the Company and a reasonable opportunity is afforded Parent and the Company to contest the same or (ii) disclosed in an Action brought by a Party in pursuit of its rights or in the exercise of its remedies hereunder; provided, that, in each case, any party to this Agreement shall be permitted to disclose the terms of this Agreement (including the Base Purchase Price or the Final Purchase Price) to its Affiliates and its and their respective managers, partners, stockholders, equityholders, attorneys, accountants, tax advisors, financial advisors, consultants, agents, employees, potential financing sources or investors or other representatives, and, in the case of the Holders’ Representative, to the Holders, (so long as such Person is obligated and directed to maintain the confidentiality of such information). “Confidential Information” does not include any document or information which is as of the Closing Date or becomes following the Closing Date generally available to the public other than as a result of a disclosure in violation of this Section 5.6 by the receiving party or its Representatives. The provisions of this Section 5.6 shall survive three (3) years after the completion of the Holders’ Representative’s responsibilities hereunder.
5.7    Notification of Certain Matters. The Company shall provide prompt written notice to Parent and Parent shall provide prompt written notice to the Company upon the respective Party’s Knowledge (i) that any representation or warranty made by such Party in this Agreement was untrue when made or subsequently has become untrue, (ii) of any failure by such Party to comply with or satisfy any of its covenants or agreements hereunder, (iii) of the occurrence or nonoccurrence of any event that could reasonably be expected to cause any condition precedent to any obligation of any other Party to consummate the Transactions (including the Mergers) not to be satisfied at or prior to the Closing Date, (iv) of any written notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions (including the Mergers), to the extent such consent is not already contemplated by this Agreement or the Disclosure Schedule, (v) of any written notice or other communication from any Governmental Authority in connection with the Transactions (including the Mergers), (vi) of the commencement or threat of commencement of any Action regarding the Transactions (including the Mergers) or otherwise relating to such Party, or (vii) of any other material and detrimental development affecting the assets, Liabilities, business, financial condition or operations of such Party; provided, however, that neither the delivery of any notice pursuant to this Section 5.7 nor obtaining any information or knowledge in any investigation pursuant to Section 5.5 or otherwise shall (x) cure any breach of, or non-compliance with, any representation or warranty requiring disclosure of such matter, or any breach of any other provision of this Agreement, (y) amend or supplement any scheduled disclosure made by the Company in ARTICLE III or (z) limit the remedies available to the Party receiving, or entitled to receive, such notice.
5.8    Tax Matters.
(a)    Company Prepared Tax Returns. The Company shall, at the Company’s expense, prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all taxable periods ending on or before the Closing Date and which are due on or before the Closing Date and to pay or cause to be paid all Taxes shown as due on such Tax Returns. All Tax Returns referred to in the first sentence of this Section 5.8(a) shall be prepared in accordance with the past practices of the Company, to the extent permitted by applicable Law, and shall be subject to Section 5.1(n) if applicable. The Company shall submit any such Tax Return for Parent’s review and comment a reasonable period of time prior to filing. The Company shall consider in good faith any changes to such Tax Return that are reasonably requested by Parent, and Parent shall reasonably assist in causing any such Tax Return to be timely filed, as necessary.
(b)    Parent Prepared Tax Returns. Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company (x) for taxable periods that end after the Closing Date, including all Tax Returns for all complete taxable periods including but not ending on the Closing Date (collectively, the “Straddle Periods”), and (y) for taxable periods ending on or before the Closing Date and which are due after the Closing Date. All Tax Returns referred to in the first sentence of this Section 5.8(b) shall, to the extent relating to the Pre-Closing Tax Period, be prepared in accordance with the past practices of the Company, to the extent permitted by applicable Law. Parent shall cause the Company to pay all Taxes shown as due on such Tax Returns. Parent shall permit Holders’ Representative to review and comment on each Tax Return for a Straddle Period or that is described in clause (y) of the first sentence of this Section 5.8(b) at least fifteen (15) days before such Tax Return is required to be filed. Parent shall consider in good faith any changes to such Tax Returns that are reasonably requested by Holders’ Representative with respect to Taxes for which the Holders would bear liability pursuant to this Agreement.
(c)    Tax Contests.
(i)    After the Closing, each of Parent, on the one hand, and Holders’ Representative, on the other hand, shall promptly notify the other Party in writing upon receipt from a Taxing Authority of any written notice of any pending or threatened audit, examination, claim, dispute or controversy relating to Taxes (a “Tax Claim”) with respect to the Company for a Pre-Closing Tax Period or any Losses for which such other Party (or any of its Affiliates) could be liable pursuant to this Agreement; provided, however, the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party has been prejudiced as a result of such failure.
(ii)    With respect to any Tax Claim relating to Taxes or Tax Returns within the scope of Section 5.8(a) or Section 5.8(b)(y), the Holders may elect, through Holders’ Representative, solely at the Holders’ own cost and expense, to control all proceedings in connection with such Tax Claim (including selection of counsel); provided, however, that (x) Holders’ Representative (on behalf of the Holders) shall keep Parent informed of all material developments regarding such Tax Claim and shall not settle such Tax Claim without the written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, and (y) Parent and its counsel (at Parent’s expense) may participate in (but not control the conduct of) the defense of such Tax Claim.
(iii)    With respect to any Tax Claim relating to Taxes or Tax Returns within the scope of Section 5.8(b)(x), or within the scope of Section 5.8(a) or Section 5.8(b)(y) which Holders’ Representative does not elect to control pursuant to Section 5.8(c)(ii), Parent shall, solely at Parent’s own cost and expense, control all proceedings in connection with such Tax Claim (including selection of counsel); provided, however, that to the extent that any such Tax Claim could reasonably be expected to result in the Holders being liable for any amounts hereunder, (x) Parent shall keep Holders’ Representative informed of all material developments regarding such Tax Claim, (y) Holders’ Representative and its counsel (at the Holders’ expense) may participate in (but not control the conduct of) the defense of such Tax Claim, and (z) Parent shall not settle such Tax Claim without the written consent of Holders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(iv)    Any dispute, controversy or claim between Parent and Holders’ Representative with respect to the defense of any Tax Claim, as described in this Section 5.8(c), shall be resolved pursuant to Section 5.8(i).
(v)    In the event of any conflict between the provisions of this Section 5.8(c), and the provisions of Section 8.4(a), the provisions of this Section 5.8(c), shall control.
(d)    Certification. Parent and Holders’ Representative agree, upon request from the other Party, to use their commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the contemplated Transactions).
(e)    Tax Sharing Agreements. The Company shall terminate all Tax Sharing Agreements with respect to the Company as of the Closing Date and shall ensure that such agreements are of no further force or effect on and after the Closing Date and that there shall be no further liabilities or obligations imposed on any of the Company under any such agreements.
(f)    Cooperation. Following the Closing Date, Parent and Holders’ Representative shall, as reasonably requested by any Party: (i) assist any other Party in preparing and filing any Tax Returns relating to the Company that such other Party is responsible for preparing and filing; (ii) cooperate in preparing for any Tax audit of, or dispute with any Taxing Authority regarding and any judicial or administrative proceeding relating to, liability for Taxes, in the preparation or conduct of litigation or investigation of claims and in connection with the preparation of financial statements or other documents to be filed with any Taxing Authority, in each case with respect to the Company; (iii) make available to the other Parties and to any Taxing Authority as reasonably requested all information, records and documents in its possession relating to Taxes relating to the Company (at the cost and expense of the requesting Party); (iv) provide timely notice to the other Parties in writing of any pending or threatened Tax audits or assessments relating to the Company for taxable periods for which any such other Party is responsible; and (v) furnish the other Parties with copies of all correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to any taxable periods (or portion thereof) for which any such other Party is responsible. For the avoidance of doubt, the cooperation noted in this Section 5.8(f) shall include signing any Tax Returns, amended Tax Returns, claims or other documents with respect to any audit, litigation or other proceedings with respect to Taxes, the retention and (upon the other Party’s reasonable request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(g)    Amended Tax Returns and Tax Elections.
(i)    Parent shall not cause or permit the Company or any Affiliate of Parent to file inconsistently with past practice or amend any Tax Return of or with respect to the Company that relates to Taxes that are subject to indemnification by the Holders and shall not file any Tax election with respect to the Company with effect to any Pre-Closing Tax Period (including any election under Section 338 or 336 of the Code) hereunder without the prior written consent of Holders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that no such consent shall be required for the filing of any Tax Return or an amendment of any Tax Return of the Company that is required by applicable Tax Law.
(ii)    Parent shall not cause or permit Merger Sub B to make any election to be taxable as an association under Treasury Regulations Section 301.7701-3 effective on or prior to the Closing Date.
(h)    Transfer Taxes. All real property transfer or gains tax, stamp tax, stock transfer tax, or other similar Tax imposed as a result of or in connection with the Transactions (collectively, the “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes, shall be borne fifty percent (50%) by the Holders and fifty percent (50%) by Parent. Each Party, at its own expense, shall file all Tax Returns and other documentation required to be filed by it with respect to all such Transfer Taxes, and, if required by applicable Law, each other Party shall cooperate in filing all necessary Tax Returns and other documentation with respect to the Transfer Taxes.
(i)    Dispute Resolution for Taxes. With respect to any dispute, controversy or claim relating to Taxes between Parent and the Holders (for any Tax for which an indemnity claim may exist under this Agreement), Parent and the Holders shall cooperate in good faith to resolve such dispute, controversy or claim between them for a period of thirty (30) days from the date written notice of such dispute, controversy or claim is received by Parent or Holders’ Representative, as the case may be; but if the applicable Parties are unable to resolve such dispute, controversy or claim, the Parties shall submit the dispute, controversy or claim for resolution, which resolution shall be final, conclusive and binding on the Parties, to a mutually agreed upon national accounting firm or a mutually agreed upon tax lawyer who is a partner in a law firm, that, in each case, is: (i) familiar with transactions or operations of the sort at issue; and (ii) independent with respect to each Party. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the mutually agreed upon firm or person, as described in the preceding sentence, relating to any dispute as to the amount of Taxes owed shall be paid by Parent, on the one hand, and the Holders, on the other hand, in proportion to each Party’s respective liability for the portion of Taxes in dispute, as determined by such mutually agreed upon firm or person.
(j)    Tax Treatment.
(i)    Parent, Merger Sub A, Merger Sub B and the Company shall use their respective commercially reasonable efforts to cause the Mergers, considered together as a single integrated transaction for U.S. federal income Tax purposes, to qualify, and agree not to, and shall not permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken which would reasonably be expected to prevent the Mergers, considered together as a single integrated transaction for U.S. federal income Tax purposes, from qualifying, as a “reorganization” under Section 368(a) of the Code, in accordance with Revenue Ruling 2001-46, 2001-2 C.B. 321.
(ii)    If requested by Sullivan & Worcester LLP, the Company and Parent shall each use its commercially reasonable efforts to deliver to Sullivan & Worcester LLP an officer’s certificate, dated as of the Closing Date and signed by an officer of the Company or Parent, as applicable, containing customary representations to enable Sullivan & Worcester LLP to render an opinion to the effect that the Mergers, considered together as a single integrated transaction for U.S. federal income Tax purposes, will qualify as a reorganization within the meaning of Section 368(a) of the Code.
(k)    Plan of Reorganization. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Parent, Merger Sub A, Merger Sub B and the Company shall treat the Mergers, and shall not take any tax reporting position inconsistent with the treatment of the Mergers, considered together as a single integrated transaction for U.S. federal income Tax purposes, as a reorganization within the meaning of Section 368(a) of the Code, in accordance with Revenue Ruling 2001-46, 2001-2 C.B. 321, for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
5.9    Employment Related Agreements. As promptly as practicable after the Agreement Date, the Company shall use commercially reasonable efforts to cause each Current Employee identified on Exhibit D hereto (the “Continuing Employees”) to execute and deliver to Parent an offer letter and, to the extent indicated on Exhibit D hereto, a non-competition agreement, in each case substantially in the form(s) attached hereto as Exhibit E, which agreement shall become binding and effective as of the Closing Date (collectively, the “Employment Documents”).
5.10    Employee Matters and Company Plans.
(a)    Continuing Employees.
(i)    The Current Employees shall continue to receive full credit for service with the Company to the extent required by applicable Law. Effective as of the Closing and thereafter, Parent shall, and shall cause the Company to, use commercially reasonable efforts to (i) cause any pre-existing condition limitations, eligibility waiting periods or evidence of insurability requirements under any health plan of the Company, Parent or an Affiliate of Parent extended to the Current Employees after the Closing to be waived with respect to the Current Employees and their eligible dependents to the extent such limitations or requirements had been satisfied or do not apply under an analogous compensation and benefit plan in which such Current Employees participated immediately prior to the Closing, and (ii) fully credit for purposes of eligibility and vesting for years of service with the Company prior to the Closing to the extent that such service was recognized under the corresponding Company Plan prior to the Closing for the Current Employee’s participation in any welfare benefit plan or pension plan (intended to qualify under Section 401(a) of the Code) of Parent (each a “Parent Plan”). For the avoidance of doubt, no incentive compensation, bonus or similar plan shall constitute a Parent Plan for the purpose of subclause (ii) of this Section 5.10(a)(i).
(i)    Following the date of this Agreement, the Parties agree to reasonably cooperate in all matters reasonably necessary to effect the actions contemplated by this Section 5.10, including furnishing each other with information concerning the Current Employees, applicable compensation and benefit plans, and workers compensation, in obtaining any governmental approvals required hereunder and in addressing inquiries from the Current Employees.
(b)    Company Plans. The Company shall cease contributions to and terminate all of the Company Plans effective immediately prior to Closing (one day prior to Closing in the case of any Company Plan intended to qualify under Section 401(a) of the Code). Any such cessation or termination shall be undertaken (i) in accordance with the governing documents and Contracts for the Company Plans (including through plan amendment) and (ii) in conformance with applicable Laws.
(c)    No Limitation. This Section 5.10 is not intended to amend any benefit plans or arrangements of Parent or any of its Subsidiaries, to limit the ability of Parent or any of its Subsidiaries to amend, modify or terminate any of such benefit plans or arrangements or to confer third-party beneficiary rights on any Person (including any Current Employee or any beneficiary or dependent thereof).
5.11    No Negotiations, Etc. The Company shall not, shall cause its Representatives not to, and shall advise the Holders and their respective Representatives (other than the Holders’ Representative) not to, directly or indirectly solicit, initiate, or enter into any discussions or negotiations or continue in any way any discussions or negotiations with any Person or group of Persons regarding any Competing Transaction. The Company shall promptly but not later than forty-eight (48) hours following the occurrence of the relevant event notify Parent orally and in writing if any inquiries, proposals, or requests for information concerning a Competing Transaction are received in writing by the Company, the Holders or any of their respective Representatives (other than the Holders’ Representative). The written notice shall include the identity of the Person making such inquiry, proposal, or request and the material terms and conditions thereof as well as a copy of such inquiry proposal or request. For purposes of this Agreement, “Competing Transaction” means a transaction or a series of related transactions (other than the Transactions) involving (i) any sale of stock or other equity interests in the Company, (ii) a merger, consolidation, share exchange, business combination, or other similar transaction involving the Company, (iii) any sale, lease, exchange, license (other than in the Ordinary Course of Business), mortgage, pledge, transfer, or other disposition of the assets of the Company (other than disposition of inventory in the Ordinary Course of Business), or (iv) any other transaction or series of transactions which could reasonably preclude the consummation of the Transactions.
5.12    Termination of the Company Option Plan . The Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective immediately after the Closing, the Company Option Plan (as well as all Company Options).
5.13    Registration of Shares. Parent agrees to register for public resale the Stock Consideration Shares on a Form S‑3ASR (assuming Parent remains eligible for the use of such form, otherwise on a Form S-3) pursuant to the registration rights agreement substantially in the form attached hereto as Exhibit F (the “Registration Rights Agreement”). Notwithstanding anything herein to the contrary, following registration of the Stock Consideration Shares, each Consenting Holder that is an Accredited Investor, by virtue of approving the Mergers and the execution of a Written Consent and Joinder Agreement, shall agree to not to sell any shares of Parent Common

Stock issued to such Consenting Holder on a particular day, if the sale of such shares would, when combined with the sale of any other shares of Parent Common Stock by such Consenting Holder on such one (1)-day period, exceed five percent (5%) of the average daily trading volume of Parent Common Stock on the New York Stock Exchange over the five (5) trading days preceding such date of sale; provided, however, that if the aggregate number of Stock Consideration Shares represents less than fifty percent (50%) of the average daily trading volume of Parent Common Stock on the New York Stock Exchange over the five (5) trading days preceding the Closing, such resale volume limitations shall not apply.

5.14    Absence of Certain Changes. From the Agreement date to the Closing, except as consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not (i) amend or restate its Charter Documents in a manner that would have a disproportionate adverse effect on the Consenting Holders that are Accredited Investors as compared to other holders of Parent Common Stock or (ii) enter into or adopt a plan of complete or partial liquidation or dilution.
5.15    New York Stock Exchange Listing. Prior to the Closing, Parent shall prepare and file with the New York Stock Exchange a supplemental listing application with respect to the Stock Consideration Shares and shall use its reasonable best efforts to obtain, as promptly as practicable following the Closing, approval of the listing of the Stock Consideration Shares, subject only to official notice to the New York Stock Exchange of issuance.
5.16    Director and Officer Indemnification and Insurance.
(a)    Parent agrees that all rights to indemnification, advancement of expenses, and exculpation by the Company existing as of the date hereof in favor of each Person who is now, or has been at any time prior to the Closing Date, an officer, director or employee of the Company (the “Company Indemnified Persons”), as provided in the Company Charter Documents, in each case as in effect as of the date hereof, or pursuant to any other agreements in effect as of the date hereof and disclosed in Schedule 5.16(a), shall survive the Closing, and shall continue in full force and effect in accordance with their respective terms, for a period of six (6) years after the Closing Date.  The Company shall comply with, and shall provide the Company Indemnified Persons with all rights and protections provided in, the Company Charter Documents, in each case as in effect as of the date hereof, or pursuant to any agreements disclosed in Schedule 5.16(a) notwithstanding any subsequent modification, amendment, or termination of any such Company Charter Documents or agreements, and Parent shall cause the Company to comply with the provisions of this sentence.
(b)    Parent acknowledges that, prior to the Closing, the Company shall purchase a policy of directors’ and officers’ liability insurance (the “D&O Tail Policy”) which is intended to be in effect for a period of six (6) years after the Closing Date. The Company agrees to purchase the D&O Tail Policy and Parent agrees that it will take no action, except as contemplated by this Agreement, with respect to the Company and its maintenance of the D&O Tail Policy for such six (6) year period. The insurance premium for the D&O Tail Policy shall be borne equally between Parent and the Company and settled through the Company Transaction and Bonus Expenses;

provided, however, that the Company shall bear (through the Company Transaction and Bonus Expenses) 100% of the obligation to pay any premium amount in excess of $8,000.
(c)    The obligations of Parent and the Company under this Section 5.16 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnified Person to whom this Section 5.16 applies without the consent of such affected Company Indemnified Person (it being expressly agreed that the Company Indemnified Persons to whom this Section 5.16 applies shall be third-party beneficiaries of this Section 5.16, each of whom may enforce the provisions of this Section 5.16).
(d)    In the event that Parent or the Company or their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of such Person (as applicable) shall assume all of the obligations of such Person set forth in this Section 5.16 as part of, or as a condition to, such Transaction.

ARTICLE VI

CONDITIONS TO CLOSING
6.1    Conditions to Obligations of Parent, Merger Sub A and Merger Sub B. The obligations of Parent, Merger Sub A and Merger Sub B to effect the Transactions (including the Mergers) are subject to the satisfaction (or full or partial waiver by Parent) at or prior to the Closing of the following conditions:
(a)    Representations and Warranties. Each of the representations and warranties of the Company contained in ARTICLE III that is qualified by “materiality”, “Company Material Adverse Effect” or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, at and as of the Closing Date, except for representations and warranties made as a of a specified date, the accuracy of which will be determined only as of the specified date; provided, however, that the Company Fundamental Representations shall be true and correct in all respects at and as of the Closing Date.
(b)    Performance of Obligations of Company. The Company shall have performed in all material respects all covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing.
(c)    No Litigation. No Action shall have been instituted, commenced or threatened and no Action shall remain pending that seeks to or could reasonably be expected to (i) restrain, prevent, enjoin, prohibit or make illegal the Transactions, (ii) cause any of the Transactions to be rescinded following the Closing Date, (iii) impose limitations on the ability of the Surviving

Company to conduct its business following the Closing Date or (iv) compel Parent or the Company to dispose of any portion of the Company’s business or assets; provided, however, [*].
(d)    No Material Adverse Effect. Since the Agreement Date, no Company Material Adverse Effect shall have occurred.
(e)    No Injunctions or Restraints. No Order shall be in effect (i) enjoining, restraining, preventing or prohibiting consummation of the Transactions, (ii) causing any of the Transactions to be rescinded following the Closing Date, (iii) imposing limitations on the ability of the Company to effectively conduct its business following the Closing Date or (iv) compelling Parent or the Company to dispose of any portion of the Company’s business or assets.
(f)    Governmental Consents. All filings with and consents of any Governmental Authority required to be made or obtained to consummate the Transactions shall have been made or obtained and shall be in full force and effect and any waiting period under any applicable antitrust or competition law, regulation or other Law shall have expired or been terminated.
(g)    Delivery of Closing Certificates. Parent shall have received:
(i)    Closing Certificate. A certificate dated as of the Closing Date, signed by the Chief Executive Officer or the Chief Financial Officer of the Company certifying that the conditions precedent set forth in Section 6.1(a), Section 6.1(b), Section 6.1(c), Section 6.1(d), Section 6.1(e) and Section 6.1(f) have been met;
(ii)    Allocation Schedule Certificate. A certificate dated as of the Closing Date, signed by the Chief Executive Officer or the Chief Financial Officer of the Company certifying that the Allocation Schedule before giving effect to any adjustment required by the definition of Merger Consideration Share Price is true and correct in all respects;
(iii)    Good Standing Certificates. Certificates of good standing with respect to the Company issued by the Company’s jurisdiction of organization and the jurisdiction of the Company’s principal place of business, dated not more than five (5) Business Days prior to the Closing Date; and
(iv)    FIRPTA Certificate. A certificate dated as of the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of the Company conforming to the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3).
(v)    Certificate of Reverse Merger. The Certificate of Reverse Merger duly executed by the Company.
(h)    Employment Documentation. The Employment Documents described in Section 5.9 shall have been executed and delivered to Parent at or prior to Closing and no such Employment Document shall have been amended, terminated, cancelled or repudiated.
(i)    Resignation of Officers and Directors. Parent shall have received resignations, in form and substance reasonably satisfactory to Parent, effective as of the Closing,

from each officer and director of the Company, other than those continuing officers and directors specified to the Company by Parent in writing at least two (2) Business Days prior to the Closing Date.
(j)    [RESERVED.]
(k)    Transaction Expenses. Parent shall have received written statements from the Company’s outside legal counsel and any financial advisor, accountant or other Person who provided services to the Company (other than Employees who provided such services only in their capacities as such), or who is otherwise entitled to any compensation from the Company, in connection with services provided with respect to this Agreement or any of the Transactions, setting forth the total amount of unpaid Company Transaction and Bonus Expenses that remain payable to such Person with respect to services rendered through the Closing Date.
(l)    Third Party Notices. The Company shall have delivered to Parent copies of notices provided to the third Persons specified or referenced in Exhibit G attached hereto with respect to the consummation of the Transactions contemplated by this Agreement in a form that is reasonably acceptable to Parent.
(m)    280G Stockholder Approval or Disapproval. With respect to any payments and/or benefits that may constitute “parachute payments” under Section 280G of the Code with respect to any Employees (including, without limitation, any acceleration of vesting relating to unvested Company Stock or Company Options as set forth on Section 6.1(m) of the Disclosure Schedule), either (i) the Company shall have submitted such parachute payments to the Company Stockholders for approval and the Company Stockholders shall have (x) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (y) shall have voted upon and disapproved such “parachute payments,” and, as a consequence, such “parachute payments” shall not be paid or provided for in accordance with applicable Law, or (ii) the applicable Employee(s) shall have made arrangements satisfactory to Parent in order for Parent and/or the Company to effect any applicable Tax withholding obligation.
(n)    Exchange Agreement. The Exchange Agreement shall have been executed and delivered by the Exchange Agent to Parent at or prior to the Effective Time and shall not have been amended, terminated, cancelled or repudiated.
(o)    Stockholder Approval; Written Consent and Joinder Agreements. The adoption of this Agreement as well as the consummation of the Transactions (including the Mergers) shall have been duly approved by the Requisite Stockholder Approval, and the Company shall have delivered to Parent Written Consent and Joinder Agreements duly executed by all Holders of the Company Stock (including any Company Stock issuable as result of the SAFE Conversion and the Note Conversion).
(p)    No Company Options or Plans. The Company shall have provided Parent with evidence reasonably satisfactory to Parent as to the termination of (i) the Company Option Plan, (ii) all outstanding Company Options and (iii) all Company Plans.

(q)    Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered by each Consenting Holder that is an Accredited Investor to Parent.
(r)    Mornetware Reseller Agreement. Section 5.1 of that certain SaaS Reseller Agreement, dated as of December 1, 2016, by and between Mornetware Ltd. and the Company shall have been amended prior to the Closing to provide for the Company’s right to terminate such SaaS Reseller Agreement for convenience upon thirty (30) days’ notice, and the Company shall have provided Parent a duly executed copy of such amendment.
6.2    Conditions to Obligation of the Company. The obligation of the Company to effect the Transactions is subject to the satisfaction (or waiver, if permissible under applicable Law) prior to the Closing of the following conditions:
(a)    Representations and Warranties. Each of the representations and warranties of Parent contained in ARTICLE IV that is qualified by “materiality”, “Parent Material Adverse Effect” or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, at and as of the Closing Date, except for representations and warranties made as a of a specified date, the accuracy of which will be determined only as of the specified date.
(b)    Performance of Obligations of Parent. Parent shall have performed in all material respects all covenants, agreements and obligations required to be performed by Parent under this Agreement prior to the Closing.
(c)    Delivery of Closing Certificate. The Company shall have received a certificate dated as of the Closing Date signed by the Chief Executive Officer, the Chief Financial Officer or the General Counsel of Parent and the certifying that the conditions precedent set forth in Section 6.1(a) and Section 6.1(b) have been met.
(d)    Governmental Consents. All filings with and consents of any Governmental Authority required to be made or obtained to consummate the Transactions shall have been made or obtained and shall be in full force and effect and any waiting period under any applicable antitrust or competition law, regulation or other Law shall have expired or been terminated.
(e)    No Injunctions or Restraints. No Order shall be in effect (i) enjoining, restraining, preventing or prohibiting consummation of the Transactions, (ii) causing any of the Transactions to be rescinded following the Closing Date, (iii) imposing limitations on the ability of Parent to effectively conduct its business following the Closing Date or (iv) compelling Parent or the Company to dispose of any portion of the Company’s business or assets.
(f)    Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered by Parent to each Consenting Holder that is an Accredited Investor which is a party thereto.

(a)    No Material Adverse Effect.  Since the Agreement Date, no Parent Material Adverse Effect shall have occurred.
ARTICLE VII

TERMINATION
7.1    Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:
(a)    By the mutual written consent of the Company and Parent;
(b)    By either the Company or Parent, upon written notice to the other Party, if the Transactions shall not have been consummated on or before the date which is thirty (30) days after the Agreement Date, which date may be extended from time to time by mutual written consent of Parent and the Company (such date, as it may be so extended from time to time, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party whose failure to perform any of its obligations under this Agreement has been a principal cause of or directly resulted in the failure of the Transactions to occur on or before the Outside Date;
(c)    By the Company or Parent, if any final and non-appealable Order or any Law has the effect of enjoining, restraining, preventing, prohibiting or making illegal the consummation of the Transactions;
(d)    By Parent, if any of the representations or warranties of the Company set forth in ARTICLE III shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.1(a) or Section 6.1(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured on or prior to the earlier of (i) twenty (20) Business Days after written notice thereof is delivered to the Company and (ii) the Outside Date; provided that this provision shall not be available to Parent if Parent is then in breach of this Agreement;
(e)    By the Company, if any of the representations or warranties of Parent set forth in ARTICLE IV shall not be true and correct or if Parent has failed to perform any covenant or agreement on the part of Parent set forth in this Agreement (including an obligation to consummate the Closing) such that the conditions to Closing set forth in either Section 6.2(a) or Section 6.2(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured on or prior to the earlier of (i) twenty (20) Business Days after written notice thereof is delivered to Parent and (ii) the Outside Date; provided that this provision shall not be available to the Company if the Company is then in breach of this Agreement;

(f)    By Parent, upon written notice to the Company, if since the Agreement Date a Company Material Adverse Effect has occurred; and
(g)    By the Company, upon written notice to Parent, if since the Agreement Date a Parent Material Adverse Effect has occurred.
7.2    Effect of Termination. In the event this Agreement is terminated pursuant to Section 7.1, this Agreement shall become null and void (other than the provisions of this ARTICLE VII, Section 5.4 (Public Announcement), Section 5.6 (Confidentiality), Section 8.5(e) (Indemnification; Holders’ Representative Losses), Section 9.14 (Governing Law) and Section 9.15 (Exclusive Jurisdiction; Venue; Service of Process) and any provision hereof that forms the basis for a claim of willful breach of this Agreement prior to the termination of this Agreement, all of which shall survive termination of this Agreement and remain in full force and effect, without further liability on the part of the Parties or any of their respective directors, officers or Affiliates other than with respect to circumstances giving rise to the termination of this Agreement as result of a Party’s willful breach of any provision of this Agreement prior to the termination of this Agreement.
ARTICLE VIII

SURVIVAL AND INDEMNIFICATION
8.1    Survival. All representations and warranties of the Parties contained in this Agreement or any other Transaction Agreement or in any certificate or schedule delivered hereunder or thereunder shall survive the Closing until the date that is twelve (12) months after the Closing Date (the “General Survival Date”); provided, however, that, (i) the Fundamental Representations and claims for Intentional Fraud shall survive until the expiration of the applicable statute of limitations and (ii) all of the covenants, agreements and obligations of the Parties contained in this Agreement [*] or any other document, certificate, schedule or instrument delivered or executed in connection herewith that are intended to survive the Closing shall survive the Closing and continue in full force and effect until fully performed (the General Survival Date or the last day of any of the periods specified in clauses (i) and (ii) of this Section 8.1, each alternatively referred to herein as the “Survival Date”). Notwithstanding the foregoing, if a claim or notice with respect to recovery under the indemnification provisions hereof is given in accordance with the terms hereof prior to the applicable Survival Date, the claim and any representations and warranties or covenants underlying such claim shall continue until such claim is finally resolved pursuant to the terms of this ARTICLE VIII. It is the express intent of the parties that, if an applicable survival period as contemplated by this Section 8.1 is shorter than the statute of limitations that would otherwise apply, then, by contract, the applicable statute of limitations shall be reduced to the survival period contemplated hereby. The parties further acknowledge that the time periods set forth in this Section 8.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time period to be enforced as agreed by the parties.
8.2    Indemnification.
(a)    Indemnification by Holders and Parent.

(i)    Subject to the terms, conditions and limitations of this ARTICLE VIII, (x) from and after the Agreement Date until the Closing, the Company, and (y) following the Closing, each Consenting Holder, and with respect to any recoveries against the Indemnity Hold-Back Amount or the Expense Fund Amount, each Company Optionholder and each other Holder (who shall be deemed bound by references in this ARTICLE VIII to “Consenting Holders” in such regard as the context requires), severally (in accordance with its Pro Rata Portion which, with respect to any recoveries against the Indemnity Hold-Back Amount or the Expense Fund Amount, shall be calculated with reference to all Holders and Company Optionholders rather than just Consenting Holders) and not jointly, shall indemnify and hold harmless each Parent Indemnified Person from and against any Loss which such Parent Indemnified Person suffers, sustains or becomes subject to, as a result of or based upon or arising out of (and whether or not involving a Third Party Claim):
(A)    any breach of, or misrepresentation or inaccuracy in, any of the representations or warranties (other than the Company Fundamental Representations) made by the Company in this Agreement or in any other Transaction Agreement to which it is a party, including in any certificate delivered by or on behalf of the Company pursuant hereto;
(B)    any breach of, or misrepresentation or inaccuracy in, any of the Company Fundamental Representations;
(C)    any breach of or failure to perform any covenant or agreement of the Company provided for in this Agreement or any other Transaction Agreement with respect to covenants required to be performed prior to the Closing.
(D)    any errors or omission in the calculations delivered to Parent pursuant to Section 2.10;
(E)    any inaccuracy in the Allocation Schedule;
(F)    any Intentional Fraud or willful misconduct committed by the Company, including any director, officer or Employee of the Company, under this Agreement or any other Transaction Agreement;
(G)    any Action brought by a Holder (or any other Person claiming rights by, through or associated with such Holder) that seeks to challenge the adequacy of the consideration received by such Holder pursuant to this Agreement;
(H)    [*]; and
(I)    (x) any nonpayment by the Closing Date’s end of any Pre-Closing Taxes of the Company (taking into account estimated payments of, and any other amounts creditable against, such Taxes), but only to the extent such Taxes were not included in the computation of the Closing Net Working Capital or otherwise in the calculation of the Final Purchase Price as finally determined and do not result from any action of Parent on the Closing Date following the Closing; (y) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the

Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law or regulation; and (z) any and all Taxes of any Person imposed on the Company as a transferee or successor, by contract or pursuant to any applicable Law, which Taxes relate to an event or transaction occurring before the Closing.
(ii)    Subject to the terms, conditions and limitations of this ARTICLE VIII, Parent shall indemnify and hold harmless each Holder Indemnified Person from and against any Loss which such Holder Indemnified Person may suffer, sustain or become subject to, as a result of or based upon or arising out of (and whether or not involving a Third Party Claim):
(A)    any breach of, or misrepresentation or inaccuracy in any of the representations or warranties made by Parent in this Agreement or in any other Transaction Agreement to which it is a party; and
(B)    any breach of or failure to perform any covenant or agreement of Parent provided for in this Agreement or any other Transaction Agreement.
(b)    Limitations on Claims. Notwithstanding the foregoing:
(i)    With respect to any claim seeking recovery of any Loss under Section 8.2(a)(i)(A) above (other than with respect to any claims arising from any Intentional Fraud):
(A)    no Holder will have any liability for any such Loss until the aggregate amount of all such Losses exceeds an amount equal to $350,000 (the “Basket”) (in which case the Parent Indemnified Persons shall be entitled thereafter to be indemnified for Losses only to the extent such Losses exceed, on an aggregate basis, the Basket amount); and
(B)    the Holders will not have any Liability for any such Loss to the extent that the aggregate amount of all such Losses for which Holders have liability exceeds the remedies available to the Parent Indemnified Persons through the Offset Right (i.e., recourse to the Indemnification Hold-Back Cash Amount and the Indemnification Hold-Back Shares).
(ii)    No Parent Indemnified Person shall be entitled to recover any Losses under this ARTICLE VIII to the extent the amount of such Losses has actually been recovered by such Parent Indemnified Person from a Person other than another Party to this Agreement, and each Parent Indemnified Person shall, to the extent applicable, use commercially reasonable efforts to seek indemnification or other redress pursuant to the terms of any Contract to which the Company or Parent is a party and by which such Person has the right to seek indemnification from any third party.
(iii)    The Parent Indemnified Persons shall not be entitled to indemnification with respect to any Losses as a result of or based upon or arising from any claim or Liability to the extent such claim or Liability is taken into account in determining the amount of any adjustment to the Upfront Purchase Price in accordance with Section 2.18.

(iv)    If any Indemnifying Party makes any indemnification payment pursuant to this ARTICLE VIII or otherwise by reason of the transactions contemplated hereby under any theory of recovery, such Indemnifying Party shall be subrogated, to the extent of such payment and to the extent permitted by applicable Law, to any rights and remedies of the Indemnified Party to recoup such amounts from third parties with respect to the matters giving rise to indemnification hereunder. Notwithstanding anything in this Agreement to the contrary, however, except with respect to claims to the extent actually covered by the D&O Tail Policy, no Holder shall be subrogated to any rights or remedies, or otherwise make any claim against the Company or any other Parent Indemnified Person (regardless of the facts or the kind of Loss at issue), and each Consenting Holder, by virtue of adopting this Agreement and approving the Transactions (including the Mergers) and the execution of a Written Consent and Joinder Agreement, expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against the Company or any other Parent Indemnified Person with respect to any indemnification obligation or any other liability to which such Consenting Holder may become subject under or in connection with this Agreement.
(v)    Subject to the other limitations set forth in this Agreement, the aggregate amount of all Losses for which a Consenting Holder shall be liable pursuant to this Agreement shall be the amount of the Final Purchase Price actually received by such Consenting Holder (with Stock Consideration Shares deemed, for this purpose, to have a per share value equal to the Merger Consideration Share Price).
(c)    Mitigation; Reduction of Losses. The Parties shall cooperate and use commercially reasonable efforts to mitigate any Losses for which an Indemnified Person is entitled to indemnification (including against available insurance policies and third parties to the extent available); provided, however, that no Party shall be required to take any action to mitigate Losses prior to seeking indemnification hereunder. All insurance proceeds and amounts from third parties received by any Indemnified Person or any of its Affiliates in respect of any Losses shall reduce the Indemnifying Party’s obligations hereunder by the amounts received (net of (i) costs and expenses incurred by the Indemnified Party in recovering such amounts and (ii) any increase in insurance premiums payable by the Indemnified Party as a result of recovering such amounts). In the event that any Indemnified Person or any of its Affiliates receives any insurance proceeds with respect to any Losses subsequent to the receipt by such Indemnified Person of any indemnification payment hereunder in respect of such Losses, appropriate refunds shall be made promptly by the Indemnified Person of all or the relevant portion of such indemnification payment (net of any related deductibles).
(d)    Calculation of Losses. Solely for the purposes of calculating the amount of Losses pursuant to this ARTICLE VIII (and not for determining the existence of a breach of any representation or warranty), the representations and warranties of the Company in this Agreement that are qualified by “materiality,” “Company Material Adverse Effect” or a similar qualification shall be deemed to be made without such materiality, Company Material Adverse Effect or similar qualifiers; provided, however, that this Section 8.2(d) shall not apply to the term “Material Contract.”
8.3    Offset Right.

(a)    Offset Right. Without limiting any other remedies of the Parent Indemnified Persons, from and after the Closing Date, and subject to the limitations set forth in this ARTICLE VIII, the Parent Indemnified Persons shall be entitled to recover (the “Offset Right”) against the Indemnification Hold-Back Cash Amount and the Indemnification Hold-Back Shares (to the extent any Indemnification Hold-Back Cash Amount and Indemnification Hold-Back Shares remain at the time the Parent Indemnified Persons seek to exercise the Offset Right), the amount of any Losses as to which the Holders are obligated to indemnify and hold the Parent Indemnified Persons harmless from under Section 8.2(a); provided, however, the Parent Indemnified Persons shall pursue claims for Losses (other than with respect to Intentional Fraud or willful misconduct) only against the Indemnification Hold-Back Cash Amount and Indemnification Hold-Back Shares until such time as the claims hereunder for Losses equal or exceed the available Indemnification Hold-Back Cash Amount and the value of the Indemnification Hold-Back Shares or the Indemnification Hold-Back Cash Amount and the Indemnification Hold-Back Shares have been released.
(b)    Exercise of Offset Right. To exercise the Offset Right, Parent shall (on behalf of Parent or any other Parent Indemnified Persons at issue), prior to the Second Indemnification Hold-Back Payment Date, deliver to Holders’ Representative at the notice address set forth in Section 9.2 (as the same may be amended from time to time as provided therein and including all Persons to be copied on any notice to Holders’ Representative), a certificate signed by Parent (an “Offset Certificate”): (i) stating in good faith that one or more of the Parent Indemnified Persons has suffered, sustained or become subject to Losses which are entitled to be recovered pursuant to the Offset Right (the “Stated Damages”); and (ii) specifying to the extent practicable in reasonable detail the individual items of Stated Damages and the nature of the breach or other circumstance to which each such item is related. Upon the timely delivery of an Offset Certificate stating a bona fide claim for Stated Damages, any distribution of the Indemnification Hold-Back Cash Amount and Indemnification Hold-Back Shares and, as applicable, any payment of cash pursuant to Sections 2.6(c)(ii)(D), 2.6(c)(iii)(C), 2.6(c)(iv)(C) and 2.7(a)(C), as applicable, shall be stayed to the extent of the Stated Damages (subject to the limitations set forth in this ARTICLE VIII).
(c)    Perfection of Offset Right. After the expiration of a period of thirty (30) days following the time of delivery of an Offset Certificate to Holders’ Representative, the Offset Right shall be deemed perfected as to the applicable Stated Damages and the Indemnification Hold-Back Shares issuable pursuant to Section 2.6(c)(ii)(D) and the Indemnification Hold-Back Cash Amount payable pursuant to Sections 2.6(c)(iii)(C), 2.6(c)(iv)(C) and 2.7(a)(C), as applicable, shall be reduced by an equal amount unless, prior to the expiration of such thirty (30) day period, Holders’ Representative objects in a written statement delivered to Parent to claims made in the Offset Certificate, setting forth in reasonable detail the objections to the claim for Stated Damages.
(d)    Objection to Offset Right. If Holders’ Representative shall timely object in writing to an exercise of the Offset Right by Parent, Holders’ Representative and Parent shall attempt in good faith to agree upon the rights of the respective Parties with respect to each of such claims within thirty (30) days after such objection. If Holders’ Representative and Parent should so agree on a claim, a memorandum setting forth such agreement shall be prepared and signed by such Parties, which shall include a statement of the amount of resulting reduction in the Indemnification Hold-Back Shares issuable pursuant to Section 2.6(c)(ii)(D) and the Indemnification Hold-Back

Cash Amount payable pursuant to Sections 2.6(c)(iii)(C), 2.6(c)(iv)(C) and 2.7(a)(C), as applicable, as applicable.
(e)    Settlement of Offset Right. If no agreement can be reached after good faith negotiation between Holders’ Representative and Parent pursuant to Section 8.3(d), either Parent or Holders’ Representative may initiate an Action in accordance with Sections 9.14 and 9.15 to resolve such dispute. The decision of any such court as to the validity and amount of any claim in such Offset Certificate shall be binding and conclusive upon the Parties.
(f)    Application of Offset Right.  Any reduction in the Indemnification Hold-Back Shares issuable pursuant to Section 2.6(c)(ii)(D) and the Indemnification Hold-Back Cash Amount payable pursuant to Sections 2.6(c)(iii)(C), 2.6(c)(iv)(C) and 2.7(a)(C), as applicable, pursuant to the Offset Right in this Section 8.3 shall be made with equal priority among the Holders and in accordance with each Holder’s Pro Rata Portion (but taking into account any non pro rata claims made in respect of any specific Holder pursuant to Section 8.2(a)), including if applicable as agreed by the Holders’ Representative and Parent in accordance with Section 8.3(d) or as finally determined as a result of the Action brought under Section 8.3(e).
8.4    Claims for Indemnification; Resolution of Conflicts.
(a)    Third Party Claims.
(i)    In the event that any Action is instituted, or that any Third Party Claim is asserted, the Indemnified Person seeking indemnification for any related Loss (including a Parent Indemnified Person seeking indemnification for any related loss through an Offset Right) shall notify the Indemnifying Party of any such Action or claim promptly after receiving notice thereof (each, a “Third Party Indemnification Claim Notice”); provided, that, as applicable, a Parent Indemnified Person shall promptly notify the Indemnifying Party and the Holders’ Representative of any such Action or claim; provided further, however, that no delay on the part of the Indemnified Person in giving any such notice shall relieve an Indemnifying Party of any indemnification obligations unless, and only to the extent that, such Indemnifying Party is actually and materially prejudiced by such delay and then only to the extent of such prejudice. Subject to the provisions of this Section 8.4(a)(i), and assuming the Indemnified Person does not have the right to elect or does not choose to elect in its Third Party Indemnification Claim Notice to assume the defense of the Third Party Claim in accordance with Section 8.4(a)(v), the Indemnifying Party shall be entitled at its own expense to conduct and control the defense of such Third Party Claim on behalf of the Indemnified Person through counsel chosen by the Indemnifying Party and reasonably acceptable to the Indemnified Person if the Indemnifying Party notifies the Indemnified Person in writing within thirty (30) days of its intent to do so and confirms that the Indemnifying Party shall be obligated to indemnify the Indemnified Person against all resulting Losses in accordance with (and subject to the limitations of) this Agreement. If the Indemnifying Party does not elect within thirty (30) days to defend any Third Party Claim, the Indemnified Person may defend such Third Party Claim as described below in Section 8.4(a)(v). For the avoidance of doubt, Parent acknowledges that if a Third Party Claim is asserted against Parent and such claim alleges both (y) facts or circumstances giving rise to indemnifiable Losses under this Agreement and (z) wrongful conduct by Parent, then in such case any Parent Indemnified Person shall only be entitled to recover Losses arising under subclause (y).
(ii)    If the Indemnifying Party elects to defend any Third Party Claim:
(A)    the Indemnifying Party shall use its commercially reasonable efforts to defend such Third Party Claim;
(B)    the Indemnified Person, prior to the period in which the Indemnifying Party assumes the defense of such matter, may take such reasonable actions to preserve any and all rights with respect to such matter, without such actions being construed as a waiver of the Indemnified Person’s rights to defense and indemnification pursuant to this Agreement and without such actions being determinative of the amount of any indemnifiable Losses, except to the extent the Indemnifying Party’s ability to defend such action is actually and materially prejudiced by such actions; and
(C)    the Indemnified Person may participate in the defense of such Third Party Claim with separate counsel at its own expense or, if so requested by the Indemnifying Party or, if in the reasonable opinion of counsel to the Indemnified Person, a conflict or potential conflict exists between the Indemnified Person and the Indemnifying Party that would make such separate representation advisable, at the reasonable expense of the Indemnifying Party.
(iii)    In connection with this Section 8.4(a)(iii), the Parties agree to:
(A)    cooperate with each other in connection with the defense, negotiation or settlement of any such Third Party Claim;
(B)    make available witnesses in a timely manner to provide testimony through declarations, affidavits, depositions, or at hearing or trial and to work with each other in preparation for such events consistent with deadlines dictated by the particular Third Party Claim;
(C)    preserve all documents and things required by litigation hold orders pending with respect to particular Third Party Claims; and
(D)    provide such documents and things to each other, consistent with deadlines dictated by a particular matter, as required by legal procedure or court order, or if reasonably requested by another Party hereto;
provided that such cooperation referenced in clauses (A) through (D) shall not be required if it would reasonably be expected to result in a waiver of any attorney-client, work product or other privilege, and provided further that the Parties shall use commercially reasonable efforts to avoid production of confidential information (consistent with Law), and to cause all communications among Employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

(iv)    Except as permitted in this Section 8.4(a)(iv), the Indemnifying Party shall not, without the written consent of the Indemnified Person(s) (such consent not to be unreasonably conditioned, withheld or delayed), settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment (each a “Settlement”); provided, however, that an Indemnified Person’s written consent shall not be required if (x) the claimant provides such Indemnified Person an unqualified release from all liability in respect of the Third Party Claim, (y) such Settlement does not impose any additional liabilities or obligations on the Indemnified Person and (z) with respect to any non-monetary provision of such Settlement, such provisions could not have, or be reasonably expected to have, any adverse effect on the business, assets, financial condition or results of operations of the Indemnified Person and its Subsidiaries, if any. Any Settlement or compromise that does not comply with the preceding sentence shall not be determinative of the amount of Losses with respect to any related claims for indemnification pursuant to this ARTICLE VIII. The costs incurred by Holders’ Representative pursuant to participating in the defense of any Third Party Claims shall constitute Holders’ Representative Losses.
(v)    Notwithstanding anything in this Agreement to the contrary, if (w) a Third Party Claim seeks relief other than the payment of monetary damages, (x) the subject matter of a Third Party Claim relates to the ongoing business of the Indemnified Person or its Affiliate, which Third Party Claim, if decided against the Indemnified Person, is reasonably likely to materially and adversely affect the ongoing business of the Indemnified Person, (y) the claim for indemnification relates to or arises in connection with any criminal proceeding, action or indictment, or (z) the Indemnified Person reasonably concludes that the amount of the Third Party Claim and associated defense costs shall exceed the limits on the Indemnifying Party’s obligations under Section 8.2(b) or the Indemnifying Party’s financial resources available to defend against the Third Party Claim, then, in each such case, the Indemnified Person alone shall be entitled to defend such Third Party Claim. If the Indemnified Person elects to exercise such right to defend such Third Party Claim, then the Indemnified Person shall notify the Indemnifying Party of such election within thirty (30) days of the later of (A) receiving the applicable Third Party Indemnification Claim Notice or (B) the occurrence of the event giving rise to the Indemnified Person’s right to make such election pursuant to clause (w), (x), (y) or (z) of this Section 8.4(a)(v). In such event, the Indemnified Person shall instead have the right to be represented by counsel of its choice (of which it shall notify the Indemnifying Party) at the Indemnifying Party’s reasonable expense and to defend such Third Party Claim. If the Indemnified Person elects to defend any such Third Party Claim, then (1) the Indemnified Person shall use its commercially reasonable efforts to defend such Third Party Claim, conduct such defense in a good faith and reasonably diligent manner, keep the Indemnifying Party reasonably informed of the status of such defense, and use commercially reasonable efforts to cooperate with the Indemnifying Party with respect to such defense during the course of such defense, (2) the Indemnifying Party may participate, at its own expense, in the defense of such Third Party Claim and shall be entitled to receive copies of complaints, pleadings, notices and material communications with respect to such Third Party Claim and (3) the Indemnified Person shall not, without the written consent of the Indemnifying Person (such consent not to be unreasonably withheld, conditioned or delay), enter into any Settlement of such Third Party Claim. If the Indemnified Person does not elect to defend such Third Party Claim, then the Indemnifying Party shall then have the right to defend such Third Party Claim as described above in Section 8.4(a)(i).

(vi)    Notwithstanding the foregoing, any Third Party Claims in respect of Taxes shall be governed by Section 5.8(c) rather than this Section 8.4(a). To the extent that the provisions of this Section 8.4(a) conflict with the provisions of Section 5.8(c) or Section 5.8(i), Section 5.8(c) or Section 5.8(i) shall control, as applicable.
(b)    Notification of Other Indemnification Claims. In order for a Parent Indemnified Person to be entitled to any indemnification for claims other than as contemplated or covered by the Offset Right (although, for the avoidance of doubt, a claim tendered pursuant to the Offset Right shall suffice for all purposes even if not covered, or fully covered, by the Offset Right), such Parent Indemnified Person shall, promptly upon the discovery of the matter giving rise to any Losses, notify Holders’ Representative in writing of such Losses specifying in reasonable detail the nature of such Losses and the amounts of liability estimated to accrue therefrom (a “Non-Offset Notice”). The failure to so notify Holders’ Representative shall not relieve any Consenting Holder from any liability that such Consenting Holder may have to Parent, except to the extent that any such Consenting Holder is materially prejudiced as a result of such failure. Thereafter, Parent shall keep Holders’ Representative reasonably updated with respect to the status of the Losses at issue and the defense thereof. Holders’ Representative may object to a claim for indemnification set forth in a Non-Offset Notice by delivering a notice to the Parent Indemnified Person seeking indemnification within thirty (30) days of the delivery of the Non-Offset Notice, setting forth in reasonable detail the objections to the claim. If Holders’ Representative either notifies the applicable Indemnified Person that it does not object or does not object in writing by the end of such thirty (30)-day period, such failure to so object shall be an irrevocable acknowledgment that the Parent Indemnified Person is entitled to the full amount of the claims set forth in such Non-Offset Notice, and Holders’ Representative (as well as the Holders) shall take all necessary actions under this Agreement to effect payment in respect thereof. If Holders’ Representative shall timely object in writing to a Non-Offset Notice, Holders’ Representative and Parent shall attempt in good faith to agree upon the rights of the respective Parties with respect to such claim within thirty (30) days after such objection. If Holders’ Representative and Parent should so agree on a claim, a memorandum setting forth such agreement shall be prepared and signed by Holders’ Representative and Parent. If no agreement can be reached after good faith negotiation between Holders’ Representative and Parent, either Parent (or any Parent Indemnified Person) or Holders’ Representative may initiate an Action in accordance with Sections 9.14 and 9.15 to resolve such dispute. The decision of any such court as to the validity and amount of any claim in such Non-Offset Notice shall be binding and conclusive upon the Parties.
(c)    Claims Unaffected by Investigation. The right of an Indemnified Person to indemnification or to assert or recover on any claim hereunder shall not be affected by any investigation conducted with respect to, or any knowledge acquired or capable of being acquired, at any time, whether before or after the execution and delivery of this Agreement or the Closing, including with respect to the accuracy of or compliance with any of the representations, warranties, covenants, or agreements set forth in this Agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, shall not affect the right to indemnification or other remedy based on such representation, warranty, covenant or agreement.

(d)    Surviving Company. The Parties acknowledge and agree that if the Surviving Company suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any misrepresentation or inaccuracy in or breach of any representation, warranty, covenant or agreement, then (without limiting any of the rights of the Surviving Company as an Indemnified Person) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Company, to have incurred Losses as a result of and in connection with such misrepresentation, inaccuracy or breach.
(e)    Exclusive Remedy. Subject to Section 9.9 and Section 5.8, without limiting the provisions of Section 2.18, the Parties acknowledge and agree that the remedies provided for in this ARTICLE VIII shall be the Parties’ (other than the Holders’ Representative’s) sole and exclusive remedy with respect to any and all claims for any breach, inaccuracy, misrepresentation or nonperformance, as applicable, of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, whether based in contract, tort, strict liability, statute, common law or otherwise.
(f)    Indemnification Adjusts Purchase Price for Tax Purposes. Each Party shall, including retroactively, treat indemnification payments under this Agreement as well as exercises of the Offset Right as adjustments to the consideration paid in the Transactions for Tax purposes to the extent permitted under applicable Law.
(g)    No Subrogation. By virtue of approving the Mergers and the execution of a Written Consent and Joinder Agreement, each Consenting Holder (on behalf of itself and each Person affiliated with such Consenting Holder who has served as an officer, director, employee or consultant of the Company) shall agree not to make any claim for indemnification against any Parent Indemnified Person based on the fact that such Consenting Holder (or any Person affiliated with such Consenting Holder who has served as an officer, director, employee or consultant of the Company) was a controlling person, director, Employee or agent of the Company (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to Law, a Charter Document, a Contract or otherwise) with respect to any claim brought by a Parent Indemnified Person against any Consenting Holder (or any Person affiliated with such Consenting Holder who has served as an officer, director, employee or consultant of the Company) under or relating to this Agreement or any other Transaction Agreement or the Transactions. With respect to any claim brought by a Parent Indemnified Person against any Consenting Holder (or any Person affiliated with such Consenting Holder who has served as an officer, director, employee or consultant of the Company) under or relating to this Agreement, any Transaction Agreement or the Transactions, except with respect to claims to the extent actually covered by the D&O Tail Policy, each Consenting Holder (on behalf of itself and each Person affiliated with such Consenting Holder who has served as an officer, director, employee or consultant of the Company) shall further expressly waive any right of subrogation, contribution, advancement, indemnification or other claim against the Company and all other Parent Indemnified Persons with respect to any indemnification obligation or any other liability to which such Consenting Holder (or any Person affiliated with such Consenting Holder who has served as an officer, director, employee or consultant of the Company) may become subject under or in connection with this Agreement.

(h)    Specific Element of Consideration. The indemnification obligations of the Holders in this ARTICLE VIII are, without limitation, (i) a specific element of the consideration that induced Parent to enter into this Agreement and to perform its obligations as contemplated hereby and (ii) intended to be fully enforceable on the terms provided in this ARTICLE VIII.
8.5    Holders’ Representative.
(a)    Appointment. By voting in favor of the adoption of this Agreement, the approval of the principal terms of the Mergers, and the consummation of the Mergers or participating in the Mergers and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Mergers, each Holder shall irrevocably nominate, constitute and appoint Shareholder Representative Services LLC as the “Holders’ Representative” for all purposes in connection with this Agreement and the agreements ancillary hereto with full power of substitution, to act in the name, place and stead of the Holders for purposes of executing any documents and taking any actions that Holders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, including, without limitation, in connection with any claim for indemnification, compensation or reimbursement under this ARTICLE VIII. Shareholder Representative Services LLC hereby accepts its appointment as Holders’ Representative.
(b)    Authority. The Holders grant to Holders’ Representative full authority to execute, deliver, acknowledge, certify and file on behalf of each such Holder (in the name of any or all of the Holders or otherwise) any and all documents that Holders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as Holders’ Representative may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by this Section 8.5(b). Notwithstanding anything in any Transaction Agreement to the contrary: (i) each Indemnified Person shall be entitled to deal exclusively with Holders’ Representative on all matters relating to any claim for indemnification, compensation, reimbursement or set off (including Offset Rights) pursuant to ARTICLE VIII; and (ii) after Closing, Parent, each Parent Indemnified Person, and each Holder shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Holder by Holders’ Representative and on any other action taken or purported to be taken on behalf of any Holder by Holders’ Representative as fully binding upon such Holder. A decision, act, consent or instruction of Holders’ Representative after Closing, including an amendment, extension or waiver of this Agreement (or any provision hereof) pursuant to Section 9.4 or Section 9.5 shall constitute a decision of the Holders and shall be final, binding and conclusive upon the Holders. The Exchange Agent, Parent, Merger Sub A, Merger Sub B, and the Surviving Company may rely upon any such decision, act, consent or instruction of Holders’ Representative after Closing as being the decision, act, consent or instruction of the Holders. The Exchange Agent, Parent, Merger Sub A, Merger Sub B, and the Surviving Company are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of Holders’ Representative.
(c)    Power of Attorney. The powers, immunities and rights to indemnification granted to the Holders’ Representative hereunder: (a) are coupled with an interest and are irrevocable; (b) may be delegated by Holders’ Representative; (c) shall survive the death, incompetence, bankruptcy, dissolution or incapacity, as applicable, of each of the Holders and shall be binding on any successor thereto; and (d) shall survive the delivery of an assignment by any Holder of the whole or any fraction of his, her or its interest in the Indemnification Holdback Amount.
(d)    Replacement. The Holders’ Representative may resign at any time. If Holders’ Representative is dissolved, resigns or is otherwise unable to fulfill its responsibilities hereunder, the Holders shall (by consent of those Persons entitled, or who were entitled, to at least a majority of the Indemnification Hold-Back Shares), within ten (10) days after such dissolution, resignation or inability, appoint a successor to Holders’ Representative reasonably satisfactory to Parent. Any such successor shall succeed Holders’ Representative as Holders’ Representative hereunder. If for any reason there is no Holders’ Representative at any time, all references herein to Holders’ Representative shall be deemed to refer to the Holders who may take action by the written consent of Persons entitled to at least a majority of any further distributions hereunder.
(e)    Indemnification; Holders’ Representative Losses. The Holders’ Representative will incur no liability of any kind with respect to any action or omission by the Holders’ Representative in connection with the Holders’ Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Holders’ Representative’s gross negligence or willful misconduct. The Holders’ Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Holders will indemnify, defend and hold harmless the Holders’ Representative from and against Holders’ Representative Losses, in each case as such Holders’ Representative Loss is suffered or incurred; provided, that in the event that any such Holders’ Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Holders’ Representative, the Holders’ Representative will reimburse the Holders the amount of such indemnified Holders’ Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Holders’ Representative by the Holders, any such Holders’ Representative Losses may be recovered by the Holders’ Representative from (i) the funds in the Expense Fund and (ii) the Indemnification Hold-Back Cash Amount and the Indemnification Hold-Back Shares at such time as remaining amounts or shares would otherwise be distributable to the Holders; provided, that while this section allows the Holders’ Representative to be paid from the aforementioned sources of funds, this does not relieve the Holders from their obligation to promptly pay such Holders’ Representative Losses as they are suffered or incurred, nor does it prevent the Holders’ Representative from seeking any remedies available to it at law or otherwise. In no event will the Holders’ Representative be required to advance its own funds on behalf of the Holders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Holders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Holders’ Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Holders’ Representative or the termination of this Agreement.
(f)    Expense Fund. Upon the Closing, Parent shall wire the Expense Fund Amount to the Holders’ Representative. The Expense Fund Amount shall be held by the Holders’ Representative in a segregated client account and shall be used for the purposes of paying directly or reimbursing the Holders’ Representative for any third party expenses incurred pursuant to this Agreement and the agreements ancillary hereto (the “Expense Fund”). The Holders’ Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The parties agree that the Holders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund, and has no tax reporting or income distribution obligations. The Holders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Holders’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Holders’ Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Holders’ Representative’s responsibilities, the Holders’ Representative shall distribute the remaining Expense Fund (if any) to the Holders based on such Holder’s Pro Rata Portion, which shall be calculated with reference to all Holders and Company Optionholders rather than just Consenting Holders, except in the case of payments to employees or former employees of the Company for which employment tax withholding is required, which such amounts shall be delivered to Parent or the Surviving Company and paid through Parent’s or surviving corporation’s payroll processing service or system, as directed by the Holders’ Representative advisory committee. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Consenting Holders at the time of Closing.
ARTICLE IX

GENERAL PROVISIONS
9.1    Interpretation. The following rules shall apply to the interpretation and construction of the terms and provisions of this Agreement and the other Transaction Agreements:
(a)    Provisions.
(i)    When a reference is made in this Agreement or another Transaction Agreement to an “Article,” “Section,” “Exhibit” or “Schedule,” such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.
(ii)    The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(iii)    Whenever the words “include,” “includes,” or “including” are used in this Agreement or any other Transaction Agreement, such words shall be deemed to be followed by the words “without limitation.”

(iv)    The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement unless otherwise expressly indicated in the accompanying text.
(v)    The use of “or” is not intended to be exclusive unless otherwise expressly indicated in the accompanying text.
(vi)    The defined terms contained in this Agreement or any of the other Transaction Agreements are applicable to the singular as well as the plural forms of such terms. Reference to the masculine gender shall be deemed to also refer to the feminine gender and vice versa.
(vii)    A reference to documents, instruments or agreements also refers to all addenda, exhibits or schedules thereto.
(viii)    Any reference to a provision or part of a Law shall include a reference to that provision or part as it may be renumbered or amended from time to time and any successor provision or part or any renumbering or amendment thereof unless otherwise indicated herein.
(ix)    References to “deliver,” “furnish,” “provided” or “made available” means that such documents or information referenced are contained, as of a date which is at least two (2) Business Days prior to the Agreement Date, in the Company’s “Clear documents” electronic data room hosted by Box Inc.
(x)    When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
(b)    No Presumption. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall be used to favor or disfavor any Party by virtue of the authorship of any provision of this Agreement.
9.2    Notices. All notices, waivers, consents and other communications to any Party hereunder shall be in writing and shall be deemed given (i) when personally delivered, (ii) when receipt is electronically confirmed, if sent by email of a .pdf document, (iii) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with proof of receipt or (iv) three (3) Business Days after being sent by registered or certified mail, return receipt requested and postage prepaid, in each case to the Parties at the address, or if applicable, email address following such Party’s name below or such other address or email address as such Party may subsequently designate to the other Parties by notice in accordance with this Section 9.2:
If to Parent, Merger Sub A or Merger Sub B, to:

Invitae Corporation
1400 16th Street
San Francisco, CA 94103
Attention: Tom Brida, General Counsel
Email:
with copies (which shall not constitute notice) to:
Pillsbury Winthrop Shaw Pittman LLP
12255 El Camino Real, Suite 300
San Diego, CA 92130
Attention: Mike Hird
Email: mike.hird@pillsburylaw.com
If to the Company (prior to the Closing), to:
Clear Genetics, Inc.
2 Harrison St.
San Francisco, CA 94105
Attention: Moran Snir
Email:

with a copy (which shall not constitute notice) to:
Zysman, Aharoni, Gayer and Sullivan & Worcester LLP
1633 Broadway
New York, NY 10019
Attention: Scott Kaufman
Email: skaufman@sullivanlaw.com

and

LglBiz by Adv. Eliav Azulay Oz
10 Hamenofim St.,
3rd Fl., Suite 322
Herzeliya, 46725 Israel
Attention: Eliav Azulay Oz
Email:

If to Holders’ Representative or the Holders (following the Closing), to:
Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director
Telephone: (303) 648-4085

Facsimile: (303) 623-0294
Email: deals@srsacquiom.com
9.3    Assignment and Succession. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any of the Parties without the written consent of the other Parties, except that Parent, Merger Sub A or Merger Sub B may, without the prior consent of any other Party, collaterally assign this Agreement to any lender; provided that no such assignment shall relieve the assigning Party of any of its obligations hereunder. Any assignment of this Agreement or any of the rights, interests or obligations hereunder not permitted under this Section 9.3 shall be null and void ab initio. Subject to the foregoing terms of this Section 9.3, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.
9.4    Amendment or Supplement. Subject to the requirements of applicable Law, this Agreement may be amended at any time by execution of an instrument in writing identifying itself as an amendment signed, when amended prior to the Closing, by Parent, Merger Sub A, Merger Sub B and the Company and, when amended on or after the Closing, by Parent and Holders’ Representative. For purposes of this Section 9.4, the Consenting Holders have agreed pursuant to the Written Consent and Joinders that any amendment of this Agreement consented to by Holders’ Representative shall be binding on and enforceable against them, whether or not they have signed this Agreement or such amendment.
9.5    Waivers. No waiver of any provision of this Agreement shall be valid and binding unless it is in writing and signed by the Party against whom the waiver is to be effective. No failure on the part of any Party in exercising any right, privilege or remedy hereunder and no delay on the part of any Party in executing any right, privilege or remedy under this Agreement, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right hereunder. No notice to or demand on a Party made hereunder shall operate as a waiver of any right of the Party giving such notice or making such demand to take further action without notice or demand as permitted hereunder.
9.6    Entire Agreement. This Agreement, including the Schedules and Exhibits hereto and the other documents referred to herein which form a part hereof, and the Transaction Agreements and the Shareholder Representative Services LLC engagement letter contain the entire understanding of the Parties with respect to the subject matter contained herein and therein. This Agreement supersedes all prior and contemporaneous, agreements, arrangements, contracts, discussions, negotiations, undertakings and understandings (whether written or oral) between the Parties with respect to such subject matter (other than the Transaction Agreements).
9.7    No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under this Agreement, except (a) as otherwise provided in Section 5.16 and (b) that after the Closing, Parent Indemnified Persons shall be third party beneficiaries for purposes of enforcing the rights granted to such Parent Indemnified Persons. For the avoidance of doubt, no consent of any Indemnified Person shall be necessary to amend any provision of this Agreement.

9.8    Remedies Cumulative. Except as otherwise provided in this Agreement, all rights and remedies of each of the Parties shall be cumulative and the exercise of any one or more rights or remedies shall not preclude the exercise of any other right or remedy available hereunder or under applicable Law.
9.9    Specific Performance. The Parties agree that each of the Parties would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the other Parties could not be compensated adequately by monetary damages alone. Accordingly, the Parties agree that, in addition to any other remedy to which such Party may be entitled to at Law or in equity, each Party shall be entitled to temporary, preliminary and/or permanent injunctive relief or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the right to compel the other Parties to cause the Transactions to be consummated on the terms and subject to conditions set forth in this Agreement) without having to prove irreparable harm or that monetary damages would be inadequate. The Parties expressly waive any requirement under any Law that the other Parties obtain any bond or give any other undertaking in connection with any action seeking injunctive relief or specific performance of any of the provisions of this Agreement. Each of the Parties further agrees that in the event of any action for specific performance relating to this Agreement or the Transactions, such Party shall not assert and hereby waives the defense that a remedy at Law would be adequate or that specific performance is not an appropriate remedy for any reason in Law or equity.
9.10    Severability. If a court of competent jurisdiction finds that any term or provision of the Agreement is invalid, illegal or unenforceable under any Law or public policy, the remaining provisions of the Agreement shall remain in full force and effect if the economic and legal substance of this Agreement and the Transactions shall not be affected in any manner materially adverse to any Party. Any such term or provision found to be illegal, invalid or unenforceable only in part or in degree shall remain in full force and effect to the extent not invalid, illegal or unenforceable. Upon the determination that any term or provision is invalid, illegal or unenforceable, the Parties intend that such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent possible under applicable Law and compatible with the consummation of the Transactions as originally intended.
9.11    Costs and Expenses. Except as otherwise specified herein, whether or not the Transactions are consummated, each Party shall pay all costs and expenses it has incurred in connection with this Agreement and the Transactions.
9.12    Time of Essence. The Parties acknowledge that the Outside Date specified in Section 7.1(b) is essential and therefore agree that no Party wishing to terminate this Agreement in accordance with Section 7.1(b) shall be required to extend the Outside Date to allow any other Party to satisfy any condition or perform any obligation under this Agreement.
9.13    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original copy of this Agreement and all of which, when taken together, shall constitute one instrument. The exchange of copies of this Agreement and manually executed signature pages by transmission by email of a .pdf of a handwritten original signature or signatures to the other Parties shall constitute effective execution and delivery of this Agreement and may be used in lieu of the original Agreement for all purposes. The signature of a Party transmitted by electronic means shall be deemed to be an original signature for any purpose.
9.14    Governing Law. This Agreement and all claims or causes of action (whether sounding in contract or tort) arising under or related to this Agreement, shall be governed by and construed in accordance with, the Laws of the State of Delaware, without regard to any rule or principle that might refer the governance or construction of this Agreement to the Laws of another jurisdiction.
9.15    Exclusive Jurisdiction; Venue; Service of Process. In any action or proceeding between any of the Parties arising under or related to this Agreement, the other Transaction Agreements or the Transactions, each of the Parties (i) knowingly, voluntarily, irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state or federal courts located in the City and County of San Francisco, California, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts, (ii) agrees that all claims in respect of any such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 9.15, (iii) waives any objection to the laying of venue of any such action or proceeding in such courts, including any objection that any such action or proceeding has been brought in an inconvenient forum or that the court does not have jurisdiction over any Party and (iv) agrees that service of process upon such Party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 9.2, except in the case of the Holders. The Parties agree that any Party may commence a proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.
9.16    Consent to Representation; Privileged Communications. If the Holders’ Representative so desires, acting on behalf of the Holders and without the need for any consent or waiver by Parent, the Surviving Company or their Affiliates, Zysman, Aharoni, Gayer and Sullivan & Worcester LLP and/or Sullivan & Worcester LLP (“Sullivan”) and/or LglBiz by Adv. Eliav Azulay Oz ("LgLBiz") shall be permitted to represent the Holders’ Representative and/or any Holders and their Affiliates after the Closing in connection with any matter, including anything related to the Transactions, any other agreements referenced herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Sullivan and LgLBiz shall be permitted to represent the Holders’ Representative, the Holders, any of their agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction, or dispute (including any litigation, arbitration, or other adversary proceeding) with Parent, the Surviving Company or any of their agents or Affiliates under or relating to this Agreement, any of the Transactions, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any indemnification claims. Parent and the Company further agree that, as to all communications among Sullivan or LgLBiz and the Company (prior to the Closing), the Holders’ Representative and the Holders and their respective Affiliates (individually and collectively, the “Holder Group”) to the extent relating to the Transactions, the attorney-client privilege and the expectation of client confidence belongs solely to the Holder Group and may be controlled only by the Holder Group and shall not pass to or be claimed by Parent or the Surviving Company, because the interests of Parent and its Affiliates were directly adverse to the Company, the Holders and the Holders’ Representative at the time such communications were made. This right to the attorney-client privilege shall exist even if such communications may exist on the Company’s computer system or in documents in the Company’s possession. Notwithstanding the foregoing, in the event that a dispute arises between the Parent and the Surviving Company, on the one hand, and a Person other than a Party to this Agreement, on the other hand, after the Closing, the Surviving Company may assert the attorney-client privilege to prevent disclosure to such third-party of confidential communications by Sullivan or LgLBiz to the Company; provided, however, that the Surviving Company may not waive such privilege without the prior written consent of the Holders’ Representative.
* * *
[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

PARENT:	INVITAE CORPORATION
By: /s/ Sean E. George, Ph.D._____________
Name: Sean E. George, Ph.D.
Title: President and Chief Executive Officer

MERGER SUB A:	CATALINA MERGER SUB A INC.
By: /s/ Leigh Rubinstein ________________
Name: Leigh Rubinstein
Title: Chief Executive Officer

MERGER SUB B:	CATALINA MERGER SUB B LLC
By: /s/ Leigh Rubinstein ________________
Name: Leigh Rubinstein
Title: President

COMPANY:	CLEAR GENETICS, INC.
By: /s/ Moran Shochat Snir______________
Name: Moran Shochat Snir
Title: Chief Executive Officer

HOLDERS’ REPRESENTATIVE:	SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Holders’ Representative
By: /s/ Sam Riffe_____________________
Name: Sam Riffe
Title: Managing Director